Exhibit 4.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CENTURI HOLDINGS, INC.

Centuri Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware, pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, as it may be amended and supplemented (the “DGCL”), hereby certifies as follows:

1.

The corporation was formed in the State of Delaware on June 9, 2023 upon the filing of a Certificate of Incorporation (as in effect immediately prior to the adoption and effectiveness hereof, the “Original Certificate of Incorporation”) with the Secretary of State of the State of Delaware.

2.

This Amended and Restated Certificate of Incorporation, which restates, integrates and further amends the Original Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the DGCL and by the written consent of its sole stockholder in accordance with Section 228 of the DGCL, and is to become effective as of 11:59 PM, Eastern Time, on April 11, 2024.

3.	The Original Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME OF CORPORATION

The name of the corporation is Centuri Holdings, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE; REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801. The name of the Corporation’s registered agent at such address is National Registered Agents, Inc. The Corporation may have such other offices, either within or without the State of Delaware, as the Board of Directors of the Corporation (the “Board of Directors”) may designate or as the business of the Corporation may from time to time require.

ARTICLE III

PURPOSE

The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized and incorporated under the DGCL.

ARTICLE IV

STOCK

Section 4.1. Authorized Stock. The total number of authorized shares of capital stock of the Corporation shall be nine hundred and thirty-five million shares (935,000,000) shares, which shall be divided into two classes as follows: (a) eight hundred and fifty million shares (850,000,000) shares of common stock par value $0.01 per share (the “Common Stock”) and (b) eighty-five million shares (85,000,000) shares of preferred stock par value $0.01 per share (the “Preferred Stock”).

Section 4.2. Common Stock.

(a) Except as otherwise provided by law, by this Amended and Restated Certificate of Incorporation, or by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the right to vote on all matters, including the election of directors. Each holder of record of Common Stock shall be entitled to one vote for each share of Common Stock standing in the name of the stockholder on the books of the Corporation; provided however, that, prior to a Termination Event (as defined below), with respect to any proposal to amend, alter or repeal, or adopt any provision inconsistent with, (i) Section 6.8 of this Amended and Restated Certificate of Incorporation, (ii) any other provision of this Amended and Restated Certificate of Incorporation or any provision of the Amended and Restated Bylaws of the Corporation (as amended, restated or otherwise modified from time to time, the “Bylaws”) that references the Separation Agreement or the Tax Matters Agreement (each as defined below), (iii) Exhibit A to this Amended and Restated Certificate of Incorporation, or (iv) Exhibit B to this Amended and Restated Certificate of Incorporation (collectively, the “Separation Agreement Related Provisions”), SWX (as defined below) shall be entitled to a number of votes (which may be a fraction) for each share of Common Stock held of record by SWX on the record date for determining stockholders entitled to vote on such proposal that is equal to the greater of (A) one and (B) the quotient of (i) the sum of (y) the aggregate votes entitled to be cast by all holders of capital stock of the Corporation (including Common Stock and Preferred Stock) other than SWX on such proposal plus (z) one divided by (ii) the number of shares of Common Stock held of record by SWX on the record date for determining stockholders entitled to vote on such proposal (and, in such case, every reference in this Certificate of Incorporation or the Bylaws to a majority or other proportion of stock, voting stock or shares shall refer to such majority or other proportion of the votes of such stock, voting stock or shares as calculated pursuant to this Section 4.2). The proviso in the immediately preceding sentence shall be disregarded in determining any percentage of voting power of shares Beneficially Owned (as defined below) or outstanding for purposes of Section 7.2, Section 8.4, Section 8.7, and Article XIII of this Amended and Restated Certificate of Incorporation (including the definition of “Voting Stock” contained therein such that each share of Common Stock shall be deemed to cast one vote per share for purposes of such definition).

(b) Subject to any rights granted to holders of shares of any class or series of Preferred Stock then outstanding, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property, stock or otherwise as may be declared thereon by the Board of Directors at any time and from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to any rights granted to holders of shares of any class or series of Preferred Stock then outstanding, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.3. Preferred Stock. Shares of Preferred Stock may be authorized and issued in one or more series. The Board of Directors (or any committee to which it may duly delegate the authority granted in this ARTICLE IV) is hereby empowered, by resolution or resolutions, to authorize the issuance from time to time of shares of Preferred Stock in one or more series for such consideration and for such corporate purposes as the Board of Directors (or such committee thereof) may from time to time determine, and by filing a certificate pursuant to applicable law of the State of Delaware as it presently exists or may hereafter be amended to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof to the fullest extent now or hereafter permitted by this Amended and Restated Certificate of Incorporation and the laws of the State of Delaware, including, without limitation, voting rights (if any), dividend rights, dissolution rights, conversion rights, exchange rights and redemption rights thereof, as shall be stated and expressed in a resolution or resolutions adopted by the Board of Directors (or such committee thereof) providing for the issuance of such series of Preferred Stock. Each series of Preferred Stock shall be distinctly designated.

The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(a) the designation of the series, which may be by distinguishing number, letter or title;

(b) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the certificate of designations governing such series) increase or decrease (but not below the number of shares thereof then outstanding);

(c) the amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

(d) the dates at which dividends, if any, shall be payable;

(e) the redemption rights and price or prices, if any, for shares of the series;

(f) the terms and amount of any sinking fund provided for purchase or redemption of shares of the series;

(g) the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(h) whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(i) the restrictions on the issuance of shares of the same series or of any other class or series; and

(j) the voting rights, if any, of the holders of shares of the series.

The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

ARTICLE V

TERM

The term of existence of the Corporation shall be perpetual.

ARTICLE VI

BOARD OF DIRECTORS AND MANAGEMENT OF CORPORATION

Section 6.1. Number of Directors. Subject to any rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances and, prior to a Termination Event, to the Separation Agreement dated April 11, 2024, by and between Southwest Gas Holdings, Inc. and the Corporation in the form attached to this Amended and Restated Certificate of Incorporation as Exhibit A (the “Separation Agreement”), the number of directors which shall constitute the Board of Directors shall be fixed from time to time exclusively pursuant to a resolution adopted by the Board of Directors, but shall consist of at least six (6) directors and no more than thirteen (13) directors; provided, however, that, prior to a Termination Event, the Board of Directors may consist of more than thirteen (13) directors (plus any additional directors elected by the holders of any class or series of Preferred Stock under specified circumstances) if, and only if, necessary for the Corporation to comply with Section 8.3 (or any successor provision thereof) of the Separation Agreement; provided, further, that for the avoidance of doubt, from and after a Trigger Event (as defined below), references herein to the Separation Agreement shall have the meaning provided in Section 6.8 of this Amended and Restated Certificate of Incorporation.

Section 6.2. Election of Directors. Subject to the right of the holders of any class or series of Preferred Stock to elect one or more directors of the Corporation, each director shall be elected to hold office for a term expiring at the next annual meeting of stockholders, and shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal; provided, however, that, prior to a Termination Event, upon any Disqualification Date (as defined in the Separation Agreement), the applicable Relevant Designated Directors (as defined in the Separation Agreement) shall cease to be qualified and the terms of office of such Relevant Designated Directors shall end. Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

Section 6.3. Newly Created Directorships and Vacancies. Subject to applicable law and the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, shall be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, or the sole remaining director, and directors so appointed shall hold office until such director’s successor has been duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. Notwithstanding the foregoing, if, prior to a Termination Event, (i) a director who was designated for nomination by Southwest Gas Holdings (as defined below) pursuant to the Separation Agreement or a director who was otherwise designated by Southwest Gas Holdings pursuant to the Separation Agreement ceases to serve, or is not elected, as a director for any reason or (ii) Southwest Gas Holdings is entitled to have one or more directors nominated or appointed to the Board of Directors pursuant to the Separation Agreement due to an increase in the size of the Board of Directors, then any such vacancies or newly created directorships shall be filled in compliance with the Separation Agreement. No decrease in the number of authorized directors constituting the total number of directors that the Corporation would have if there were no vacancies shall shorten the term of any incumbent director.

Section 6.4. Removal of Directors. Any director may be removed from office at any time with or without cause, but only by the affirmative vote of the holders of a two-thirds of the outstanding shares of capital stock of the Corporation entitled to vote generally for the election of directors at a meeting called for that purpose.

Section 6.5. Rights of Holders of Preferred Stock. Notwithstanding the provisions of this ARTICLE VI, whenever the holders of one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies, and other features of such directorship shall be governed by the rights of such Preferred Stock as set forth in the certificate of designations governing such series.

Section 6.6. No Cumulative Voting. Except as may otherwise be set forth in the resolution or resolutions of the Board of Directors providing the issuance of a series of Preferred Stock, and then only with respect to such series of Preferred Stock, cumulative voting in the election of directors is specifically denied.

Section 6.7. Stockholder Business. Advance notice of stockholder nominations for the election of directors and of any stockholder proposals to be considered at any annual or special stockholder meeting shall be given in the manner provided in the Bylaws.

Section 6.8. Management of Company. The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors and shall be conducted in accordance with the Bylaws and, prior to a Termination Event, the Separation Agreement. In furtherance of the foregoing, prior to a Termination Event, the requirements for composition of any committee or subcommittee of the Board of Directors, qualifications to be chosen as Chair of the Board of Directors, and approvals required to take the actions set forth in the Separation Agreement (in addition to any approvals otherwise required by applicable law) shall be those as are set forth in the Separation Agreement, without limitation thereof. Notwithstanding anything in this Amended and Restated Certificate of Incorporation to the contrary, prior to a Termination Event (i) the Corporation is not authorized to engage in any act or activity that would constitute a breach by the Corporation of the Separation Agreement, including by any amendment to this Amended and Restated Certificate of Incorporation (whether directly or indirectly by amendment, merger, consolidation, domestication, transfer, continuance, recapitalization, reclassification, waiver, statutory conversion, or otherwise), and (ii) the Corporation shall lack the power to engage in any such act or activity, which shall be void ab initio unless (in the case of either of clauses (i) or (ii)) such act or activity is approved, or ratified after such act or activity occurs, by SWX. For the avoidance of doubt, a breach of the Separation Agreement shall not occur if an act or activity would constitute a breach of a contractual right of one or more of the parties to the Separation Agreement and such right has been waived (either by a limited waiver or otherwise) by such parties. Prior to a Trigger Event (as defined below), references herein and in the Separation Agreement to the “Tax Matters Agreement” shall be to the Tax Matters Agreement dated April 11, 2024, by and between Southwest Gas Holdings, Inc. and the Corporation in the form attached hereto as Exhibit B. The Corporation shall maintain a copy of all Ancillary Agreements (as defined in the Separation Agreement) (other than the Tax Matters Agreement) at the principal offices of the Corporation and a copy thereof shall be provided free of charge to any stockholder who makes a request therefor. In addition, the Corporation shall provide prompt notice of any amendment to any such Ancillary Agreement (other than the Tax Matters Agreement) to its stockholders; provided that if the Common Stock is then listed on a national securities exchange, such notice may be deemed given if disclosed in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to § 13, § 14 or § 15(d) (15 U.S.C. § 78m, § 77n or § 78o(d)) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), or the corresponding provisions of any subsequent United States federal securities laws, rules or regulations (such a document, a “Public Filing”). Notwithstanding anything in this Amended and Restated Certificate of Incorporation to the contrary, upon a Trigger Event, references to the “Separation Agreement” contained herein shall mean the Separation Agreement dated April 11, 2024, by and between Southwest Gas Holdings, Inc. and the Corporation as it may be amended from time to time by the parties thereto in accordance with its terms, and not to the Separation Agreement in the form attached to this Amended and Restated Certificate of Incorporation as Exhibit A, and references to the Tax Matters Agreement contained herein and in the Separation Agreement shall mean the

Tax Matters Agreement dated April 11, 2024, by and between Southwest Gas Holdings, Inc. and the Corporation as it may be amended from time to time by the parties thereto in accordance with its terms, and not to the Tax Matters Agreement in the form attached to this Amended and Restated Certificate of Incorporation as Exhibit B, and in such case, in lieu of the immediately preceding two sentences (i) a copy of the Separation Agreement and of the Tax Matters Agreement, each as amended from time to time, will be maintained at the principal offices of the Corporation and shall be provided free of charge to any stockholder who makes a request therefor and (ii) the Corporation shall provide prompt notice of any amendment of the Separation Agreement or Tax Matters Agreement, as applicable, to its stockholders; provided that if the Common Stock is then listed on a national securities exchange, such notice shall be deemed given if disclosed in a Public Filing. For this purpose, a “Trigger Event” means that SWX has delivered a written notice to the Corporation that there has occurred either a judicial decision, which decision need not be issued in a litigation involving the Corporation, or the enactment of a law of the State of Delaware that, in either case, SWX has determined in good faith either (i) resulted in the obligations of the Corporation or the Board of Directors contained in the Separation Agreement being, or confirmed, expressly or impliedly, that the obligations of the Corporation or the Board of Directors contained in the Separation Agreement are, as applicable, enforceable against the Corporation or the Board of Directors (as applicable) regardless of whether or not they are contained in this Amended and Restated Certificate of Incorporation or (ii) resulted in the provisions of this Amended and Restated Certificate of Incorporation being, or confirmed, expressly or impliedly, that the provisions of this Amended and Restated Certificate of Incorporation are, permitted to be dependent on the Separation Agreement (including with respect to references therein to the Tax Matters Agreement) without the Separation Agreement or Tax Matters Agreement having been attached as an Exhibit hereto or otherwise included herein (any such result or confirmation, a “Trigger Time Effect”). For the avoidance of doubt, if such a judicial decision or law requires action of the Board of Directors or stockholders to have a Trigger Time Effect, then such judicial decision or law will be deemed to have a Trigger Time Effect at the time the Board of Directors or stockholders, as applicable, takes such action. The Corporation shall provide prompt notice of a Trigger Event to its stockholders; provided that if the Common Stock is then listed on a national securities exchange, such notice shall be deemed given if disclosed in a Public Filing. For purposes of this Amended and Restated Certificate of Incorporation, a “Termination Event” shall mean termination of the Separation Agreement pursuant to its terms.

Section 6.9. Severability. If any provision or provisions of this ARTICLE VI shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this ARTICLE VI (including, without limitation, each portion of any paragraph of this ARTICLE VI containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this ARTICLE VI (including, without limitation, each such portion of any paragraph of this ARTICLE VI containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE VII

STOCKHOLDER ACTION

Section 7.1. Special Meetings of Stockholders. Special meetings of the stockholders may be called only by or at the direction of (i) the Chair of the Board of Directors, (ii) the chief executive officer of the Corporation or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies, and any power of stockholders to call a special meeting is specifically denied. At any special meeting of stockholders, only such business shall be conducted or considered as shall have been properly brought before the meeting pursuant to the Corporation’s notice of meeting.

Section 7.2. Stockholder Action by Written Consent. For so long as Southwest Gas Holdings Beneficially Owns at least 50% of the total voting power of the outstanding shares of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation at an annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the Corporation’s capital stock entitled to vote thereon were present and voted and delivered to the Corporation in the manner provided by law. If Southwest Gas Holdings does not Beneficially Own 50% or more of the total voting power of the outstanding shares of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

ARTICLE VIII

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Section 8.1. General. As used in this Amended and Restated Certificate of Incorporation, (i) (A) “Southwest Gas Holdings” shall mean Southwest Gas Holdings, Inc., a Delaware corporation, any and all successors to Southwest Gas Holdings, Inc. by way of merger, consolidation or sale of all or substantially all of its assets or equity (collectively, “SWX”), and any and all corporations, partnerships, joint ventures, limited liability companies, associations and other entities (i) in which SWX owns, directly or indirectly, more than 50% of the outstanding voting stock, voting power, partnership interests or similar ownership interests, (ii) of which SWX otherwise directly or indirectly controls or directs the policies or operations or (iii) that would be considered subsidiaries of SWX within the meaning of Regulation S-K or Regulation S-X of the general rules and regulations under the Securities Act of 1933, as amended (the “Securities Act”); provided, however, that the term “Southwest Gas Holdings” shall not include the Corporation or any entities (B) (i) in which the Corporation owns, directly or indirectly, more than 50% of the outstanding voting stock, voting power, partnership interests or similar ownership interests, (ii) of which the Corporation otherwise directly or indirectly controls or directs the policies or operations or (iii) that would be considered subsidiaries of the Corporation within the meaning of Regulation S-K or Regulation S-X of the general rules and regulations under the Securities Act (such entities, in clause (B)(i) – (iii) being collectively referred to as “Affiliated Companies”) and (ii) the term “Beneficially Own” shall have the meaning set forth in Section 13(d) of the Exchange Act; provided that, for purposes of Article XIII, the term “Beneficially Own” shall have the meaning set forth therein.

In recognition and anticipation that (i) the Corporation will not be a wholly-owned subsidiary of Southwest Gas Holdings and that Southwest Gas Holdings may continue to be a significant stockholder of the Corporation, (ii) directors, officers and/or employees of Southwest Gas Holdings may serve as directors, officers and/or employees of the Corporation, (iii) Southwest Gas Holdings may engage in the same, similar or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, (iv) Southwest Gas Holdings may have an interest in the same areas of corporate opportunity as the Corporation and Affiliated Companies, (v) the Corporation may derive benefits through its continued contractual, corporate and business relations with Southwest Gas Holdings (including service of officers and directors of Southwest Gas Holdings as directors of the Corporation), (vi) any director, who desires and endeavors fully to satisfy such director’s fiduciary duties, may experience difficulties in determining the full scope of such duties in any particular situation, and (vii) as a consequence of the foregoing, it is in the best interests of the Corporation that the respective rights and obligations of the Corporation and of Southwest Gas Holdings, and the duties of any directors, officers and/or employees of the Corporation or any Affiliated Company who are also directors, officers and/or employees of Southwest Gas Holdings, be determined and delineated in respect of any transactions between, or opportunities that may be suitable for both, the Corporation and Affiliated Companies, on the one hand, and Southwest Gas Holdings, on the other hand, the sections of this ARTICLE VIII shall, to the fullest extent permitted by law, regulate and define the conduct of certain of the business and affairs of the Corporation and any Affiliated Company in relation to Southwest Gas Holdings and the conduct of certain affairs of the Corporation and any Affiliated Company as they may involve Southwest Gas Holdings and its directors, officers and/or employees, and the power, rights, duties and liabilities of the Corporation and any Affiliated Company and their respective directors, officers, employees and stockholders in connection therewith.

For purposes of this ARTICLE VIII, “corporate opportunities” shall include, but not be limited to, business opportunities which the Corporation or Affiliated Companies are financially, contractually or legally able to undertake, which are, from their nature, in the line of the Corporation’s or Affiliated Companies’ business, are of practical advantage to it and are ones in which the Corporation or Affiliated Companies would have an interest or a reasonable expectancy, and in which, by embracing the opportunities or allowing such opportunities to be embraced by Southwest Gas Holdings, the self-interest of Southwest Gas Holdings or its directors, officers and/or employees will be brought into conflict with that of the Corporation or Affiliated Companies.

Nothing in this ARTICLE VIII creates or is intended to create any fiduciary duty on the part of Southwest Gas Holdings, the Corporation, any Affiliated Company, or any stockholder, director, officer or employee of any of them that does not otherwise exist under the laws of the State of Delaware and nothing in this ARTICLE VIII expands any such duty of any such person that may now or hereafter exist under the laws of the State of Delaware.

To the fullest extent permitted by law, any person purchasing or otherwise acquiring any shares of capital stock of the Corporation, or any interest therein, shall be deemed to have notice of and to have consented to the provisions of this ARTICLE VIII.

If any provision or provisions of this ARTICLE VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this ARTICLE VIII (including, without limitation, each portion of any paragraph of this ARTICLE VIII containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this ARTICLE VIII (including, without limitation, each such portion of any paragraph of this ARTICLE VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Section 8.2. Certain Agreements and Transactions Permitted.

(a) No contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) between the Corporation or any of its Affiliated Companies, on the one hand, and Southwest Gas Holdings, on the other hand, shall be void or voidable solely for the reason that Southwest Gas Holdings is a party thereto, or solely because any directors or officers of the Corporation or any of its Affiliated Companies who are affiliated with Southwest Gas Holdings are present at or participate in the meeting of the Board of Directors or committee thereof or are signatories to a written consent of the Board of Directors or committee thereof, which authorizes the contract, agreement, arrangement, transaction, amendment, modification or termination or solely because his or her votes are counted for such purpose, and subject to the foregoing, any such contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) shall be governed by the provisions of this Amended and Restated Certificate of Incorporation, the Bylaws, the DGCL and other applicable law.

(b) Directors of the Corporation who are also directors, officers or employees of Southwest Gas Holdings may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee thereof that authorizes or approves any such contract, agreement, arrangement or transaction (or amendment, modification or termination thereof). Shares of Common Stock owned by Southwest Gas Holdings may be counted in determining the presence of a quorum at a meeting of stockholders that authorizes or approves any such contract, agreement, arrangement or transaction (or amendment, modification or termination thereof).

(c) The Corporation may from time to time enter into and perform, and cause or permit any Affiliated Company to enter into and perform, one or more contracts, agreements, arrangements or transactions (or any amendment, modification or termination thereof) with Southwest Gas Holdings pursuant to which the Corporation or an Affiliated Company, on the one hand, and Southwest Gas Holdings, on the other hand, agree to engage in transactions of any kind or nature with each other and/or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other, including to allocate, and to cause their respective directors, officers and/or employees (including any who are directors, officers and/or employees of both) to allocate opportunities between them or to refer opportunities to each other. Subject to Section 8.4, no such contract, agreement, arrangement or transaction, or the performance thereof by the

Corporation or any Affiliated Company, or Southwest Gas Holdings, shall, to the fullest extent permitted by law, (i) be considered contrary to (x) any fiduciary duty that any director, officer, or employee of the Corporation or any Affiliated Company who is also a director, officer or employee of Southwest Gas Holdings may owe or be alleged to owe to the Corporation or any such Affiliated Company, or to any stockholder thereof, or (y) any legal duty or obligation Southwest Gas Holdings may be alleged to owe on any basis or (ii) be considered a failure to act in (or not opposed to) the best interests of the Corporation or any of its Affiliated Companies or their respective stockholders or equityholders or the derivation of any improper personal benefit, in all cases, notwithstanding the provisions of this Amended and Restated Certificate of Incorporation stipulating to the contrary. Subject to Section 8.4, to the fullest extent permitted by law, no director, officer or employee of the Corporation or any Affiliated Company who is also a director, officer or employee of Southwest Gas Holdings shall have or be under any fiduciary duty to the Corporation or any Affiliated Company to refer any corporate opportunity to the Corporation or any Affiliated Company or to refrain from acting on behalf of the Corporation or any Affiliated Company or of Southwest Gas Holdings in respect of any such contract, agreement, arrangement or transaction or performing any such contract, agreement, arrangement or transaction in accordance with its terms.

Section 8.3. Authorized Business Activities. Without limiting the other provisions of this ARTICLE VIII, Southwest Gas Holdings and its directors, officers and/or employees, shall have no duty to communicate information regarding a corporate opportunity to the Corporation or any Affiliated Company, or to refrain from (i) engaging in the same or similar activities or lines of business as the Corporation or any Affiliated Company, (ii) doing business with any client, customer or vendor of the Corporation or any Affiliated Company, or (iii) employing or otherwise engaging any director, officer or employee of the Corporation or any Affiliated Company. To the fullest extent permitted by law, except as provided in Section 8.4, no officer, director or employee of the Corporation or any Affiliated Company who is also a director, officer or employee of Southwest Gas Holdings shall be deemed to have breached his or her fiduciary duties, if any, to the Corporation or any Affiliated Company solely by reason of Southwest Gas Holdings’ engaging in any such activity.

Section 8.4. Corporate Opportunities. Except as otherwise agreed in writing between the Corporation and Southwest Gas Holdings, for so long as Southwest Gas Holdings Beneficially Owns more than 10% of the total voting power of the outstanding shares of the Corporation or otherwise has one or more directors, officers or employees serving as a director, officer or employee of the Corporation or any Affiliated Company, in the event that a director, officer or employee of the Corporation or any Affiliated Company who is also a director, officer or employee of Southwest Gas Holdings acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation (or any Affiliated Company) and Southwest Gas Holdings, such director, officer or employee shall to the fullest extent permitted by law have fully satisfied and fulfilled his or her fiduciary duty, if any, with respect to such corporate opportunity, and the Corporation or any Affiliated Company to the fullest extent permitted by law renounces any interest or expectancy in such business opportunity, waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any Affiliated Company and agrees that such corporate opportunity shall belong to Southwest Gas Holdings, if such director, officer or employee acts in a manner consistent with the following policy: such a corporate opportunity offered to any person who is a director, officer or employee of the Corporation or any Affiliated Company and who is also a director, officer or employee of Southwest Gas Holdings shall belong to the Corporation or any Affiliated Company only if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation (a “Specified Opportunity”).

The foregoing policy, and the action of any director, officer or employee of Southwest Gas Holdings, the Corporation or any Affiliated Company taken in accordance with, or in reliance upon, the foregoing policy is, to the fullest extent permitted by law, deemed and presumed to be fair to the Corporation and any Affiliated Company.

Except as otherwise agreed in writing between the Corporation and Southwest Gas Holdings, if a director, officer or employee of the Corporation or any Affiliated Company, who also serves as a director, officer or employee of Southwest Gas Holdings, acquires knowledge of a potential corporate opportunity for both the Corporation (or any Affiliated Company) and Southwest Gas Holdings in any manner not addressed by this ARTICLE VIII, such director, officer or employee shall have no duty to communicate or present such corporate opportunity to the Corporation or any Affiliated Company and shall to the fullest extent permitted by law not be liable to the Corporation or its stockholders or any of the Corporation’s Affiliated Companies or their respective stockholders or equityholders for breach of fiduciary duty as a director, officer or employee of the Corporation or any Affiliated Company or other duty as a stockholder of the Corporation or otherwise by reason of the fact that Southwest Gas Holdings pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or does not present such corporate opportunity to the Corporation, and the Corporation and any Affiliated Company to the fullest extent permitted by law shall be deemed to have renounced any interest or expectancy in such corporate opportunity and to have waived any claim that such corporate opportunity constituted a corporate opportunity that should be presented to the Corporation or any Affiliated Company.

Section 8.5. Delineation of Indirect Interests. To the fullest extent permitted by law, no director, officer or employee of the Corporation or any Affiliated Company shall be deemed to have an indirect interest in any matter, transaction or corporate opportunity that may be received or exploited by, or allocated to, Southwest Gas Holdings, merely by virtue of being a director, officer or employee of Southwest Gas Holdings, unless such director, officer or employee’s role with Southwest Gas Holdings involves direct responsibility for such matter, in his or her role with Southwest Gas Holdings, such director, officer or employee exercises supervision over such matter, or the compensation of such director, officer or employee is materially affected by such matter. Such director, officer or employee’s compensation shall not be deemed to be materially affected by such matter if it is only affected by virtue of its effect on the value of Southwest Gas Holdings capital stock generally or on Southwest Gas Holdings’ results or performance on an enterprise-wide basis.

Section 8.6. Special Approval Procedures. If, notwithstanding the provisions of this ARTICLE VIII, it is deemed desirable by Southwest Gas Holdings, the Corporation or an Affiliated Company or any other party that the Corporation take action with specific regard to a particular transaction, corporate opportunity or a type or series of transactions or corporate opportunities to ensure, out of an abundance of caution, that such transaction or transactions are not voidable, or that such an opportunity or opportunities are effectively disclaimed, the Corporation may employ any of the following procedures:

(a) the material facts of the transaction and the director’s, officer’s or employee’s interest are disclosed or known to the Board of Directors or a duly appointed committee of the Board of Directors and the Board of Directors or such committee authorizes, approves, or ratifies the transaction by the affirmative vote or consent of a majority of the directors (or committee members) who have no direct or indirect interest in the transaction and, in any event, of at least two directors (or committee members); or

(b) the material facts of the transaction and the director’s interest are disclosed or known to the stockholders entitled to vote and they authorize, approve or ratify such transaction.

The interested director or directors may be counted in determining the presence of a quorum at such meeting. The presence of, or a vote cast by, a director with a direct or indirect interest in the transaction does not affect the validity of any actions taken under clause (a) above.

To the fullest extent permitted by law, one or more matters, transactions or corporate opportunities approved pursuant to any of the foregoing procedures are not void or voidable and shall not give rise to any equitable relief or damages or other sanctions against any director, officer, employee or stockholder (including Southwest Gas Holdings) of the Corporation or any Affiliated Company on the ground that the matter, transaction or corporate opportunity should have first been offered to the Corporation or any Affiliated Company. Nothing in this ARTICLE VIII requires any matter to be considered by the Board of Directors or the stockholders of the Corporation and, in all cases, directors, officers and employees of the Corporation and any Affiliated Company are authorized to refrain from bringing a matter otherwise addressed in this ARTICLE VIII before the Board of Directors or the stockholders for consideration unless such matter is required to be considered by the Board of Directors or stockholders, as applicable, under the laws of the State of Delaware or, with respect to presenting matters to the Board of Directors, is a Specified Opportunity. This ARTICLE VIII shall not be construed to invalidate any contract or other transaction which would otherwise be valid under the common, equitable, or statutory law applicable thereto.

Section 8.7. Amendment; Terminations.

(a) Except as otherwise agreed in writing between the Corporation and Southwest Gas Holdings, the provisions of this ARTICLE VIII shall have no further force or effect at such time when (i) Southwest Gas Holdings Beneficially Owns 10% or less of the total voting power of the outstanding shares of the Corporation and (ii) has no directors, officers or employees serving as a director, officer or employee of the Corporation or any Affiliated Company.

(b) Anything in this Amended and Restated Certificate of Incorporation to the contrary notwithstanding, no amendment, alteration, change, repeal or termination (including pursuant to Section 8.7(a)) of this ARTICLE VIII, nor the adoption of a provision inconsistent with this ARTICLE VIII, shall eliminate or reduce the effect of such provisions with respect to (i) any matter occurring, or any action or proceeding accruing or arising, prior to such amendment, alteration, change, repeal, termination or adoption of an inconsistent provision or (ii) any agreement, arrangement or other understanding between the Corporation and/or an Affiliated Company, on the one hand, and Southwest Gas Holdings, on the other hand, that was entered into prior to such amendment, alteration, change, repeal, termination or adoption of an inconsistent provision or any transaction entered into in the performance of such agreement, arrangement or other understanding, whether entered into before or after such time.

ARTICLE IX

DIRECTOR AND OFFICER LIABILITY

To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable either to the Corporation or to any of its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. If the DGCL hereafter is amended to further eliminate or limit the liability of a director or officer, then a director or officer of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended DGCL.

ARTICLE X

INDEMNIFICATION

Section 10.1. In General. Each person who was or is a party or is otherwise threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “Proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was, at any time during which this ARTICLE X is in effect (whether or not such person continues to serve in such capacity at the time any indemnification or advancement of expenses pursuant hereto is sought or at the time any Proceeding relating thereto exists or is brought), a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation (hereinafter, a “Covered Person”) will be (and will be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor of the Corporation by merger or otherwise) to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater indemnification rights than said law permitted the Corporation to provide prior to such amendment or modification), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection with such Proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful. Such indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation or ceased serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation, and will inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing, except as provided in Section 10.3, the Corporation will indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors.

Section 10.2. Advance of Expenses. To the fullest extent authorized by the DGCL as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater rights to advancement of expenses than said law permitted the Corporation to provide prior to such amendment or modification), each Covered Person will have (and will be deemed to have a contractual right to have) the right, without the need for any action by the Board of Directors, to be paid by the Corporation (and any successor of the Corporation by merger or otherwise) the expenses incurred in connection with defending any Proceeding in advance of its final disposition (as defined below), such advances to be paid by the Corporation within twenty (20) days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not, except to the extent specifically required by applicable law, in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter, the “Undertaking”) by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal (a “final disposition”) that such director or officer is not entitled to be indemnified for such expenses under this ARTICLE X or otherwise.

Section 10.3. Right of Claimant to Bring Suit. If a claim for indemnification under this ARTICLE X is not paid in full by the Corporation within thirty (30) days after a written claim therefor by a Covered Person has been received by the Corporation, or if a request for advancement of expenses under Section 10.2 is not paid in full by the Corporation within twenty (20) days after a statement pursuant to Section 10.2 and the required Undertaking, if any, have been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim for indemnification or request for advancement of expenses, as applicable, and, if successful, in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action for indemnification that, under the DGCL, the claimant has not met the standard of conduct which makes it permissible for the Corporation to indemnify the claimant for the amount claimed, or to a claim for advancement that the claimant is not entitled to the requested advancement of expenses, but (except where the required Undertaking, if any, has not been tendered to the Corporation) the burden of proving such defense will be on the Corporation. Neither the failure of the Corporation (including its Disinterested Directors (as defined in the Bylaws), Independent Counsel (as defined in the Bylaws) or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances, nor an actual determination by the Corporation (including its Disinterested Directors, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 10.4. Contract Rights; Amendment and Repeal; Non-Exclusivity of Rights.

(a) All of the rights conferred in this ARTICLE X, as to indemnification, advancement of expenses and otherwise, shall be contract rights between the Corporation and each Covered Person to whom such rights are extended that vest at the commencement of such Covered Person’s service to or at the request of the Corporation and (i) any amendment or modification of this ARTICLE X that in any way diminishes or adversely affects any such rights shall be prospective only and shall not in any way diminish or adversely affect any such rights with respect to such person; and (ii) all of such rights shall continue as to any such Covered Person who has ceased to be a director or officer of the Corporation or ceased to serve at the Corporation’s request as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as described herein, and shall inure to the benefit of such Covered Person’s heirs, executors and administrators.

(b) All of the rights conferred in this ARTICLE X, as to indemnification, advancement of expenses and otherwise shall not be exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled or hereafter acquire under any statute, provision of the Amended and Restated Certificate of Incorporation or the Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise both as to action in such person’s official capacity and as to action in another capacity while holding such office. No amendment, modification or repeal of this ARTICLE X shall adversely affect any right or protection of a person that exists at the time of such amendment, modification or repeal.

Section 10.5. Insurance; Other Indemnification and Advancement of Expenses.

(a) The Corporation may maintain insurance, at its expense, to protect itself and any current or former director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

(b) Without limiting the provisions of Section 10.1 or 10.2, the Corporation may, to the extent authorized from time to time by the Board of Directors or the Chair of the Board of Directors, grant rights to indemnification and rights to advancement of expenses incurred in connection with any Proceeding in advance of its final disposition, to any current or former officer, employee or agent of the Corporation to the fullest extent permitted by applicable law.

Section 10.6. Severability. If any provision or provisions of this ARTICLE X shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this ARTICLE X (including, without limitation, each portion of any paragraph of this ARTICLE X containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this ARTICLE X (including, without limitation, each such portion of any paragraph of this ARTICLE X containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Section 10.7. Officer Definition. For purposes of this Article X, “officer” shall mean any person elected or appointed as an officer of the Corporation by the Board of Directors.

ARTICLE XI

AMENDMENTS TO BYLAWS

Subject to the Separation Agreement, in furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend, alter, change or repeal the Bylaws. The stockholders shall have the power to adopt, amend or repeal the Bylaws by the affirmative vote of the holders of shares representing at least two- thirds of the total voting power of the Corporation’s outstanding shares entitled to vote thereon, voting as a single class; provided, however, that the stockholders shall have the power to adopt, amend or repeal any Separation Agreement Related Provisions contained in the Bylaws by the affirmative vote of the holders of shares representing a majority of the total voting power of the Corporation’s outstanding shares entitled to vote thereon, voting as a single class (as such voting power is calculated pursuant to Section 4.2 of this Amended and Restated Certificate of Incorporation).

ARTICLE XII

AMENDMENTS

Subject to the Separation Agreement, the Corporation reserves the right at any time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this ARTICLE XII. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the Bylaws, and in addition to any vote required by applicable law and any approval required under the Separation Agreement, (x) the affirmative vote of the holders of shares representing at least two-thirds of the total voting power of the Corporation’s outstanding shares entitled to vote thereon, voting as a single class, shall be required to adopt, amend, alter, change, or repeal or to adopt any provision inconsistent with ARTICLE VI, ARTICLE VII, ARTICLE VIII, ARTICLE IX, ARTICLE X, ARTICLE XI ARTICLE XII, ARTICLE XIV and ARTICLE XV of this Amended and Restated Certificate of Incorporation (excluding the Separation Agreement Related Provisions contained in this Amended and Restated Certificate of Incorporation), (y) the satisfaction of the voting requirements set forth in Section 13.3 shall be required to adopt, amend, alter, change, or repeal or to adopt any provision inconsistent with

ARTICLE XIII of this Amended and Restated Certificate of Incorporation, and (z) prior to a Termination Event, the Corporation shall not amend, alter or repeal, or adopt any provision inconsistent with, the Separation Agreement Related Provisions contained in this Amended and Restated Certificate of Incorporation, either directly or indirectly by amendment, merger, consolidation, domestication, transfer, continuance, recapitalization, reclassification, waiver, statutory conversion, or otherwise, without obtaining any vote required by applicable law directly to amend this Amended and Restated Certificate of Incorporation (taking into account voting power as calculated pursuant to Section 4.2 of this Amended and Restated Certificate of Incorporation).

ARTICLE XIII

CERTAIN EXTRAORDINARY TRANSACTIONS

Section 13.1. Supermajority of Shares Required to Approve Certain Transactions. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, the affirmative vote of the holders of not fewer than sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of “Voting Stock” (as hereinafter defined) shall be required for the approval or authorization of any “Business Combination” (as hereinafter defined) of the Corporation with any “Dominant Stockholder” (as hereinafter defined); provided, however, that the sixty-six and two-thirds percent (66 2/3%) voting requirement shall not be applicable if any of the following shall occur:

(a) The Board of Directors, by the affirmative vote of not fewer than sixty-five percent (65%) of the members thereof, expressly approves in advance the acquisition of the shares of Voting Stock that caused such Dominant Stockholder to become a Dominant Stockholder; or

(b) The Board of Directors, by the affirmative vote of not fewer than sixty-five percent (65%) of the members thereof, expressly approves such Business Combination in advance of such Dominant Stockholder becoming a Dominant Stockholder; or

(c) The Board of Directors, by the affirmative vote of not fewer than eighty-five percent (85%) of the members thereof, approves such Business Combination subsequent to such Dominant Stockholder becoming a Dominant Stockholder; or

(d) The Board of Directors, by the affirmative vote of not fewer than eighty-five percent (85%) of the members thereof, shall determine that the cash or fair market value of the property, securities or other consideration to be received per share by holders of outstanding Voting Stock (which shall include, without limitation, all Voting Stock retained by them) in the Business Combination is not less than the “Highest Per Share Price” or the “Highest Equivalent Per Share Price” (as these terms are hereinafter defined) paid by the Dominant Stockholder in acquiring any of its holdings of the Voting Stock.

For purposes of this Section 13.1, the Board of Directors shall not be deemed to have approved in advance the acquisition of the shares of Voting Stock in any transaction, including without limitation any distribution or Spin Off (as hereinafter defined), unless the Board of Directors, prior to consummation of such transaction, adopts a resolution containing a specific reference to this Section 13.1, expressly determining to approve such acquisition of the shares of Voting Stock in the applicable transaction for purposes of this ARTICLE XIII.

Section 13.2. Definitions. For the purposes of this ARTICLE XIII:

(a) Business Combination. The term “Business Combination” shall mean (a) any merger or consolidation of the Corporation with or into any Dominant Stockholder or any entity controlled by or under common control with a Dominant Stockholder, (b) any merger or consolidation of a Dominant Stockholder with or into the Corporation or any entity controlled by or under common control with the Corporation, (c) any sale, lease, exchange, transfer or other disposition of all or substantially all of the property and assets of the Corporation to a Dominant Stockholder, or any entity controlled by or under common control with a Dominant Stockholder, (d) any purchase, lease, exchange, transfer or other acquisition by the Corporation of all or substantially all of the property and assets of a Dominant Stockholder, or any entity controlled by or under common control with a Dominant Stockholder, (e) any recapitalization of the Corporation that would have the effect of increasing the voting power of a Dominant Stockholder, and (f) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

(b) Dominant Stockholder. The term “Dominant Stockholder” shall mean any individual, corporation, partnership or other person (other than the Corporation and any current or future direct or indirect majority-owned subsidiary of the Corporation (but in the case of each such subsidiary only for so long as such subsidiary is and remains a direct or indirect majority-owned subsidiary of the Corporation)) which, together with its “Affiliates” and “Associates,” “Beneficially Owns” (as these terms are hereinafter defined) in the aggregate fifteen percent (15%) or more of the outstanding Voting Stock, and any Affiliate or Associate of any such individual, corporation, partnership or other person; provided, however, that:

(i) the term “Dominant Stockholder” shall not include any member of the “SWX Group” (as hereinafter defined) or any “group” of which any such member is a part under Rule 13d-5 under the Exchange Act,

(ii) the term “Dominant Stockholder” shall not include any person (an “SWX Group Transferee”) who acquires Beneficial Ownership of Voting Stock in a transfer, sale, assignment, conveyance, hypothecation, encumbrance or other disposition (collectively “Transfer”) of Voting Stock (in one transaction or a series of transactions), other than any Spin Off, from any member of the SWX Group (such a Transfer from any member of the SWX Group, for the avoidance of doubt other than any Spin Off, an “SWX Group Transfer”), unless SWX has delivered a written notice (an “SWX Group Notice”) to an officer of the Corporation (including the general counsel or secretary) prior to consummation of such SWX Group Transfer stating that such SWX Group Transferee should not be subject to this proviso (ii) of this definition of Dominant Stockholder with respect to such SWX Group Transfer; provided, however, that (x) such SWX Group

Transferee was not a Dominant Stockholder prior to such SWX Group Transfer, and (y) such SWX Group Transferee shall be a Dominant Stockholder if thereafter such SWX Group Transferee acquires Beneficial Ownership of additional Voting Stock other than in an SWX Group Transfer (other than an SWX Group Transfer for which SWX has delivered an SWX Group Notice prior to consummation of such SWX Group Transfer), unless upon acquiring such Beneficial Ownership of additional Voting Stock such SWX Group Transferee, together with its Affiliates and Associates, does not Beneficially Own in the aggregate fifteen percent (15%) or more of the outstanding Voting Stock, and

(iii) no person shall be deemed a Dominant Stockholder solely as a result of being an Affiliate or Associate of SWX.

A Dominant Stockholder shall be deemed to have acquired a share of Voting Stock at the time when such Dominant Stockholder became the Beneficial Owner thereof. For purposes of determining whether a person is a Dominant Stockholder, the Voting Stock deemed to be outstanding shall include stock deemed to be Beneficially Owned by the person through application of Section 13.2(e) below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(c) Affiliate. An “Affiliate” of, or a person “Affiliated” with, a specified person such as a Dominant Stockholder, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

(d) Associate. The term “Associate,” used to indicate a relationship with any person such as a Dominant Stockholder, means (a) any corporation or organization of which such person is a director, officer or partner or is, directly or indirectly, the Beneficial Owner of ten percent (10%) or more of any class of equity securities, (b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (c) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person.

(e) Beneficially Owns or Beneficial Owner. A “Beneficial Owner” of, or one who “Beneficially Owns,” a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, (a) has the right to acquire such security (whether immediately or after the passage of time), including through the exercise of any option, warrant or right or through the conversion of another security into such security, provided, however, that a person shall not be deemed the “Beneficial Owner” of or to “Beneficially Own” securities with respect to which such right arises solely as a result of such securities being tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s Affiliates or Associates until such securities are accepted for purchase or exchange, (b) has or shares voting power which includes the power to vote, or to direct the voting of, such security, provided, however, that a person shall not be deemed the “Beneficial Owner” of or to “Beneficially Own” securities with respect to which such power arises solely from a revocable proxy or consent given to such person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations of the Exchange Act, or (c) has or shares investment power which includes the power to dispose of, or to direct the disposition of, such security (but, for the avoidance of doubt, excluding voting power pursuant to a revocable proxy or consent as described in item (b) of this definition of “Beneficial Ownership”).

(f) Voting Stock. The term “Voting Stock” shall mean the shares of Common Stock, and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

(g) Highest Per Share Price and Highest Equivalent Per Share Price. The terms “Highest Per Share Price” and “Highest Equivalent Per Share Price” as used in this ARTICLE XIII shall mean the following:

(i) The Highest Per Share Price shall mean the highest price that can be determined to have been paid at any time by the Dominant Stockholder for any share of Voting Stock. If there are any securities of the Corporation outstanding (“related securities” herein) that entitle the holder thereof to purchase, or that are convertible into, Voting Stock, the Highest Equivalent Per Share Price shall mean, with respect to each type, class and/or series of related securities, the amount in each case determined by the affirmative vote of not fewer than eighty-five percent (85%) of the members of the Board of Directors, on whatever basis they believe in good faith to be appropriate, to be the highest per share price equivalent of the highest price that can be determined to have been paid at any time by the Dominant Stockholder for any such related securities. In determining the Highest Per Share Price and Highest Equivalent Per Share Price, all purchases of Voting Stock and related securities of the Corporation by the Dominant Stockholder shall be taken into account regardless of whether they occurred before or after the Dominant Stockholder became a Dominant Stockholder. With respect to shares of Voting Stock owned by Affiliates, Associates or other persons whose ownership is attributed to a Dominant Stockholder, if the price paid by such Dominant Stockholder for such shares is not determined by the affirmative vote of not fewer than eighty-five percent (85%) of the members of the Board of Directors, the price so paid shall be deemed to be the higher of (a) the price paid upon the acquisition thereof by the Affiliate, Associate or other person or (b) the market price of the shares in question at the time when the Dominant Stockholder became the Beneficial Owner thereof. The Highest Per Share Price and the Highest Equivalent Per Share Price shall include any brokerage commissions, transfer taxes and soliciting dealers’ fees or other value paid by the Dominant Stockholder with respect to all Voting Stock and related securities acquired by the Dominant Stockholder. If any Spin Off occurs, in determining the Highest Per Share Price, the shares acquired in a Spin Off shall be deemed to have been acquired for a payment equal to the market price of the shares in question at the payment date for such Spin Off.

(h) Spin Off. The term “Spin Off” means the distribution by dividend or similar transaction of Voting Stock owned immediately prior to such dividend or similar transaction by SWX.

(i) SWX Group. The term “SWX Group” shall mean SWX and any current or future direct or indirect majority-owned subsidiaries of SWX (but in the case of each such subsidiary only for so long as such subsidiary is and remains a direct or indirect majority-owned subsidiary of SWX).

Section 13.3. Supermajority of Shares Required to Amend or Repeal This Certificate of Incorporation. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, the provisions set forth in this ARTICLE XIII may not be amended, altered, changed or repealed in any respect unless approved by the affirmative vote of the holders of not fewer than sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Voting Stock at a meeting of the shareholders duly called and unless the consideration of any such amendment, alteration, change or repeal shall have been included as an agenda item in the notice of such meeting.

ARTICLE XIV

SECTION 203 OF THE DGCL

The Corporation shall not be subject to the provisions of Section 203 of the DGCL.

ARTICLE XV

EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer or other employee or stockholder of the Corporation in such capacity to the Corporation or to the Corporation’s stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty; (c) any action asserting a claim against the Corporation or any current or former director or officer or other employee or stockholder of the Corporation in such capacity arising pursuant to any provision of the DGCL or this Amended and Restated Certificate of Incorporation or the Bylaws (as either may be amended from time to time); (d) any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine; or (e) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL; provided that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action or proceeding may be brought in another state court located within the State of Delaware (or, if no state court located within the State of

Delaware has jurisdiction, the federal court for the District of Delaware). The foregoing sentence shall not apply in any respect to claims or causes of action brought to enforce a duty or liability created by the Securities Act, or the Exchange Act, or the rules and regulations promulgated thereunder or any other claim or cause of action for which the federal courts have exclusive jurisdiction.

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

To the fullest extent permitted by law, any person purchasing or otherwise acquiring any shares of capital stock of the Corporation, or any interest therein, shall be deemed to have notice of and to have consented to the provisions of this ARTICLE XV.

* * * * * *

[Signature appears on next page]

IN WITNESS WHEREOF, the undersigned has duly executed this Amended and Restated Certificate of Incorporation, this 11th day of April, 2024.

By:	/s/ William J. Fehrman
	Name:	William J. Fehrman
	Title:	Chief Executive Officer

EXHIBIT A

FORM OF SEPARATION AGREEMENT

FORM OF

SEPARATION AGREEMENT

BY AND BETWEEN

SOUTHWEST GAS HOLDINGS, INC.

AND

CENTURI HOLDINGS, INC. DATED

AS OF APRIL 11, 2024

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

SCHEDULES

Schedule 1.1	Centuri Subsidiaries
Schedule 1.2	Centuri Intellectual Property Rights
Schedule 1.3	Centuri IT Assets
Schedule 1.4	Centuri Technology
Schedule 1.5	Shared Policies
Schedule 2.1(a)	Separation Step Plan
Schedule 2.2(a)(v)	Centuri Contracts
Schedule 8.1(m)	Internal Audit Obligations
Schedule 11.9	Allocation of Certain Costs and Expenses

EXHIBITS

Exhibit A	Form of Amended and Restated Certificate of Incorporation of Centuri
Exhibit B	Form of Amended and Restated Bylaws of Centuri

-iv-

FORM OF SEPARATION AGREEMENT

This SEPARATION AGREEMENT, dated as of April 11, 2024 (this “Agreement”), is by and between Southwest Gas Holdings, Inc., a Delaware corporation (“Southwest”), and Centuri Holdings, Inc., a Delaware corporation (“Centuri”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS, the board of directors of Southwest (the “Southwest Board”) has determined that it is in the best interests of Southwest and its stockholders to create a new publicly traded company that shall operate the Centuri Business;

WHEREAS, in furtherance of the foregoing, the Southwest Board and the board of directors of Centuri (the “Centuri Board”) have determined that it is appropriate and desirable to separate the Centuri Business from the Southwest Business as more fully described in this Agreement and the Ancillary Agreements (the “Separation”);

WHEREAS, pursuant to the Separation, (i) the Southwest Board will cause Carson Water Company, a Nevada corporation (“Carson Water”) and the owner of one hundred percent (100%) of the stock of Centuri Group, Inc. (“CGI” and the CGI stock, the “CGI Capital Stock”), to adopt a plan of liquidation and distribute all of the CGI Capital Stock to Southwest, and (ii) Southwest will contribute all of the CGI Capital Stock received from Carson Water and any other Centuri Assets to Centuri in exchange for the assumption of the Centuri Liabilities and the actual or deemed issuance of additional shares of Centuri Common Stock;

WHEREAS, the Parties intend the Separation to qualify for non-recognition treatment for U.S. federal income tax purposes;

WHEREAS, the Southwest Board has further determined that it is appropriate and desirable, on the terms and conditions contemplated hereby, for Centuri to make an offer and sale to the public of a limited number of shares of Centuri Common Stock, pursuant to a registration statement on Form S-1, as more fully described in this Agreement and the Ancillary Agreements (the “IPO”), immediately following which offering and sale and any concurrent private placement(s), Southwest will own 80.1% or more of the outstanding shares of Centuri Common Stock (the “Retained Shares”);

WHEREAS, after the IPO, if effected, Southwest may (i) transfer the Retained Shares by pro rata distribution by Southwest to holders of Southwest Common Stock (the “Distribution”); (ii) effect a disposition of Retained Shares pursuant to one or more public offering(s) or private transaction(s) (“Other Disposition”); or (iii) continue to hold its interest of the Retained Shares;

WHEREAS, Southwest intends the Distribution, if effected, to qualify as tax-free for U.S. federal income tax purposes under Section 355 of the Code;

WHEREAS, Centuri has been incorporated solely for these purposes and has not engaged in activities except in connection with the transactions contemplated by this Agreement and the Ancillary Agreements;

WHEREAS, each of Southwest and Centuri has determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the IPO, Distribution or Other Disposition, in each case, if effected (collectively, the “Transactions”), and certain other agreements that will govern certain matters relating to the Transactions and the relationship of Southwest, Centuri and the members of their respective Groups following the Transactions; and

WHEREAS, the Parties acknowledge that this Agreement and the Ancillary Agreements represent the integrated agreement of Southwest and Centuri relating to the Transactions, are being entered into together and would not have been entered into independently.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings: “Action” shall mean any charges, demand, action, audit, claim, dispute, hearing, dispute,

suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, prior to, at and after the Separation Time, solely for purposes of this Agreement and the Ancillary Agreements, (a) no member of the Centuri Group shall be deemed to be an Affiliate of any member of the Southwest Group and (b) no member of the Southwest Group shall be deemed to be an Affiliate of any member of the Centuri Group.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” shall mean all agreements (other than this Agreement) entered into by the Parties or the members of their respective Groups (but only agreements as to which no Third Party is a party) in connection with the Transactions, including the Tax Matters Agreement, the Registration Rights Agreement, the Transfer Documents and any other agreement that by its express terms provides that it shall be an Ancillary Agreement for purposes of this Agreement.

“Annual Financial Statements” shall have the meaning set forth in Section 8.1(e). “Anti-Dilution Option” shall have the meaning set forth in Section 8.5(c)(i).

“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from; notices, registrations or reports to be submitted to; or other filings to be made with any Third Party, including any Governmental Authority.

“Arbitral Tribunal” shall have the meaning set forth in Section 7.3(a). “Arbitration Request” shall have the meaning set forth in Section 7.3.

“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other Third Parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“Beneficially Own” shall have the meaning set forth in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

“Business” shall mean either the Southwest Business or the Centuri Business, as the context requires.

“Business Day” shall mean any day other than Saturday or Sunday or any other day on which commercial banking institutions located in New York, New York, are required, or authorized by Law, to remain closed.

“Carson Water” shall have the meaning set forth in the Recitals.

“Centuri” shall have the meaning set forth in the Preamble.

“Centuri Accounts” shall have the meaning set forth in Section 2.8(a).

“Centuri Assets” shall have the meaning set forth in Section 2.2(a).

“Centuri Auditors” shall have the meaning set forth in Section 8.2(a).

“Centuri Balance Sheet” shall mean the pro forma combined balance sheet of the Centuri Business, including any notes and subledgers thereto, as of October 1, 2023, as presented in the IPO Registration Statement.

“Centuri Board” shall have the meaning set forth in the Recitals.

“Centuri Books and Records” shall mean all books and records to the extent used in or necessary for, as of immediately prior to the Separation Time, the operation of the Centuri Business, including financial, employee and general business operating documents, instruments, papers, books, books of account, records and files and data related thereto (including regulatory dossiers, correspondence and related documentation); provided, that Centuri Books and Records shall not include material that Southwest is not permitted by applicable Law or agreement to disclose or transfer to Centuri; provided, further, that Centuri Books and Records shall not include any Intellectual Property Rights or Technology or any books and records relating to Tax matters, which shall be governed by the Tax Matters Agreement.

“Centuri Business” shall mean the business, operations and activities of Centuri Group, Inc. and any members of the Centuri Group as described in the IPO Registration Statement and conducted as of immediately prior to the Separation Time by either Party or any of its Subsidiaries.

“Centuri Bylaws” shall mean the Amended and Restated Bylaws of Centuri, substantially in the form of Exhibit B attached hereto, as reasonably amended in a manner consistent with then- market terms at the advice of the Underwriters to enhance marketability and, subsequent to the IPO Effective Date, shall mean such document as it may be amended from time to time.

“Centuri Capital Stock” shall mean the Centuri Common Stock and any other class of common or preferred stock of Centuri.

“Centuri Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of Centuri, substantially in the form of Exhibit A attached hereto, as reasonably amended in a manner consistent with then-market terms at the advice of the Underwriters to enhance marketability and, subsequent to the IPO Effective Date, shall mean such document as it may be amended from time to time.

“Centuri Common Stock” shall mean the common stock of Centuri, par value $0.01 per share.

“Centuri Contracts” shall have the meaning set forth in Section 2.2(a)(v).

“Centuri Designees” shall mean any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by Southwest that will be members of the Centuri Group as of immediately prior to the Separation Time.

“Centuri Group” shall mean Centuri and each Person that is a direct or indirect Subsidiary of Centuri as of the Separation Time, and each Person that becomes a direct or indirect Subsidiary of Centuri after the Separation Time, including the entities set forth on Schedule 1.1.

“Centuri Group Employees” shall mean each individual who is, or is intended to be, an employee of the Centuri Group as of immediately after the Separation Time (including any such individual who is not actively working as of the Separation Time as a result of an illness, injury or leave of absence approved by the Southwest Human Resources department or otherwise taken in accordance with applicable Law).

“Centuri Indemnitees” shall have the meaning set forth in Section 4.3.

“Centuri Intellectual Property Rights” shall mean all Intellectual Property Rights exclusively related to the Centuri Business that are owned by either Party or any of the members of its Group as of immediately prior to the Separation Time, including any Intellectual Property Rights set forth on Schedule 1.2.

“Centuri IT Assets” shall mean (a) all Information Technology owned by either Party or any member of its Group as of immediately prior to the Separation Time that is exclusively used or held for use in the Centuri Business, including all Information Technology set forth on Schedule 1.3; and (b) all copies of Third-Party Software loaded onto such Information Technology to the extent the applicable contract for such Software has transferred to the Centuri Group pursuant to the terms of this Agreement or the Centuri Group otherwise independently has a license to such Software that allows for the transfer of such Software to the Centuri Group.

“Centuri Liabilities” shall have the meaning set forth in Section 2.3(a).

“Centuri Permits” shall mean all Permits owned or licensed by either Party or any member of its Group exclusively used or held for use in the Centuri Business as of immediately prior to the Separation Time.

“Centuri Public Documents” shall have the meaning set forth in Section 8.1(h).

“Centuri Securities” shall mean any Centuri Capital Stock (or other equity interests) and any rights, warrants or options to acquire Centuri Capital Stock (or other equity interests) (including securities convertible into or exchangeable for Centuri Capital Stock or into which such Centuri Capital Stock (or other equity interests) is converted or exchanged).

“Centuri Technology” shall mean any Technology with respect to which the Intellectual Property Rights therein are owned by either Party or any member of its Group to the extent that such Technology is (a) exclusively used or held for use in the operation of the Centuri Business as of immediately prior to the Separation Time and capable of being copied (for example, Software), including all Technology set forth on Schedule 1.4, and (b) the know-how of the Centuri Group Employees to the extent exclusively related to the Centuri Business, but in each case, including any Information Technology and any Centuri Books and Records. For clarity, Centuri Technology does not include any Intellectual Property Rights.

“Centuri Voting Stock” shall mean all classes and series of Centuri Capital Stock entitled to vote generally with respect to the election of directors.

“CEO Negotiation Request” shall have the meaning set forth in Section 7.2.

“CGI” shall have the meaning set forth in the Recitals.

“CGI Capital Stock” shall have the meaning set forth in the Recitals.

“Chosen Courts” shall have the meaning set forth in Section 7.3(d).

“Claim Notice” shall have the meaning set forth in Section 5.1(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Interest Agreement” shall mean an agreement, in a form to be mutually agreed reasonably and in good faith by and among the parties thereto, providing for the common interest privilege to attach, to the maximum extent permitted by applicable Law, to any information transferred pursuant to Article V or Article VI (it being understood that such Common Interest Agreement shall not diminish, terminate or otherwise affect any attorney-client privilege, protection pursuant to the work product doctrine or other privilege or protection under this Agreement or otherwise of any Party with respect to any such information).

“Contract” shall mean any agreement, contract, subcontract, obligation, binding understanding, note, indenture, instrument, option, lease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

“Covered Claims” shall have the meaning set forth in Section 5.1(a).

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions, variants, mutations or worsening thereof or related or associated epidemics, pandemics or disease outbreaks (including any subsequent waves).

“Decision on Interim Relief” shall have the meaning set forth in Section 7.3(d).

“Disposition Date” shall mean the date upon which the Southwest Group ceases to Beneficially Own, in the aggregate, fifty percent (50%) or more of the total voting power of the then outstanding shares of Centuri Voting Stock.

“Dispute” shall have the meaning set forth in Section 7.1.

“Distribution” shall have the meaning set forth in the Recitals.

“e-mail” shall have the meaning set forth in Section 11.5.

“Emergency Arbitrator” shall have the meaning set forth in Section 7.3(d).

“Environmental Law” shall mean any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, Release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.

“Environmental Liabilities” shall mean all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Financial Delivery Practices” shall have the meaning set forth in Section 8.1(c)(i).

“Financial Statements” shall mean the Annual Financial Statements and Quarterly Financial Statements, collectively.

“Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, acts of terrorism, cyberattacks, embargoes, epidemics, pandemics (including COVID-19 and Pandemic Measures), war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts or, in the case of computer systems, any significant and prolonged failure in electrical or air conditioning equipment. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

“GAAP” shall mean accounting principles generally accepted in the United States of America, applied on a basis consistent within the Financial Statements.

“Governmental Approvals” shall mean any Approvals or Notifications to be made to, or obtained from, any Governmental Authority.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, a government and any executive official thereof.

“Group” shall mean either the Centuri Group or the Southwest Group, as the context requires.

“Hazardous Materials” shall mean any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in Liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“Indebtedness” shall mean, with respect to any Person, (a) the principal amount, prepayment and redemption premiums and penalties (if any), unpaid fees and other monetary obligations in respect of any indebtedness for borrowed money, whether short term or long term, and all obligations evidenced by bonds, debentures, notes, other debt securities or similar instruments; (b) any indebtedness arising under any capital leases (excluding, for the avoidance of doubt, any real estate leases), whether short term or long term; (c) all liabilities secured by any Security Interest on any assets of such Person; (d) all liabilities under any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements; (e) all liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect such Person against fluctuations in interest rates; (f) all interest bearing indebtedness for the deferred purchase price of property or services; (g) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (a) through (f); and (h) without duplication, all guarantees of indebtedness referred to in the foregoing clauses (a) through (g).

“Indemnifying Party” shall have the meaning set forth in Section 4.4(a).

“Indemnitee” shall have the meaning set forth in Section 4.4(a).

“Indemnity Payment” shall have the meaning set forth in Section 4.4(a).

“Information Technology” shall mean all computer systems (including hardware, computers, servers, workstations, routers, hubs, switches, and data communication lines), network and telecommunications equipment, Internet-related information technology infrastructure, other information technology equipment and all associated documentation.

“Insurance Proceeds” shall mean those monies (a) received by an insured from an insurance carrier or (b) paid by an insurance carrier on behalf of the insured, in each case, net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and any costs or expenses incurred in the collection thereof.

“Intellectual Property Rights” shall mean any and all common law, statutory or other rights, whether registered or unregistered, anywhere in the world arising under or associated with the following: (a) patents, patent applications, utility models, statutory invention registrations, certificates of invention, registered designs, utility models and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties or conventions (“Patents”), (b) trademarks, service marks, trade names, service names, trade dress, logos and other designations of origin, including any applications for registration of, goodwill associated with, and renewals and extensions of any of the foregoing (“Trademarks”), (c) rights associated with Internet domain names, uniform resource locators, Internet Protocol addresses, social media accounts or “handles” with Facebook, LinkedIn, Twitter and similar social media platforms, handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services (“Internet Properties”), (d) copyrights and any other equivalent rights in works of authorship (including rights in software or databases as a work of authorship) and any other related rights of authors, and all registrations and applications for registration of any of the foregoing, (“Copyrights”), (e) trade secrets and industrial secret rights and rights in know-how, inventions, data, and any other confidential or proprietary business or technical information, that derive independent economic value, whether actual or potential, from not being known to other persons (“Trade Secrets”), and (f) all other similar or equivalent intellectual property or proprietary rights anywhere in the world. “Interim Relief” shall have the meaning set forth in Section 7.3(d).

“Internal Corporate Claim” shall mean any claim (a) to apply, enforce or determine the validity of the provisions of this Agreement or the Tax Matters Agreement to the extent such application, enforcement or determination of validity is relevant to the application, enforcement or determination of any provision of the Centuri Certificate of Incorporation or Centuri Bylaws or (b) governed by the internal affairs doctrine.

“IPO” shall have the meaning set forth in the Recitals.

“IPO Effective Date” shall mean the date of the closing of the IPO.

“IPO Registration Statement” shall mean the effective registration statement on Form S-1 to be filed under the Securities Act, pursuant to which the Centuri Common Stock to be issued in the IPO will be registered under the Securities Act, together with all amendments thereto.

“JAMS” shall mean JAMS, formerly known as Judicial Arbitration and Mediation Services, Inc., and its successors.

“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, Permit, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, fines, settlements, sanctions, costs, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, Action (including any Third-Party Claim) or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Losses” shall mean actual losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Morrison & Foerster” shall have the meaning set forth in Section 6.7(b).

“Negotiation Period” shall have the meaning set forth in Section 7.3.

“NYSE” shall mean the New York Stock Exchange.

“Officer Negotiation Request” shall have the meaning set forth in Section 7.1.

“Organizational Documents” shall have the meaning set forth in Section 8.8.

“Other Disposition” shall have the meaning set forth in the Recitals.

“Pandemic Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, immunization requirement, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to a pandemic, including COVID-19.

“Parties” shall mean the parties to this Agreement.

“Permits” shall mean permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Authority.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Policies” shall mean insurance policies and insurance contracts of any kind (other than life and benefits policies or contracts), including primary, excess and umbrella policies, commercial general liability policies, fiduciary liability, directors and officers liability, automobile, property and casualty, workers’ compensation and employee dishonesty insurance policies and bonds, together with the rights, benefits and privileges thereunder.

“Prime Rate” shall mean the rate last quoted as of the time of determination by The Wall Street Journal as the “Prime Rate” in the United States or, if the Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate as of such time, or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Southwest) or any similar release by the Federal Reserve Board (as determined by Southwest). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Privilege” shall have the meaning set forth in Section 6.7(a).

“Privileged Information” shall mean any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or any member of its Group would be entitled to assert or have asserted a privilege or other protection, including the attorney-client and attorney work product privileges.

“Proposed Issuance” shall have the meaning set forth in Section 8.5(c)(i).

“Prospectus” shall mean each preliminary, final or supplemental prospectus forming a part of the IPO Registration Statement.

“Quarterly Financial Statements” shall have the meaning set forth in Section 8.1(d).

“Registration Rights Agreement” shall mean the Registration Rights Agreement to be entered into by and among Centuri and each of the Holders (as such term is defined therein) party thereto in connection with the Transactions.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including ambient air, surface water, groundwater and surface or subsurface strata).

“Released Insurance Matters” shall have the meaning set forth in Section 5.1(e).

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“Residuals” shall mean ideas, concepts, know-how, and techniques that are retained in the memories of individual employees or contractors without the aid of any document containing confidential information.

“Retained Shares” shall have the meaning in the Recitals.

“Rules” shall have the meaning set forth in Section 7.3.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Section 16 Reports” shall have the meaning set forth in Section 8.1(h).

“Securities Act” shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.

“Separation” shall have the meaning set forth in the Recitals.

“Separation Date” shall have the meaning set forth in Section 2.4.

“Separation Step Plan” shall have the meaning set forth in Section 2.1(a).

“Separation Time” shall mean 12:01 a.m., New York City time, on the Separation Date.

“Shared Claim” shall have the meaning set forth in Section 5.1(c).

“Shared Policies” shall mean the Policies set forth on Schedule 1.5.

“Significant Centuri Transaction” shall have the meaning set forth in Section 8.7.

“Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Southwest” shall have the meaning set forth in the Preamble.

“Southwest Accounts” shall have the meaning set forth in Section 2.8(a).

“Southwest Assets” shall have the meaning set forth in Section 2.2(b).

“Southwest Auditors” shall have the meaning set forth in Section 8.2(d).

“Southwest Board” shall have the meaning set forth in the Recitals.

“Southwest Books and Records” shall have the meaning set forth in Section 2.2(a).

“Southwest Business” shall mean all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Separation Time by either Party or any member of its Group, other than the Centuri Business.

“Southwest Common Stock” shall mean the common stock of Southwest, par value $1.00 per share.

“Southwest Designee” shall have the meaning set forth in Section 8.3(a)(i).

“Southwest Group” shall mean Southwest, its Representatives and each Person that is a Subsidiary of Southwest (other than Centuri and any other member of the Centuri Group) or that becomes a Subsidiary of Southwest after the Separation Time.

“Southwest Indemnitees” shall have the meaning set forth in Section 4.2.

“Southwest Liabilities” shall have the meaning set forth in Section 2.3(b).

“Southwest Public Documents” shall have the meaning set forth in Section 8.1(l).

“Specified Ancillary Agreement” shall have the meaning set forth in Section 11.17(b).

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tangible Information” shall mean information that is contained in written, electronic or other tangible forms.

“Tax” or “Taxes” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” shall mean the Tax Matters Agreement to be entered into by and between Southwest and Centuri in connection with the Transactions and, prior to a Trigger Event, in the form attached to the Centuri Certificate of Incorporation as Exhibit B.

“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“Technology” shall mean embodiments of Intellectual Property Rights, including blueprints, designs, design protocols, documentation, specifications for materials, specifications for parts and devices, and design tools, materials, manuals, data, databases, Software and know- how or knowledge of employees; provided, that “Technology” shall not include personal property, Information Technology, books and records or any Intellectual Property Rights.

“Third Party” shall mean any Person other than the Parties or any members of their respective Groups.

“Third-Party Claim” shall have the meaning set forth in Section 4.5(a).

“Transactions” shall have the meaning set forth in the Recitals.

“Transfer Documents” shall have the meaning set forth in Section 2.1(b).

“Underwriters” shall mean the managing underwriters for the IPO.

“Underwriting Agreement” shall mean the underwriting agreement to be entered into by and among Southwest, Centuri and the Underwriters as representatives of the several underwriters named therein with respect to the IPO.

“Unreleased Centuri Liability” shall have the meaning set forth in Section 2.6(b)(ii).

“Unreleased Southwest Liability” shall have the meaning set forth in Section 2.6(b)(ii).

ARTICLE II

THE SEPARATION

2.1 Transfer of Assets and Assumption of Liabilities.

(a) Subject to Section 2.5, on or prior to the Separation Time, in accordance with the plan and structure set forth on Schedule 2.1(a), which may be amended at any time prior to the Separation Time by Southwest in its sole and absolute discretion (the “Separation Step Plan”):

(i) Transfer and Assignment of Centuri Assets. Southwest shall, and shall cause the applicable members of its Group to, contribute, assign, transfer, convey and deliver to Centuri, or the applicable Centuri Designees, and Centuri or such Centuri Designees shall be deemed to have accepted, and shall accept, from Southwest and the applicable members of the Southwest Group, all of Southwest’s and such Southwest Group member’s respective direct or indirect right, title and interest, if any, in and to all of the Centuri Assets;

(ii) Acceptance and Assumption of Centuri Liabilities. Centuri and the applicable Centuri Designees shall be deemed to have accepted, and shall accept, assume and agree faithfully to perform, discharge and fulfill all of the Centuri Liabilities, if any, in accordance with their respective terms. Centuri and such Centuri Designees shall be responsible for all Centuri Liabilities, if any, regardless of when or where such Centuri Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Separation Time, regardless of where or against whom such Centuri Liabilities are asserted or determined (including any Centuri Liabilities arising out of claims made by Southwest’s or Centuri’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Southwest Group or the Centuri Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Southwest Group or the Centuri Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;

(iii) Transfer and Assignment of Southwest Assets. Southwest and Centuri shall cause Centuri and the Centuri Designees to contribute, assign, transfer, convey and deliver to Southwest or certain members of the Southwest Group designated by Southwest, and Southwest or such other members of the Southwest Group shall accept from Centuri and the Centuri Designees, all of Centuri’s and such Centuri Designees’ respective direct or indirect right, title and interest in and to all Southwest Assets, if any, held by Centuri or a Centuri Designee; and

(iv) Acceptance and Assumption of Southwest Liabilities. Southwest and certain members of the Southwest Group designated by Southwest shall be deemed to have accepted, and shall accept, assume and agree faithfully to perform, discharge and fulfill all of the Southwest Liabilities held by Centuri or any Centuri Designee, if any, and Southwest and the applicable members of the Southwest Group shall be responsible for all Southwest Liabilities in accordance with their respective terms, regardless of when or where such Southwest Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Separation Time, where or against whom such Southwest Liabilities are asserted or determined (including any such Southwest Liabilities arising out of claims made by Southwest’s or Centuri’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Southwest Group or the Centuri Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Southwest Group or the Centuri Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(b) Transfer Documents. In furtherance of the contribution, assignment, transfer, conveyance and delivery of the Assets and the assumption of the Liabilities in accordance with Section 2.1(a), and without prejudice to any actions taken to implement, or documents entered into between or among any of the Parties or members of their respective Groups to implement, or in furtherance of, the Separation Step Plan prior to the date hereof, (i) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other Party and the applicable members of its Group in accordance with Section 2.1(a), and (ii) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party and the applicable members of its Group in accordance with Section 2.1(a). All of the foregoing documents contemplated by this Section 2.1(b) (including any documents entered into between or among any of the Parties or members of their respective Groups to implement or in furtherance of the Separation Step Plan prior to the date hereof) shall be referred to collectively herein as the “Transfer Documents.” The Transfer Documents shall effect certain of the transactions contemplated by this Agreement and, notwithstanding anything in this Agreement to the contrary, shall not expand or limit any of the obligations, covenants or agreements in this Agreement. It is expressly agreed that in the event of any conflict between the terms of the Transfer Documents and the terms of this Agreement or the Tax Matters Agreement, the terms of this Agreement or the Tax Matters Agreement, as applicable, shall control.

(c) Misallocations. In the event that at any time or from time to time (whether prior to, at or after the Separation Time), one Party (or any member of such Party’s Group) shall receive or otherwise possess any Asset that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset to the Party so entitled thereto (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) so entitled thereto shall accept such Asset. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for such other Person. In the event that at any time or from time to time (whether prior to, at or after the Separation Time), one Party hereto (or any member of such Party’s Group) shall receive or otherwise assume any Liability that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Liability to the Party responsible therefor (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) responsible therefor shall accept, assume and agree to faithfully perform such Liability.

(d) Waiver of Bulk-Sale and Bulk-Transfer Laws. To the extent permissible under applicable Law, Centuri hereby waives compliance by each and every member of the Southwest Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Centuri Assets to any member of the Centuri Group. To the extent permissible under applicable Law, Southwest hereby waives compliance by each and every member of the Centuri Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Southwest Assets to any member of the Southwest Group.

2.2 Centuri Assets; Southwest Assets.

(a) Centuri Assets. For purposes of this Agreement, “Centuri Assets” shall mean the following Assets, if any and without duplication, of either Party or any of the members of its Group:

(i) all issued and outstanding capital stock or other equity interests of the members of the Centuri Group (other than Centuri), as of immediately prior to the Separation Time;

(ii) any and all Assets of either Party or any members of its Group included or reflected as assets of the Centuri Group on the Centuri Balance Sheet (including any inventory), if any, subject to any dispositions of such Assets subsequent to the date of the Centuri Balance Sheet; provided, that the amounts set forth on the Centuri Balance Sheet with respect to any Assets, if any, shall not be treated as minimum or limitations on the amount of such Assets that are included in the definition of Centuri Assets pursuant to this clause (ii);

(iii) any and all Assets of either Party or any of the members of its Group as of immediately prior to the Separation Time that are of a nature or type that would have resulted in such Assets being included as Assets of Centuri or members of the Centuri Group on a pro forma combined balance sheet of the Centuri Group or any notes or subledgers thereto as of immediately prior to the Separation Time, if any, including any inventory (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Assets included on the Centuri Balance Sheet), it being understood that (x) the Centuri Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of Centuri Assets pursuant to this clause (iii); and (y) the amounts set forth on the Centuri Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of Centuri Assets pursuant to this clause (iii);

(iv) any and all Assets of either Party or any of the members of its Group as of immediately prior to the Separation Time that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be transferred to Centuri or any other member of the Centuri Group, if any;

(v) all Contracts exclusively related to the Centuri Business and any rights, interests or claims arising thereunder of either Party or any of the members of its Group, including any Contracts set forth on Schedule 2.2(a)(v) (the “Centuri Contracts”);

(vi) all Centuri Intellectual Property Rights as of immediately prior to the Separation Time, including any goodwill appurtenant to any Trademarks included in the Centuri Intellectual Property Rights and the right to seek, recover and retain damages for infringement of any Centuri Intellectual Property Rights;

(vii) all Centuri Technology as of immediately prior to the Separation Time;

(viii) all Centuri IT Assets as of immediately prior to the Separation Time;

(ix) any and all Centuri Permits as of immediately prior to the Separation Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of immediately prior to the Separation Time;

(x) copies of any and all Centuri Books and Records in the possession of either Party as of immediately prior to the Separation Time; provided, that Southwest shall be permitted to retain copies of, and continue to use, subject to Section 6.7, (A) any Centuri Books and Records that as of the Separation Date are used in or necessary for the operation or conduct of the Southwest Business, (B) any Centuri Books and Records that Southwest is required by Law to retain (and if copies are not provided to Centuri, then, to the extent permitted by Law, such copies will be made available to Centuri upon Centuri’s reasonable request), (C) one (1) copy of any Centuri Books and Records to the extent required to demonstrate compliance with applicable Law or pursuant to internal compliance procedures or related to any Southwest Assets or Southwest’s or its Affiliates’ obligations under this Agreement or any of the Ancillary Agreements and (D) “back-up” electronic tapes of such Centuri Books and Records maintained by Southwest in the ordinary course of business (such material in clauses (A) through (D), the “Southwest Books and Records”); and

(xi) any and all Assets of either Party or any of the members of its Group as of immediately prior to the Separation Time that are exclusively related to the Centuri Business and that are of a type that are not addressed in subsections (i)–(x) of this Section 2.2(a), if any.

Notwithstanding the foregoing, (1) the Centuri Assets shall not in any event include any Asset referred to in clauses (i) through (ix) of Section 2.2(b) and (2) Centuri Assets shall not include any Assets related to Taxes, which shall be governed exclusively by the Tax Matters Agreement.

(b) Southwest Assets. For the purposes of this Agreement, “Southwest Assets” shall mean all Assets of either Party or the members of its Group as of immediately prior to the Separation Time, other than the Centuri Assets, it being understood that, notwithstanding anything herein to the contrary, the Southwest Assets shall include:

(i) any and all Assets of either Party or any of the members of its Group as of immediately prior to the Separation Time that are contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by Southwest or any other member of the Southwest Group, if any;

(ii) any and all Contracts of either Party or any of the members of its Group as of immediately prior to the Separation Time, other than the Centuri Contracts;

(iii) all Intellectual Property Rights owned by either Party or any of the members of its Group as of immediately prior to the Separation Time, other than the Centuri Intellectual Property Rights, if any;

(iv) all Technology of either Party or any of the members of its Group as of immediately prior to the Separation Time, other than Technology or the copies of such Technology that are Centuri Technology, if any;

(v) all Information Technology of either Party or any of the members of its Group as of immediately prior to the Separation Time, other than Centuri IT Assets, if any;

(vi) any and all Permits of either Party or any of the members of its Group as of immediately prior to the Separation Time, other than the Centuri Permits, if any, and all rights, interests or claims of either Party or any of the members of its Group thereunder as of immediately prior to the Separation Time;

(vii) all Southwest Books and Records;

(viii) any and all Assets that are acquired or otherwise becomes an Asset of the Southwest Group after the Separation Time; and

(ix) any and all Assets that are not identified as Centuri Assets.

Notwithstanding the foregoing, Southwest Assets shall not in any event include any Assets related to Taxes, which shall be governed exclusively by the Tax Matters Agreement.

2.3 Centuri Liabilities; Southwest Liabilities.

(a) Centuri Liabilities. For the purposes of this Agreement, “Centuri Liabilities” shall mean the following Liabilities, if any, of either Party or any of the members of its Group:

(i) any and all Liabilities included or reflected as liabilities or obligations of Centuri or the members of the Centuri Group on the Centuri Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the Centuri Balance Sheet; provided, that the amounts set forth on the Centuri Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Centuri Liabilities pursuant to this clause (i);

(ii) any and all Liabilities as of immediately prior to the Separation Time that are of a nature or type that would have resulted in such Liabilities being included or reflected as liabilities or obligations of Centuri or the members of the Centuri Group on a pro forma combined balance sheet of the Centuri Group or any notes or subledgers thereto as of the Separation Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Liabilities included on the Centuri Balance Sheet), it being understood that (x) the Centuri Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of Centuri Liabilities pursuant to this clause (ii); and (y) the amounts set forth on the Centuri Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Centuri Liabilities pursuant to this clause (ii);

(iii) any and all Liabilities, including any Environmental Liabilities, to the extent relating to, arising out of or resulting from (and only such portion relating to, arising out of or resulting from) any Centuri Asset or the Centuri Business, if any;

(iv) any and all Liabilities of either Party or any of the members of its Group as of immediately prior to the Separation Time that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by Centuri or any other member of the Centuri Group, and all agreements, obligations and Liabilities of any member of the Centuri Group under this Agreement or any of the Ancillary Agreements, if any;

(v) all Liabilities to the extent relating to, arising out of or resulting from (and only such portion relating to, arising out of or resulting from) the Centuri Contracts, the Centuri Intellectual Property Rights, the Centuri IT Assets, the Centuri Technology or the Centuri Permits, if any;

(vi) all Liabilities related to any Representative of the Centuri Business, if any, whether arising before or after the Separation Time;

(vii) any expenses, including those expenses of Southwest, whether or not paid and whether or not accrued, to be borne by Centuri in accordance with Section 11.9; and

(viii) all Liabilities arising out of claims made by any Third Party (including Southwest’s or Centuri’s respective directors, officers, stockholders, employees and agents) against any member of the Southwest Group or the Centuri Group, if any, to the extent relating to, arising out of or resulting from (and only such portion relating to, arising out of or resulting from) (x) any Centuri Asset (y) the business, operations and activities of the Centuri Business and any member of the Centuri Group or (z) the other business, operations, activities or Liabilities of Centuri referred to in clauses (i) through (vii) of this Section 2.3(a);

provided that, notwithstanding the foregoing, the Parties agree that (1) any Liabilities of any member of the Southwest Group pursuant to the Ancillary Agreements shall not be Centuri Liabilities but instead shall be Southwest Liabilities, other than as contemplated by this Agreement and Section 11.9 and (2) Centuri Liabilities shall not include any Liabilities related to Taxes, which shall be governed exclusively by the Tax Matters Agreement.

(b) Southwest Liabilities. For the purposes of this Agreement, “Southwest Liabilities” shall mean the following Liabilities, if any, of either Party or any of the members of its Group:

(i) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by any member of the Southwest Group, and all agreements, obligations and other Liabilities of Southwest or any member of the Southwest Group under this Agreement or any of the Ancillary Agreements;

(ii) any and all Liabilities of either Party or the members of its Group as of the Separation Time, in each case that are not Centuri Liabilities; and

(iii) any and all Liabilities arising out of claims made by any Third Party (including Southwest’s or Centuri’s respective directors, officers, stockholders, employees and agents) against any member of the Southwest Group or the Centuri Group, if any, to the extent relating to, arising out of or resulting from (and only such portion relating to, arising out of or resulting from) the Southwest Business or the Southwest Assets, in each case, to the extent that such Liabilities are not Centuri Liabilities.

Notwithstanding the foregoing, Southwest Liabilities shall not include any Liabilities related to Taxes, which shall be governed exclusively by the Tax Matters Agreement.

2.4 Separation Date. Subject to the terms and conditions of this Agreement, the Separation shall be consummated at a closing to be held at the offices of Morrison & Foerster, LLP, 425 Market Street, San Francisco, California 94105 immediately prior to the IPO Effective Date or at such other place or on such other date as Southwest and Centuri may mutually agree upon in writing; provided that such date shall be no later than immediately prior to the IPO Effective Date (the day on which such closing takes place, the “Separation Date”).

2.5 Approvals and Notifications.

(a) Approvals and Notifications for Centuri Assets and Liabilities. To the extent that the transfer or assignment of any Centuri Asset, the assumption of any Centuri Liability or any of the other Transactions requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Southwest and Centuri, neither Southwest nor Centuri shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(b) Approvals and Notifications for Southwest Assets and Liabilities. To the extent that the transfer or assignment of any Southwest Asset, the assumption of any Southwest Liability or any of the Transactions requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Southwest and Centuri, neither Southwest nor Centuri shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

2.6 Assignment and Novation of Liabilities.

(a) Assignment and Novation of Centuri Liabilities.

(i) Prior to the Separation Time, each of Southwest and Centuri, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all Centuri Liabilities and obtain in writing the unconditional release of each member of the Southwest Group that is a party to any such arrangements, to the extent permitted by applicable Law and effective as of the Separation Time, so that, in any such case, the members of the Centuri Group shall be solely responsible for such Centuri Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Southwest nor Centuri shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested. To the extent such novation or assignment contemplated by the first sentence of this Section 2.6(a)(i) has been effected, the members of the Southwest Group shall, from and after the Separation Time, cease to have any obligation whatsoever arising from or in connection with such Centuri Liabilities.

(ii) If Southwest or Centuri is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the Southwest Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Centuri Liability”), Centuri shall, to the extent not prohibited by Law, (x) use its commercially reasonable efforts to effect such consent, substitution, approval, amendment or release as soon as practicable following the Separation Time, but, in any event within six (6) months thereof, and (y) as indemnitor, guarantor, agent or subcontractor for such member of the Southwest Group, as the case may be, (1) pay, perform and discharge fully all the obligations or other Liabilities of such member of the Southwest Group that constitute Unreleased Centuri Liabilities from and after the Separation Time and (2) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Southwest Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Centuri Liabilities shall otherwise become assignable or able to be novated, Southwest shall promptly assign, or cause to be assigned, and Centuri or the applicable Centuri Group member shall assume, such Unreleased Centuri Liabilities without exchange of further consideration.

(iii) If Centuri is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release as set forth in clause (ii) of this Section 2.6(a), Centuri and any relevant member of its Group that has assumed the applicable Unreleased Centuri Liability shall indemnify, defend and hold harmless Southwest against or from such Unreleased Centuri Liability in accordance with the provisions of Article IV and shall, as agent or subcontractor for Southwest, pay, perform and discharge fully all the obligations or other Liabilities of Southwest thereunder.

(b) Assignment and Novation of Southwest Liabilities.

(i) Prior to the Separation Time, each of Southwest and Centuri, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all Southwest Liabilities and obtain in writing the unconditional release of each member of the Centuri Group that is a party to any such arrangements, so that, in any such case, the members of the Southwest Group shall be solely responsible for such Southwest Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Southwest nor Centuri shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested. To the extent such novation or assignment contemplated by the first sentence of this Section 2.6(b)(i) has been effected, the members of the Centuri Group shall, from and after the Separation Time, cease to have any obligation whatsoever arising from or in connection with such Southwest Liabilities.

(ii) If Southwest or Centuri is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the Centuri Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Southwest Liability”), Southwest shall, to the extent not prohibited by Law, (x) use its commercially reasonable efforts to effect such consent, substitution, approval, amendment or release as soon as practicable following the Separation Time, but, in any event within six (6) months thereof, and (y) as indemnitor, guarantor, agent or subcontractor for such member of the Centuri Group, as the case may be, (1) pay, perform and discharge fully all the obligations or other Liabilities of such member of the Centuri Group that constitute Unreleased Southwest Liabilities from and after the Separation Time and (2) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Centuri Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Southwest Liabilities shall otherwise become assignable or able to be novated, Centuri shall promptly assign, or cause to be assigned, and Southwest or the applicable Southwest Group member shall assume, such Unreleased Southwest Liabilities without exchange of further consideration.

(iii) If Southwest is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release as set forth in clause (ii) of this Section 2.6(b), Southwest and any relevant member of its Group (except for members of the Centuri Group) that has assumed the applicable Unreleased Southwest Liability shall indemnify, defend and hold harmless Centuri against or from such Unreleased Southwest Liability in accordance with the provisions of Article IV and shall, as agent or subcontractor for Centuri, pay, perform and discharge fully all the obligations or other Liabilities of Centuri thereunder.

2.7 Termination of Agreements.

(a) Except as set forth in Section 2.7(b), in furtherance of the releases and other provisions of Section 4.1, Centuri and each member of the Centuri Group, on the one hand, and Southwest and each member of the Southwest Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among Centuri or any member of the Centuri Group, on the one hand, and Southwest or any member of the Southwest Group, on the other hand, effective as of the Separation Time. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Separation Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 2.7(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof):

(i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Separation Time); (ii) any agreements, arrangements, commitments or understandings to which any Third Party is a party; (iii) any intercompany customer, sales, distribution, purchase, rebate, reimbursement, payor, retail, development, research, collaboration, promotion, quality, regulatory, services, purchase order, statement of work, supply or vendor contracts or agreements; (iv) any intercompany accounts payable, intercompany loans or accounts receivable accrued as of the Separation Time that are reflected in the books and records of the Parties or otherwise documented in writing in accordance with past practices, which shall be settled in the manner contemplated by Section 2.7(c); and (v) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of Southwest or Centuri, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned).

(c) All of the intercompany accounts receivable, intercompany loans and accounts payable between any member of the Southwest Group, on the one hand, and any member of the Centuri Group, on the other hand, outstanding as of the Separation Time and arising out of the contracts or agreements described in Section 2.7(b) or out of the provision, prior to the Separation Time, of the services to be provided following the Separation Time pursuant to the Ancillary Agreements shall be repaid or settled following the Separation Time in the ordinary course of business or, if otherwise mutually agreed prior to the Separation Time by duly authorized representatives of Southwest and Centuri, cancelled. All other intercompany accounts receivable, intercompany loans and accounts payable between any member of the Southwest Group, on the one hand, and any member of the Centuri Group, on the other hand, outstanding as of the Separation Time shall, as promptly as practicable after the Separation Time, be repaid, settled or otherwise eliminated by means of cash payments, a dividend, capital contribution, a combination of the foregoing, or otherwise as determined by Southwest in its sole and absolute discretion.

2.8 Bank Accounts; Cash Balances.

(a) Each Party agrees to take, or cause the members of its Group to take, at the Separation Time (or such earlier time as the Parties may agree), all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned, or controlled, by Centuri or any other member of the Centuri Group (collectively, the “Centuri Accounts”) and all contracts or agreements governing each bank or brokerage account owned by Southwest or any other member of the Southwest Group (collectively, the “Southwest Accounts”) so that each such Centuri Account and Southwest Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to) to any Southwest Account or Centuri Account, respectively, is de-linked from such Southwest Account or Centuri Account, respectively.

(b) It is intended that, following consummation of the actions contemplated by Section 2.8(a), there will be in place a cash management process pursuant to which the Centuri Accounts will be managed, and funds collected will be transferred into one (1) or more accounts maintained by Centuri or a member of the Centuri Group.

(c) It is intended that, following consummation of the actions contemplated by Section 2.8(a), there will continue to be in place a cash management process pursuant to which the Southwest Accounts will be managed, and funds collected will be transferred into one (1) or more accounts maintained by Southwest or a member of the Southwest Group.

(d) With respect to any outstanding checks issued or payments initiated by Southwest, Centuri or any of the members of their respective Groups prior to the Separation Time, such outstanding checks and payments shall be honored following the Separation Time by the Person or Group owning, or controlling, the account on which the check is drawn or from which the payment was initiated, respectively.

(e) Subject to the Tax Matters Agreement to the extent related to Tax items, as between Southwest and Centuri (and the members of their respective Groups), all payments made and reimbursements, credits, returns or rebates received after the Separation Time by either Party (or member of its Group) that relate to a business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such Party of any such payment or reimbursement, credit, return or rebate such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement without right of set-off.

2.9 Ancillary Agreements. Concurrent with this Agreement, each of Southwest and Centuri will, or will cause the applicable members of their Groups to, execute and deliver all Ancillary Agreements to which it is a party.

2.10 Disclaimer of Representations and Warranties. EACH OF SOUTHWEST (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SOUTHWEST GROUP) AND CENTURI (ON BEHALF OF ITSELF AND EACH MEMBER OF THE CENTURI GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY

ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO: (A) THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, (B) ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH, (C) THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, (D) THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR (E) THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE III

THE IPO; OTHER TRANSACTIONS

3.1 Sole and Absolute Discretion; Cooperation. Following the date hereof and subject to the terms of the Underwriting Agreement, Southwest may, in its sole and absolute discretion, determine (a) whether and when to proceed with the IPO, if at all and (b) the terms of the IPO, including the form, structure and terms of any transaction(s) or offering(s) to effect the IPO and the timing and conditions to the consummation of the IPO. In addition, subject to the terms of the Underwriting Agreement, Southwest may, at any time and from time to time until the consummation of the IPO, modify or change the terms of the IPO, including by accelerating or delaying the timing of the consummation of all or part of the IPO or terminating the IPO. Centuri shall cooperate with Southwest to accomplish the IPO and any concurrent private placement(s) and shall, at Southwest’s direction, promptly take any and all actions necessary or desirable to effect the IPO and any concurrent private placement(s), including, without limitation, the registration under the Securities Act of the Centuri Common Stock on appropriate registration form(s) to be designated by Southwest. For the avoidance of doubt, Southwest may determine, at any point prior to the IPO Effective Date, to not proceed with and terminating the IPO.

3.2 Actions Prior to the IPO.

(a) If Southwest determines in accordance with Section 3.1 to proceed with the IPO, Southwest and Centuri shall use their reasonable best efforts to consummate the IPO. Such actions shall include, but not necessarily be limited to, those specified in this Section 3.2.

(b) Registration Statements. Centuri shall prepare and file the IPO Registration Statement, and such amendments or supplements thereto, and use its reasonable best efforts to cause the same to become and remain effective as required by Law or by the Underwriting Agreement, including, but not limited to, filing such amendments to the IPO Registration Statement as may be required by the Underwriting Agreement, the SEC or federal, state or foreign securities Laws. Southwest and Centuri shall also cooperate in preparing, filing with the SEC and causing to become effective a registration statement registering the Centuri Common Stock under the Exchange Act, and any registration statements or amendments thereof that are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the IPO or the other transactions contemplated by this Agreement and the Ancillary Agreements.

(c) Underwriting Activities. Southwest and Centuri shall enter into the Underwriting Agreement, in form and substance reasonably satisfactory to Southwest and shall comply with its obligations thereunder.

(d) IPO Consultation. Southwest and Centuri shall consult with each other and the Underwriters regarding the timing, pricing and other material matters with respect to the IPO.

(e) Securities Law Matters. To the extent required under applicable Law, Southwest and Centuri will prepare, and Centuri will file with the SEC, any such documentation and any requisite no-action letters that Southwest determines are necessary or desirable to effectuate the IPO, and Southwest and Centuri shall each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. Each of Southwest and Centuri shall use its reasonable best efforts to take all such action as may be necessary or appropriate under state securities and blue sky laws of the United States (and any comparable Laws under any foreign jurisdictions) in connection with the IPO.

(f) NYSE Listing. Centuri shall prepare, file and use reasonable best efforts to seek to make effective, an application for listing of the Centuri Common Stock to be issued in the IPO on the NYSE, subject to official notice of issuance.

(g) Preparation of Materials. Centuri shall participate in the preparation of materials and presentations as Southwest or the Underwriters shall deem necessary or desirable.

(h) IPO Costs. Other than the SEC registration fee and the FINRA fee, Centuri shall pay all third-party costs, fees and expenses relating to the IPO, all of the reimbursable expenses of the Underwriters pursuant to the Underwriting Agreement, all of the costs of producing, printing, mailing and otherwise distributing the Prospectus, as well as the Underwriters’ discount as provided in the Underwriting Agreement.

(i) Centuri Directors and Officers. Prior to the IPO Effective Date, Southwest and Centuri shall take all necessary actions so that, as of the IPO Effective Date, (i) the directors and executive officers of Centuri shall be those set forth in the IPO Registration Statement, unless otherwise agreed by the Parties; (ii) each individual referred to in clause (i) shall have resigned, if requested by Southwest at Southwest’s sole discretion, from his or her position, if any, as a member of the Southwest Board or as an executive officer of Southwest; and (iii) Centuri shall have such other officers as Centuri shall appoint. Until the Disposition Date, the chair of the Centuri Board shall not be an officer of Centuri.

(j) Centuri Certificate of Incorporation and Centuri Bylaws. Prior to the IPO Effective Date, Southwest and Centuri shall each take all actions that may be required to provide for the adoption by Centuri of the Centuri Certificate of Incorporation and Centuri Bylaws, in each case, to be effective as of the IPO Effective Date.

3.3 The Distribution or Other Disposition; Cooperation.

(a) Southwest shall, in its sole and absolute discretion, determine (i) whether and when to proceed with all or part of the Distribution or Other Disposition and (ii) all terms of the Distribution or Other Disposition, as applicable, including the form, structure and terms of any transaction(s) or offering(s) to effect the Distribution or Other Disposition and the timing of and conditions to the consummation of the Distribution or Other Disposition. In addition, in the event that Southwest determines to proceed with the Distribution or Other Disposition, Southwest may at any time and from time to time until the completion of the Distribution or Other Disposition abandon, modify or change any or all of the terms of the Distribution or Other Disposition, including by accelerating or delaying the timing of the consummation of all or part of the Distribution or Other Disposition.

(b) Upon Southwest’s request, in addition to any appliable obligations of Centuri under the Registration Rights Agreement, Centuri shall cooperate with Southwest in all respects to accomplish the Distribution or Other Disposition and shall, at Southwest’s direction, promptly take any and all actions necessary or desirable to effect the Distribution or Other Disposition, including, without limitation:

(i) registering under the Securities Act the offering of Centuri Common Stock on appropriate registration form(s) to be designated by Southwest and filing any necessary documents pursuant to the Exchange Act; provided, that Southwest shall select any investment bank(s), manager(s), underwriter(s), dealer-manager(s), financial printer, solicitation or exchange agent and financial, legal, accounting, Tax and other advisors and service providers in connection with the Distribution or Other Disposition;

(ii) providing to Southwest and its Representatives information regarding Centuri and its Subsidiaries, as Southwest shall reasonably request in connection with the Distribution or Other Disposition, including all pertinent financial and other records, pertinent corporate documents and other properties of Centuri; provided, that any information requested pursuant to this Section 3.3(b)(i), which Centuri determines in good faith to be confidential, and of which determination Southwest is so notified, shall not be disclosed by Southwest or any potential transferee of Retained Shares reasonably identified by Southwest (a “Disposition Transferee”) to any other Persons until Centuri makes a “cleansing disclosure” with respect to such information; provided, further, that Centuri shall make a “cleansing disclosure” with respect to such information no later than ninety (90) days following receipt by Southwest or any Disposition Transferee of such information unless Centuri determines in good faith that such “cleansing disclosure” would have a material and adverse effect on the Centuri Business;

(iii) cooperating with any reasonable due diligence investigation and review of Centuri and its Subsidiaries to be undertaken in connection with the Distribution or Other Disposition by any Disposition Transferee that executes a confidentiality agreement, including causing senior management of Centuri to be reasonably available to any such Disposition Transferee and its Representatives;

(iv) cooperating with Southwest to take such corporate or other organizational actions as Southwest may reasonably request to permit the consummation of the Distribution or Other Disposition;

(v) delivering or causing to be delivered customary comfort letters and legal opinions as are required in connection with the Distribution or Other Disposition, in each case, subject to receipt by Centuri of any representations or documentation reasonably necessary to permit the delivery of such comfort letters or legal opinions;

(vi) cooperating with Southwest, any Disposition Transferee and their respective Representatives in connection with any filings required to be made with any Governmental Authority in connection with the Distribution or Other Disposition;

(vii) sending appropriate Centuri officers to attend any “road shows” scheduled in connection with the Distribution or Other Disposition, with all out-of-pocket costs and expenses incurred by Centuri or such officers in connection with such attendance to be paid in accordance with Section 11.9;

(viii) providing to any transfer agent, exchange agent or registrar such share certificates (to the extent certificated), book-entry authorizations (to the extent not certificated), forms, legal opinions (from Centuri’s outside or in-house counsel), agreements, documents or any other information required to consummate the Distribution or Other Disposition that Southwest, any Disposition Transferee, any underwriter or any such transfer agent, exchange agent or registrar may so request;

(ix) executing such agreements and taking such other actions as Southwest shall reasonably request in order to expedite or facilitate the disposition of the Retained Shares, including customary indemnification and contribution to the effect and to the extent provided in the Registration Rights Agreement; and

(x) otherwise cooperating with Southwest to facilitate the satisfaction on a timely basis of all conditions precedent to consummating the Distribution or Other Disposition that are within Centuri’s control.

ARTICLE IV

MUTUAL RELEASES; INDEMNIFICATION

4.1 Release of Pre-Separation Claims.

(a) Centuri Release of Southwest. Except as provided in Section 4.1(c) and Section 4.1(d), effective as of the Separation Time, Centuri does hereby, for itself and each other member of the Centuri Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Separation Time have been stockholders, directors, officers, agents or employees of any member of the Centuri Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Southwest and the members of the Southwest Group, and their respective successors and assigns, (ii) all Persons who at any time prior to the Separation Time have been stockholders, directors, officers, agents or employees of any member of the Southwest Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Separation Time are or have been stockholders, directors, officers, agents or employees of a Transferred Entity and who are not, as of immediately following the Separation Time, directors, officers or employees of Centuri or a member of the Centuri Group, in each case from: (A) all Centuri Liabilities, (B) all Liabilities arising from or in connection with the Transactions and all other activities to implement the Transactions (for the avoidance of doubt this clause (B) shall not limit or affect indemnification obligations of the Parties set forth in this Agreement or any Ancillary Agreement) and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Separation Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Separation Time), in each case to the extent relating to, arising out of or resulting from the Centuri Business, the Centuri Assets or the Centuri Liabilities.

(b) Southwest Release of Centuri. Except as provided in Section 4.1(c) and Section 4.1(d), effective as of the Separation Time, Southwest does hereby, for itself and each other member of the Southwest Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Separation Time have been stockholders, directors, officers, agents or employees of any member of the Southwest Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Centuri and the members of the Centuri Group and their respective successors and assigns, and (ii) all Persons who at any time prior to the Separation Time have been directors, officers, agents or employees of any member of the Centuri Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from (A) all Southwest Liabilities, (B) all Liabilities arising from or in connection with the Transactions and all other activities to implement the Transactions (for the avoidance of doubt this clause (B) shall not limit or affect indemnification obligations of the Parties set forth in this Agreement or any Ancillary Agreement) and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Separation Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Separation Time), in each case to the extent relating to, arising out of or resulting from the Southwest Business, the Southwest Assets or the Southwest Liabilities.

(c) Obligations Not Affected. Nothing contained in this Agreement, including Section 4.1(a) or 4.1(b), shall impair or otherwise affect any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.7(b) as not to terminate as of the Separation Time, in each case in accordance with its terms. Nothing contained in Section 4.1(a) or 4.1(b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement among any members of the Southwest Group or any members of the Centuri Group that is specified in Section 2.7(b) as not to terminate as of the Separation Time, or any other Liability specified in Section 2.7(b) as not to terminate as of the Separation Time;

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group, including with respect to indemnification or contribution, under this Agreement or any Ancillary Agreement;

(iii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Separation Time;

(iv) any Liability provided in or resulting from any agreement or understanding that is entered into after the Separation Time between any Party (or a member of such Party’s Group), on the one hand, and any other Party (or a member of the other Party’s Group), on the other hand;

(v) any Liability that the Parties may have with respect to indemnification or contribution or other obligation pursuant to this Agreement, any Ancillary Agreement or otherwise for claims brought against the Parties by Third Parties, which Liability shall be governed by the provisions of this Article IV and Article V and, if applicable, the appropriate provisions of the Ancillary Agreements; or

(vi) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.1.

In addition, nothing contained in Section 4.1(a) shall release any member of the Southwest Group from honoring its existing obligations to indemnify any director, officer or employee of Centuri who was a director, officer or employee of any member of the Southwest Group on or prior to the Separation Time, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations; it being understood that, if the underlying obligation giving rise to such Action is a Centuri Liability, Centuri shall indemnify Southwest for such Liability (including Southwest’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.

(d) No Claims. Centuri shall not make, and shall not permit any other member of the Centuri Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Southwest or any other member of the Southwest Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). Southwest shall not make, and shall not permit any other member of the Southwest Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Centuri or any other member of the Centuri Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).

(e) Execution of Further Releases. At any time at or after the Separation Time, at the request of either Party, the other Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 4.1.

4.2 Indemnification by Centuri. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, Centuri shall, and shall cause the other members of the Centuri Group to, indemnify, defend and hold harmless Southwest, each member of the Southwest Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Southwest Indemnitees”), from and against any and all Liabilities of the Southwest Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any Centuri Liability or Centuri Asset;

(b) any failure of Centuri, any other member of the Centuri Group or any other Person to pay, perform or otherwise promptly discharge any Centuri Liabilities in accordance with their terms, whether prior to, on or after the Separation Time;

(c) any breach by Centuri or any other member of the Centuri Group of this Agreement or any of the Ancillary Agreements;

(d) except to the extent it relates to a Southwest Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Centuri Group by any member of the Southwest Group that survives following the Separation; and

(e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (i) contained in the IPO Registration Statement or any Prospectus (including in any amendments or supplements thereto) (other than information provided by Southwest to Centuri specifically for inclusion in the IPO Registration Statement or any Prospectus), (ii) contained in any public filings made by Centuri with the SEC following the date of the IPO, or (iii) provided by Centuri to Southwest specifically for inclusion in Southwest’s annual or quarterly or current reports following the date of the IPO to the extent (A) such information pertains to (x) a member of the Centuri Group or (y) the Centuri Business or (B) Southwest has provided written notice to Centuri that such information will be included in one or more annual or quarterly or current reports, specifying how such information will be presented, and the information is included in such annual or quarterly or current reports; provided, that this subclause (B) shall not apply to the extent that any such Liability arises out of or results from, or in connection with, any action or inaction of any member of the Southwest Group, including as a result of any misstatement or omission of any information by any member of the Southwest Group to Centuri.

4.3 Indemnification by Southwest. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, Southwest shall, and shall cause the other members of the Southwest Group to, indemnify, defend and hold harmless Centuri, each member of the Centuri Group and each of their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Centuri Indemnitees”), from and against any and all Liabilities of the Centuri Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any Southwest Liability or Southwest Asset;

(b) any failure of Southwest, any other member of the Southwest Group or any other Person to pay, perform or otherwise promptly discharge any Southwest Liabilities in accordance with their terms, whether prior to, on or after the Separation Time;

(c) any breach by Southwest or any other member of the Southwest Group of this Agreement or any of the Ancillary Agreements;

(d) except to the extent it relates to a Centuri Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Southwest Group by any member of the Centuri Group that survives following the Separation; and

(e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (i) contained in the IPO Registration Statement or any Prospectus (including in any amendments or supplements thereto) provided by Southwest specifically for inclusion therein to the extent such information pertains to (x) any member of the Southwest Group or (y) the Southwest Business or (ii) provided by Southwest to Centuri specifically for inclusion in Centuri’s annual or quarterly or current reports following the date of the IPO to the extent (A) such information pertains to (x) a member of the Southwest Group or (y) the Southwest Business or (B) Centuri has provided written notice to Southwest that such information will be included in one or more annual or quarterly or current reports, specifying how such information will be presented, and the information is included in such annual or quarterly or current reports; provided, that this subclause (B) shall not apply to the extent that any such Liability arises out of or results from, or in connection with, any action or inaction of any member of the Centuri Group, including as a result of any misstatement or omission of any information by any member of the Centuri Group to Southwest.

4.4 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article IV or Article V will be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability. Accordingly, the amount that either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of such Liability, then within ten (10) calendar days of receipt of such Insurance Proceeds, the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b) The Parties agree that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof. Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article IV. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

(c) Notwithstanding the foregoing, the Tax Matters Agreement shall govern for purposes of determining the Tax treatment of any indemnification payments and the adjustments (if any) to any indemnification payment to account for any Tax liability or benefit relating to such payment.

4.5 Procedures for Indemnification.

(a) Third-Party Claims. If, at or following the Separation Time, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Southwest Group or the Centuri Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2 or 4.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable, but in any event within fourteen (14) days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 4.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.5(a).

(b) Control of Defense. Southwest may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third-Party Claim. Within thirty (30) days after the receipt of a notice from an Indemnitee in accordance with Section 4.5(a) (or sooner, if the nature of the Third-Party Claim so requires), Southwest shall provide written notice to the Indemnitee indicating whether Southwest shall assume responsibility for defending the Third-Party Claim. If Southwest elects not to assume responsibility for defending any Third-Party Claim as provided in this Section 4.5(b) or fails to notify an Indemnitee of its election within thirty (30) days after receipt of the notice from an Indemnitee as provided in Section 4.5(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim.

(c) Allocation of Defense Costs. If Southwest has elected to assume the defense of a Third-Party Claim, then Southwest shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred by Southwest during the course of the defense of such Third-Party Claim by Southwest, regardless of any subsequent decision by Southwest to reject or otherwise abandon its assumption of such defense. If Southwest elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 4.5(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and Southwest has an indemnification obligation with respect to such Third-Party Claim, then Southwest shall be liable for all reasonable and documented fees and expenses incurred by the Indemnitee in connection with the investigation, coordination and defense of such Third-Party Claim; provided, however, if each of Southwest and Centuri has an indemnification obligation with respect to such Third-Party Claim, then the liability for such fees and expenses shall be allocated between Southwest and Centuri in a manner proportional to their relative indemnification obligations.

(d) Right to Monitor and Participate. Notwithstanding Southwest’s election to defend any Third-Party Claim, each Party shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of Southwest or such Indemnitee, as the case may be, and the provisions of Section 4.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, but subject to Section 6.7 and Section 6.8, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party. In addition to the foregoing, if any outside legal counsel to the Indemnitee reasonably determines in good faith that such Indemnitee and Southwest have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ one firm of separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and in such case Southwest shall bear the reasonable and documented fees and expenses of such counsel for all Indemnitees.

(e) No Settlement. Neither Party may settle or compromise any Third-Party Claim for which either Party is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages that are fully payable by the settling or compromising Party, does not involve any admission, finding or determination of wrongdoing or violation of Law by the other Party and provides for a full, unconditional and irrevocable release of the other Party and the other members of its Group and the Indemnitee(s) from all Liability in connection with the Third-Party Claim.

4.6 Additional Matters.

(a) Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IV shall be paid reasonably promptly (but in any event within thirty (30) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article IV) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.

(b) Notice of Direct Claims. Any claim for indemnification or contribution under this Agreement or any Ancillary Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party; provided, that the failure by an Indemnitee to so assert any such claim shall not prejudice the ability of the Indemnitee to do so at a later time except to the extent (if any) that the Indemnifying Party is prejudiced thereby. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 4.6(b) or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions of Article VII, be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c) Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.

(d) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third- Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e) Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in Section 4.5 and this Section 4.6, and the Indemnifying Party shall fully indemnify the named defendant against all reasonable costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

4.7 Right of Contribution.

(a) Contribution. If any right of indemnification contained in Section 4.2 or Section 4.3 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b) Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 4.7: (i) any fault associated with the ownership, operation or activities of the Centuri Business prior to the Separation Time shall be deemed to be the fault of Centuri and the other members of the Centuri Group, and no such fault shall be deemed to be the fault of Southwest or any other member of the Southwest Group; and (ii) any fault associated with the ownership, operation or activities of the Southwest Business prior to the Separation Time shall be deemed to be the fault of Southwest and the other members of the Southwest Group, and no such fault shall be deemed to be the fault of Centuri or any other member of the Centuri Group.

4.8 Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any Centuri Liabilities by Centuri or a member of the Centuri Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any Southwest Liabilities by Southwest or a member of the Southwest Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason or (c) the provisions of this Article IV are void or unenforceable for any reason.

4.9 Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Article IX, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

4.10 Survival of Indemnities. The rights and obligations of each of Southwest and Centuri and their respective Indemnitees under this Article IV shall survive (a) the sale or other transfer by either Party or any member of its Group of any assets or businesses or the assignment by it of any Liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group.

ARTICLE V

CERTAIN OTHER MATTERS

5.1 Insurance Matters.

(a) From the Separation Time until the Disposition Date, the members of the Centuri Group shall continue to be insured on the terms and subject to the limits in place on the Separation Time under the Shared Policies and shall be entitled to receive coverage thereunder to the same extent as the Southwest Group, in each case to the extent permitted under such applicable Policy. As of the Disposition Date, the coverage under all Shared Policies shall continue in force only for the benefit of the Southwest Group and not for the benefit of the Centuri Group. Effective from and after the Disposition Date, the Centuri Group shall arrange for its own insurance policies with respect to the Centuri Business covering all periods (whether prior to or following the Separation Time) and agrees not to seek, through any means, to benefit from any of the Southwest Group’s Policies or the Shared Policies that may provide coverage for claims relating in any way to the Centuri Business prior to the Disposition Date.

(b) Where Shared Policies with an unaffiliated third party insurer (and excluding, for the avoidance of doubt, any self-insurance, captive insurance or similar program) cover Centuri Liabilities reported to such unaffiliated third party insurer after the Separation Time and before the Disposition Date, with respect to an occurrence prior to the Disposition Date, under an occurrence-based or claims-made policy (collectively, “Covered Claims”), then the members of the Centuri Group may claim coverage for such Covered Claims under such Shared Policies and receive any insurance recoverables with respect thereto, without any prejudice or limitation to Southwest seeking insurance under the Shared Policies for its own claims; provided that Southwest may, in its sole discretion, participate in or control the prosecution or defense of any such Covered Claim. After the Separation Time, Southwest shall procure and administer the Shared Policies; provided, that such administration shall in no way limit, inhibit or preclude the right of the members of the Centuri Group to insurance coverage thereunder in accordance with this Section 5.1(b), in each case, with respect to Covered Claims. Centuri shall promptly notify Southwest of any Covered Claims (a “Claim Notice”), and Southwest agrees to reasonably cooperate with the Centuri Group concerning the pursuit of coverage with respect to any such Covered Claim, in each case at the expense of the Centuri Group (to the extent such expenses are not covered by the applicable Shared Policies).

(c) Centuri shall be responsible for complying with the terms of the Shared Policies to obtain coverage for such Covered Claims, including if the Shared Policy requires any payments to be made in connection therewith (including self-insured retentions or deductibles), and Centuri shall make any such required payments and maintain any required or appropriate accruals or reserves for such Covered Claims. Any proceeds received by Southwest from any insurance carrier that relate to Covered Claims shall be paid promptly to Centuri. In the event that Covered Claims relate to the same occurrence for which Southwest is seeking coverage under such Shared Policies and for which the Parties have a shared defense (a “Shared Claim”), Southwest may elect to defend, at its own expense (to the extent such expenses are not covered by the applicable Shared Policies), any such claim. Within thirty (30) days after the receipt of a Claim Notice from Centuri in accordance with Section 5.1(b), Southwest shall provide written notice to Centuri indicating whether Southwest shall assume responsibility for defending the Shared Claim. If Southwest elects not to assume responsibility for defending any Shared Claim as provided in this Section 5.1(c) or fails to notify Centuri of its election within thirty (30) days after receipt of the Claim Notice from Centuri as provided in Section 5.1(b), then Southwest and Centuri shall jointly defend any such claim and waive any conflict of interest necessary to conduct a joint defense, and shall bear any expenses in connection therewith equally (to the extent such expenses are not covered by the applicable Shared Policies), including self-insured retentions or deductibles. In the event that policy limits under an applicable Shared Policy are not sufficient to fund all claims of the Southwest Group and the Centuri Group, amounts due under such Shared Policy shall be paid on a first-come, first-served basis, and any amounts simultaneously due shall be paid to the respective entities in proportion to the assessed value of each respective entity’s claim or claims; provided, that, in the event the claims paid to the Centuri Group under such Shared Policy exceed five percent (5%) of the policy limit thereunder, and any member of the Southwest Group subsequently makes any claim under such policy, then, Centuri shall pay (or shall cause payment to be made) to Southwest an amount equal to the lesser of (i) the value of the applicable Southwest Group claim in excess of the applicable policy limit and (ii) the amount by which payments made to the Centuri Group under such policy exceeded five percent (5%) of the applicable policy limit.

(d) Upon a receipt of a written request from Centuri, Southwest shall use its commercially reasonable efforts to reduce or cancel the Centuri Group’s coverage under any Policies, effective no earlier than sixty (60) days after Southwest’s receipt of such request; provided, however, that (i) any costs associated or incurred in connection with such reduction or cancellation shall be borne exclusively by the Centuri Group, (ii) the Centuri Group understands that there may be no premium refund or credit provided by the relevant insurers as a result of such reduction or cancellation, and (iii) if and to the extent that Southwest actually receives a premium refund or credit from the relevant insurers for the term of the coverage so reduced or cancelled as a direct result of such reduction or cancellation, Southwest shall only be obligated to credit or pay over to the Centuri Group the lesser of (A) the amount of any such credit or refund or (B) the amount, if any, last charged to the Centuri Group by Southwest for such coverage during such term.

(e) Notwithstanding anything contained in this Section 5.1, to the extent Southwest has entered into or agrees to enter into, whether on its own or with respect to the any arrangement provided for under this Section 5.1, any settlement agreement or other arrangement with any insurance provider regarding coverage under any Shared Policy that provides for any limitation of coverage or release of such insurance provider with regard to any coverage thereunder, whether in whole or in part (collectively, the “Released Insurance Matters”), Centuri agrees that it shall (i) abide by the terms of and, to the extent required, consent to, any such settlement or arrangement relating to the Released Insurance Matters as a condition to receiving any coverage under any Shared Policy related thereto; (ii) have no rights to any such coverage under the Shared Policies with respect to any Released Insurance Matters; and (iii) make no claims under any Shared Policies with respect to any Released Insurance Matters.

5.2 Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within ten (10) days of a notice of non-payment) shall accrue interest at a rate per annum equal to the Prime Rate plus two and a half percent (2.5%), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

5.3 Treatment of Payments for Tax Purposes. For all applicable Tax purposes, the Parties agree to treat any payment required by this Agreement as set forth in Section 5.4 of the Tax Matters Agreement.

5.4 Inducement. Centuri acknowledges and agrees that Southwest’s willingness to cause, effect and consummate the Transactions has been conditioned upon and induced by Centuri’s covenants and agreements in this Agreement and the Ancillary Agreements, including Centuri’s assumption of the Centuri Liabilities pursuant to the Separation and the provisions of this Agreement and Centuri’s covenants and agreements contained in Article IV.

5.5 Post-Separation Time Conduct. The Parties acknowledge that, after the Separation Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Separation Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article IV) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

5.6 Centuri Annual Meeting. Centuri agrees that it will schedule its first annual meeting of stockholders following the Separation no earlier than the nine (9)-month anniversary of the Separation and no later than the twelve (12)-month anniversary of the Separation; provided, that if such twelve (12)-month anniversary occurs within the ninety (90)-day period immediately following a fiscal year end, then this deadline will be extended until 135 days after that fiscal year end.

5.7 Corporate Opportunities.

(a) From and after the Separation Time and for so long as the Southwest Group Beneficially Owns shares representing, in the aggregate, at least ten percent (10%) of the total voting power of the then outstanding shares of Centuri Voting Stock or has any directors, officers or employees who serve on the Centuri Board, the Centuri Board will renounce any interest or expectancy of Centuri in, or in being offered an opportunity to participate in, any corporate opportunities of any member of the Centuri Group that are presented to any member of the Southwest Group or any of its directors, officers or employees in accordance with Section 122(17) of the General Corporation Law of the State of Delaware.

(b) For the purposes of this Section 5.7, “corporate opportunities” of a Group shall include, but not be limited to, business opportunities that the Centuri Group is financially able to undertake, which are, from their nature, in the line of the Centuri Group’s business, are of practical advantage to it and are ones in which the Centuri Group would have an interest or a reasonable expectancy, and in which, by embracing the opportunities or allowing such opportunities to be embraced by the Southwest Group or its directors, officers or employees, the self-interest of the Southwest Group or any of its directors, officers or employees will or could be brought into conflict with that of the Centuri Group.

ARTICLE VI

EXCHANGE OF INFORMATION; CONFIDENTIALITY

6.1 Agreement for Exchange of Information. Subject to Section 6.8 and any other applicable confidentiality obligations, each of Southwest and Centuri, on behalf of itself and each member of its Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other Party’s Group, at any time before, on or after the Separation Time, but no later than the second (2nd) anniversary of the Disposition Date, as soon as reasonably practicable after written request therefor, any information (or a copy thereof) in the possession or under the control of such Party or its Group which the requesting Party or its Group requests to the extent that (i) such information relates to the Centuri Business, or any Centuri Asset or Centuri Liability, if Centuri is the requesting Party, or to the Southwest Business, or any Southwest Asset or Southwest Liability, if Southwest is the requesting Party; (ii) such information is required by the requesting Party to comply with its obligations under this Agreement or any Ancillary Agreement or in connection with (A) an issuance of debt or equity securities or (B) a merger, divisive merger, reorganization or consolidation transaction in which such Party is a constituent party but not the surviving entity or the sale by such Party of all or substantially all of its Assets; or (iii) such information is required by the requesting Party to comply with any obligation imposed by any Governmental Authority; provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of information could be detrimental to the Party providing the information, violate any Law or agreement, or waive any privilege available under applicable Law, including any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence. The Party providing information pursuant to this Section 6.1 shall only be obligated to provide such information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information, and nothing in this Section 6.1 shall expand the obligations of either Party under Section 6.4.

6.2 Ownership of Information. The provision of any information pursuant to Section 6.1 or Section 6.6 shall not affect the ownership of such information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements) or constitute a grant of rights in or to any such information.

6.3 Compensation for Providing Information. The Party requesting information agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering, copying, transporting and otherwise complying with the request with respect to such information (including any reasonable costs and expenses incurred in any review of information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested information). Except as may be otherwise specifically provided elsewhere in this Agreement, any Ancillary Agreement or any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

6.4 Record Retention. To facilitate the possible exchange of information pursuant to this Article VI and other provisions of this Agreement after the Separation Time, the Parties agree to use their commercially reasonable efforts, which shall be no less rigorous than those used for retention of such Party’s own information, to retain all information in their respective possession or control at the Separation Time in substantial accordance with the policies of Southwest as in effect at the Separation Time or such other policies as may be adopted by Southwest after the Separation Time (provided that Southwest notifies Centuri in writing of any such change). Notwithstanding the foregoing, the Tax Matters Agreement will exclusively govern the retention of Tax-related records and the exchange of Tax-related information.

6.5 Other Agreements Providing for Exchange of Information.

(a) The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of information set forth in any Ancillary Agreement.

(b) Any party that receives, pursuant to a request for information in accordance with this Article VI, Tangible Information that is not relevant to its request shall, at the request of the providing Party, (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information; and (ii) deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.

6.6 Production of Witnesses; Records; Cooperation.

(a) After the Separation Time, except in the case of a Dispute between Southwest and Centuri, or any members of their respective Groups, each Party shall use its commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

(b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c) Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

(d) Without limiting any provision of this Section 6.6, each of the Parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect to any Intellectual Property Rights.

(e) The obligation of the Parties to provide witnesses pursuant to this Section 6.6 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses directors, officers, employees, other personnel and agents without regard to whether such person or the employer of such person could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.6(a)).

6.7 Privileged Matters.

(a) Pre-Separation Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Separation Time have been and will be rendered for the collective benefit of each of the members of the Southwest Group and the Centuri Group, and that each of the members of the Southwest Group and the Centuri Group should be deemed to be the client with respect to such pre-Separation services for the purposes of asserting all privileges, immunities or other protections from disclosure, which may be asserted under applicable Law, including attorney client privilege, business strategy privilege, joint defense privilege, common interest privilege and protection under the work-product doctrine (“Privilege”). The Parties shall have a shared Privilege with respect to all Privileged Information that relates to such pre-Separation services. For the avoidance of doubt, Privileged Information within the scope of this Section 6.7 includes services rendered by legal counsel retained or employed by any Party (or any member of such Party’s respective Group), including outside counsel and in-house counsel.

(b) Post-Separation Services. The Parties recognize that legal and other professional services will be provided following the Separation Time to each of the Southwest Group and the Centuri Group. The Parties further recognize that certain of such post-Separation services will be rendered solely for the benefit of the Southwest Group or the Centuri Group, as the case may be, while other such post-Separation services may be rendered with respect to claims, proceedings, litigation, disputes or other matters that involve both the Southwest Group and the Centuri Group. In furtherance of the foregoing, each Party shall authorize the delivery to or retention by the other Party of materials existing as of the Separation Time that are necessary for such other Party to perform such services. The Parties acknowledge and agree that Morrison & Foerster LLP (“Morrison & Foerster”) has acted as counsel to the Southwest Group and Centuri Group in connection with the negotiation, preparation, execution and delivery of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby. The Parties agree that, following consummation of the Separation, such representation and any prior representation of Southwest Group and Centuri Group by Morrison & Foerster shall not preclude Morrison & Foerster from serving as counsel to the Southwest Group, Centuri Group or any of their respective Affiliates, in connection with any litigation, claim or obligations arising out of or relating to this Agreement, the Ancillary Agreements or the transactions contemplated thereby and hereby. The Parties shall not seek or have Morrison & Foerster disqualified from any such representation based on the prior representation of the Southwest Group or Centuri Group. Each of the Parties hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of the Parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. With respect to such post-Separation services and related Privileged Information, the Parties agree as follows:

(i) all Privileged Information relating to any claims, proceedings, litigation, disputes or other matters that involve both the Southwest Group and the Centuri Group shall be subject to a shared Privilege among the Parties involved in the claims, proceedings, litigation, disputes or other matters at issue; and

(ii) except as otherwise provided in Section 6.7(b)(i), Privileged Information relating to post-Separation services provided solely to: (i) any member of the Southwest Group or (ii) any member of the Centuri Group shall not be deemed shared between the Parties; provided, that the foregoing shall not be construed or interpreted to restrict the right or authority of the Parties (x) to enter into any further agreement, not otherwise inconsistent with the terms of this Agreement, concerning the sharing of Privileged Information, or (y) otherwise to share Privileged Information without waiving any Privilege which could be asserted under applicable Law.

(c) The Parties agree as follows regarding all Privileged Information with respect to which the Parties shall have a shared Privilege under Section 6.7(a) or Section 6.7(b):

(i) subject to Section 6.7(c)(iii) and Section 6.7(c)(iv), no Party may waive, allege or purport to waive, any Privilege that could be asserted under any applicable Law, and in which any other Party has a shared Privilege, without the consent of the other Party (such consent not to be unreasonably withheld or conditioned). Consent shall be in writing or shall be deemed to be granted unless written objection is made within thirty (30) days after written notice is given to such other Party;

(ii) if a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a Privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate in good faith and shall endeavor to minimize any prejudice to the rights of the other Party. Southwest shall not unreasonably withhold or condition consent to any request for waiver by Centuri and specifically agrees that it shall not withhold consent to waive for any purpose except to protect its own legitimate interests;

(iii) if, within thirty (30) days of receipt by Centuri of written objection, the Parties have not succeeded in negotiating a resolution to any dispute regarding whether a Privilege should be waived, and Centuri determines that a Privilege should nonetheless be waived to protect or advance its interest, Centuri shall provide Southwest thirty (30) days written notice prior to effecting such waiver. Each Party specifically agrees that failure within thirty (30) days of receipt of such notice to commence proceedings to enjoin such disclosure under applicable Law shall be deemed full and effective consent to such disclosure, and any such Privilege shall not be waived by Centuri under the final determination of such dispute; and

(iv) in the event of any litigation or dispute between the Parties, or any members of their respective Groups, either such Party may waive a Privilege in which the other Party or member of such Group has a shared Privilege, without obtaining the consent of the other Party.

(d) The transfer of all information pursuant to this Agreement is made in reliance on the agreement of Southwest and Centuri as set forth in this Section 6.7 and Section 6.8, to maintain the confidentiality of Privileged Information and to assert and maintain any applicable Privilege. The access to information, witnesses and individuals being granted pursuant to Article VI, the furnishing of notices and documents and other cooperative efforts contemplated by Article IV, and the transfer of Privileged Information between the Parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise; provided, further, that Southwest in its sole discretion may require that a Common Interest Agreement be entered into as a condition to delivering such information or providing witness services to any other Person pursuant to this Agreement.

6.8 Confidentiality.

(a) Confidentiality. Subject to Section 6.9, and without prejudice to any longer period that may be provided for in any of the Ancillary Agreements, from and after the Separation Time until the three (3)-year anniversary of the Separation Time, each of Southwest and Centuri, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Southwest’s confidential and proprietary information pursuant to policies in effect as of the Separation Time, all confidential and proprietary information concerning the other Party or any member of the other Party’s Group or their respective businesses (giving effect to the Separation) that is either in its possession (including confidential and proprietary information in its possession prior to the date hereof) or furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such confidential and proprietary information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group), which sources are not themselves known by such Party (or any member of such Party’s Group) to be bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, or (iii) independently developed or generated without reference to or use of any proprietary or confidential information of the other Party or any member of such Party’s Group. Notwithstanding the foregoing three (3)-year period, Southwest’s and Centuri’s obligations with respect to confidential and proprietary information that constitutes Trade Secrets shall survive and continue for so long as such confidential and proprietary information retains its status as a Trade Secret. If any confidential and proprietary information of one Party or any member of its Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of such first Party’s Group under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary information shall be used only as required to perform such services.

(b) No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 6.8(a) to any other Person, except its Representatives who need to know such information in their capacities as such (who shall be advised of their obligations hereunder with respect to such information), and except in compliance with this Section 6.8. Without limiting the foregoing, when any such information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, and is no longer subject to any legal hold or other document preservation obligation, each Party will promptly after request of the other Party either return to the other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided, that the Parties may retain electronic back-up versions of such information maintained on routine computer system backup tapes, disks or other backup storage devices; provided, further, that any such information so retained shall remain subject to the confidentiality provisions of this Agreement or any Ancillary Agreement.

(c) Residuals. Nothing in this Agreement shall prohibit Southwest Group from using for any purpose Residuals retained by its employees and contractors having access to the Centuri Assets or other confidential information related to Centuri Group. Centuri Group also covenants and agrees that no member of the Centuri Group shall bring suit or otherwise assert any claim against any member of the Southwest Group in connection with any Residuals or for inadvertent use of any retained Centuri Assets.

(d) Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and members of its Group may presently have and, following the Separation Time, may gain access to or possession of confidential or proprietary information of, or legally-protected personal information (including personal health information) relating to, Third Parties (i) that was received under privacy policies or notices or confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or members of such other Party’s Group, on the other hand, prior to the Separation Time; or (ii) that, as between the two Parties, was originally collected by the other Party or members of such other Party’s Group and that may be subject to and protected by privacy policies or notices, as well as applicable data privacy Laws or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or legally protected personal information (including personal health information) relating to, Third Parties in accordance with the obligations outlined in the applicable privacy policies or notices and applicable data privacy Laws or other applicable Laws and the terms of any agreements that were either entered into before the Separation Time or affirmative commitments or representations that were made before the Separation Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand.

6.9 Protective Arrangements. In the event that a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

ARTICLE VII

DISPUTE RESOLUTION

7.1 Good Faith Officer Negotiation. Subject to Section 7.4, either Party seeking resolution of any dispute, controversy, demand, request for relief or claim of any kind arising out of, in connection with or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or any Ancillary Agreement (unless such Ancillary Agreement expressly provides that disputes thereunder will not be subject to the resolution procedures set forth in this Article VII), including regarding whether any Assets are Centuri Assets or Southwest Assets, any Liabilities are Centuri Liabilities or Southwest Liabilities or the validity, interpretation, breach or termination of this Agreement or any such Ancillary Agreement (a “Dispute”), shall provide written notice thereof to the other Party (the “Officer Negotiation Request”). Within fifteen (15) days of the delivery of the Officer Negotiation Request, the Parties shall attempt to resolve the Dispute through good faith negotiations. All such negotiations shall be conducted by the Chief Financial Officers or general counsels of the Parties (or such other individuals designated by the respective general counsels). All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Parties are unable for any reason to resolve a Dispute within twenty-one (21) days of receipt of the Officer Negotiation Request, and such twenty-one (21)-day period is not extended by mutual written consent of the Parties, the Chief Executive Officers of the Parties shall enter into good faith negotiations in accordance with Section 7.2.

7.2 Good Faith CEO Negotiation. If any Dispute is not resolved pursuant to Section 7.1, the Party that delivered the Officer Negotiation Request shall provide written notice of such Dispute to the Chief Executive Officer of each Party (a “CEO Negotiation Request”). As soon as reasonably practicable following receipt of a CEO Negotiation Request, the Chief Executive Officers of the Parties shall begin conducting good-faith negotiations with respect to such Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Chief Executive Officers of the Parties are unable for any reason to resolve a Dispute within twenty-one (21) days of receipt of a CEO Negotiation Request, and such twenty-one (21)-day period is not extended by mutual written consent of the Parties, the Dispute shall be submitted to arbitration in accordance with Section 7.3.

7.3 Arbitration. If a Dispute has not been resolved within twenty-one (21) days of the receipt of a CEO Negotiation Request in accordance with Section 7.2, or within such longer period as the Parties may agree to in writing (in either case, the “Negotiation Period”), then such Dispute may be submitted by either Party (an “Arbitration Request”) to final and binding arbitration administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures then in effect (the “Rules”), except as provided in Section 11.13 or as otherwise modified herein. In the event of any arbitration in accordance with this Section 7.3, (a) the Parties shall not assert the defenses of statute of limitations, laches or any other defense, in each such case based on the passage of time during the Negotiation Period, and (b) any contractual time period or deadline under this Agreement or any Ancillary Agreement relating to such Dispute occurring after the CEO Negotiation Request is received shall not be deemed to have passed until such arbitration has been resolved.

(a) The arbitration shall be conducted using a panel of three (3) arbitrators (the “Arbitral Tribunal”) selected as follows: (i) within thirty (30) days from the date of the receipt of the Arbitration Request, each Party will name an arbitrator; and (ii) the two (2) Party-appointed arbitrators will thereafter, within thirty (30) days from the date on which the second of the two (2) arbitrators was named, name a third independent arbitrator who will act as chairperson of the Arbitral Tribunal. In the event that either Party fails to name an arbitrator within thirty (30) days from the date of receipt of the Arbitration Request, then upon written application by either Party, that arbitrator shall be appointed pursuant to the Rules. In the event that the two (2) Party-appointed arbitrators fail to appoint the third, then the third independent arbitrator will be appointed pursuant to the Rules. If the arbitration will be before a sole independent arbitrator, then the sole independent arbitrator will be appointed by agreement of the Parties within thirty (30) days of the date of receipt of the Arbitration Request. If the Parties cannot agree to a sole independent arbitrator during such thirty (30)-day period, then upon written application by either Party, the sole independent arbitrator will be appointed pursuant to the Rules. Each arbitrator nominated hereunder must have relevant experience and skill in resolving disputes of a kind similar to the Dispute in question.

(b) The arbitration shall be held, and the award shall be rendered, in Las Vegas, Nevada, in the English language.

(c) For the avoidance of doubt, by submitting their Dispute to arbitration under the Rules, the Parties expressly agree that all issues of arbitrability, including all issues concerning the propriety and timeliness of the commencement of the arbitration, the jurisdiction of the Arbitral Tribunal (including the scope of this agreement to arbitrate and the extent to which a Dispute is within that scope), and the procedural conditions for arbitration, shall be finally and solely determined by the Arbitral Tribunal.

(d) Without derogating from Section 7.3(e), the Arbitral Tribunal shall have the full authority to grant any pre-arbitral injunction, pre-arbitral attachment, interim or conservatory measure or other order in aid of arbitration proceedings (“Interim Relief”). The Parties shall exclusively submit any application for Interim Relief to only: (A) the Arbitral Tribunal; or (B) prior to the constitution of the Arbitral Tribunal, an emergency arbitrator appointed in the manner provided for in the Rules (the “Emergency Arbitrator”). Any Interim Relief so issued shall, to the extent permitted by applicable Law, be deemed a final arbitration award for purposes of enforceability, and, moreover, shall also be deemed a term and condition of this Agreement subject to specific performance in Section 11.13. The foregoing procedures shall constitute the exclusive means of seeking Interim Relief; provided, however, that (i) the Arbitral Tribunal shall have the power to continue, review, vacate or modify any Interim Relief granted by an Emergency Arbitrator; and (ii) in the event an Emergency Arbitrator or the Arbitral Tribunal issues an order granting, denying or otherwise addressing Interim Relief (a “Decision on Interim Relief”), any Party may apply to enforce or require specific performance of such Decision on Interim Relief in any federal court within the Borough of Manhattan in the City of New York or any court of the State of New York, in each case located in the Borough of Manhattan in the City of New York (each a “Chosen Court” and collectively, the “Chosen Courts”) (which courts the Parties hereby agree have jurisdiction over them to enforce any such award) and any other court of competent jurisdiction.

(e) The Arbitral Tribunal shall have the power to grant any remedy or relief that is in accordance with the terms of this Agreement or the applicable Ancillary Agreement, including specific performance and temporary or final injunctive relief, provided, however, that the Arbitral Tribunal shall have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement or any Ancillary Agreement.

(f) The Arbitral Tribunal shall have the power to allocate the costs and fees of the arbitration, including reasonable attorneys’ fees and expenses and costs as well as those costs and fees addressed in the Rules, between the Parties in the manner it deems fit.

(g) Subject to Section 11.7(c), arbitration under this Article VII shall be the sole and exclusive remedy for any Dispute, and any award rendered thereby shall be final and binding upon the Parties as from the date rendered. Judgment on the award rendered by the Arbitral Tribunal may be entered in any Chosen Court (which courts the Parties hereby agree have jurisdiction over them to enforce any such award) and any other court having jurisdiction over the relevant Party or its Assets.

7.4 Treatment of Arbitration. The Parties agree that any arbitration hereunder shall be kept confidential, and that the existence of the proceeding and all of its elements (including any pleadings, briefs or other documents or evidence submitted or exchanged, any testimony or other oral submissions, and any awards) shall be deemed confidential, and shall not be disclosed beyond the Arbitral Tribunal, the Parties, their counsel and any Person necessary to the conduct of the proceeding, except as and to the extent required by applicable Law or stock exchange rule or to defend or pursue any legal right or to the extent required for financial reporting or the audit of applicable financial statements. In the event any Party makes application to any court in connection with this Section 7.4 (including any proceedings to enforce a final award or any Interim Relief), that Party shall take all steps reasonably within its power to cause such application, and any exhibits (including copies of any award or decisions of the Arbitral Tribunal or Emergency Arbitrator) to be filed under seal (other than with respect to materials already publicly available), shall oppose any challenge by any third party to such sealing, and shall give the other Party prompt (and, in any event, within one (1) Business Day) notice of such challenge.

7.5 Litigation and Unilateral Commencement of Arbitration. Notwithstanding the foregoing provisions of this Article VII, (a) a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Section 7.1, Section 7.2 and Section 7.3 if such action is reasonably necessary to avoid irreparable damage and (b) either Party may initiate arbitration before the expiration of the periods specified in Section 7.1, Section 7.2 or Section 7.3 if such Party has submitted an Officer Negotiation Request, a CEO Negotiation Request or an Arbitration Request and the other Party has failed to comply with Section 7.1, Section 7.2 or Section 7.3 in good faith with respect to such negotiation or the commencement and engagement in arbitration. In such event, the other Party may commence and prosecute such arbitration unilaterally in accordance with the Rules. In addition, and notwithstanding anything to the contrary in this Article VII, to the extent any provision of this Article VII would conflict with Section 11.17(c), the provisions of Section 11.17(c) shall control.

7.6 Conduct During Dispute Resolution Process. Unless otherwise agreed in writing, the Parties shall, and shall cause the respective members of their Groups to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article VII, unless such commitments are the specific subject of the Dispute at issue.

ARTICLE VIII

FINANCIAL AND OTHER COVENANTS

8.1 Disclosure and Financial Controls. The Parties agree that, for so long as Southwest is required to consolidate the results of operations and financial position of Centuri and any other members of the Centuri Group or to account for its investment in Centuri or any other member of the Centuri Group under the equity method of accounting (determined in accordance with GAAP consistently applied and consistent with SEC reporting requirements) or to complete a financial statement audit for any such period:

(a) Disclosure and Financial Controls. Centuri will, and will cause each other member of the Centuri Group to, maintain, as of and after the IPO Effective Date, (i) disclosure controls and procedures and internal control over financial reporting as defined in Exchange Act Rule 13a-15 and (ii) internal systems and procedures that provide reasonable assurance that (A) the Financial Statements are reliable and timely prepared in accordance with GAAP as historically applied by Southwest and applicable Law, (B) all transactions of members of the Centuri Group are recorded as necessary to permit the preparation of the financial statements of Southwest and Centuri, (C) the receipts and expenditures of members of the Centuri Group are authorized at the appropriate level within the Centuri Group and (D) unauthorized use or disposition of the assets of any member of the Centuri Group that could have a material effect on the Financial Statements is prevented or detected and communicated in a timely manner.

(b) Fiscal Year. Centuri will maintain a fiscal year for purposes of GAAP reporting that ends on the Sunday closest to the end of the calendar year and begins on the Monday following such Sunday.

(c) Monthly and Quarterly Financial Information. Centuri will, and will cause each member of the Centuri Group to, from and after the IPO Effective Date:

(i) no later than six (6) Business Days after the end of each month (including the last month of Southwest’s fiscal year), deliver or make available to Southwest financial information (i.e., income statement or earnings schedule) for use by Southwest to record equity earnings in Centuri, and no later than nine (9) Business Days after the end of each fiscal quarter, deliver or make available a consolidated income statement and balance sheet, and no later than thirteen (13) Business Days after the end of each fiscal quarter, deliver or make available a consolidated cash flows statement, including supplemental data, all for such periods in the same format and manner, with the same detail and in the same timeframe, as the Centuri Business delivered or made available such information to Southwest prior to the Separation Time (such practices, the “Financial Delivery Practices”);

(ii) deliver or make available to Southwest a consolidated income statement, balance sheet, cash flows statement and supplemental data related to cash flows, or the information required to prepare a consolidated income statement, balance sheet, cash flows statement and supplemental data related to cash flows, and other necessary disclosures (including financial statement footnotes, management’s discussion and analysis and any other SEC reporting requirements) on a quarterly basis in accordance with the Financial Delivery Practices;

(iii) be responsible for reviewing its results and data and for informing Southwest immediately of any post-closing adjustments that come to its attention;

(iv) provide final sign-off of its results, using Southwest’s materiality standards, no later than twenty-five (25) Business Days after the quarterly close period ends for the income statement, balance sheet, cash flows and supplemental data, in each case unless otherwise directed by Southwest; and

(v) no later than five (5) Business Days prior to Southwest’s filing of its quarterly financial statements with the SEC, deliver to Southwest a certification executed by the Chief Executive Officer and Chief Financial Officer of Centuri, as the case may be, that the quarterly financials appropriately represent the financial results, position and activities of Centuri, and that financial reporting controls of Centuri operated effectively to ensure material accuracy during and as of the reporting date, that no significant errors were detected that would have altered earlier periods, and whether there were any changes in controls that would represent a material change in internal control during the period.

(d) Quarterly Financial Statements. From and after the IPO Effective Date, as soon as practicable, in accordance with the Financial Delivery Practices, Centuri shall deliver to Southwest drafts of (i) the consolidated financial statements of the Centuri Group (and notes thereto) for each fiscal quarter and for the period from the beginning of the current fiscal year to the end of such quarter, setting forth in each case in comparative form for each such fiscal quarter of Centuri the consolidated figures (and notes thereto) for the corresponding quarter and periods of the previous fiscal year and all in reasonable detail and prepared in accordance with Article 10 of Regulation S-X and GAAP; and (ii) a discussion and analysis by management of the Centuri Group’s financial condition and results of operations for such fiscal quarter, including an explanation of any material period-to-period changes and any off-balance sheet transactions, all in reasonable detail and prepared in accordance with Item 303(b) of Regulation S-K; provided, however, that Centuri shall deliver such information at a specified, earlier time upon Southwest’s written request with at least twenty (20) days’ advance notice. The information set forth in clauses (i) and (ii) above is referred to in this Agreement as the “Quarterly Financial Statements.” Centuri shall be responsible for reviewing its results and data and for informing Southwest immediately of any post-closing adjustments that come to its attention. From and after the IPO Effective Date, no later than five (5) Business Days prior to the date Centuri publicly files the Quarterly Financial Statements with the SEC or otherwise makes such Quarterly Financial Statements publicly available, Centuri shall deliver to Southwest the final form of the Quarterly Financial Statements and certifications thereof by the principal executive and financial officers of Centuri in the forms required under SEC rules for periodic reports and in form and substance satisfactory to Southwest; provided, however, that Centuri may continue to revise such Quarterly Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes, which corrections and changes shall be delivered by Centuri to Southwest as soon as practicable, and in any event within twenty-four (24) hours of making any such corrections or changes; provided, further, that Southwest’s and Centuri’s legal and financial representatives shall actively consult with each other regarding any changes (whether or not substantive) that Centuri may consider making to its Quarterly Financial Statements and related disclosures during the five (5) Business Days immediately prior to any anticipated filing with the SEC, with particular focus on any changes that would have an effect upon Southwest’s financial statements or related disclosures. Without limiting the foregoing, Centuri shall consult with Southwest regarding Southwest’s comments on the Quarterly Financial Statements and related disclosures and shall accept all of Southwest’s reasonable and appropriate comments on such Quarterly Financial Statements and related disclosures except to the extent such comments are inconsistent with applicable Law or GAAP. In addition to the foregoing, no Quarterly Financial Statement or any other document that refers to, or contains information not previously publicly disclosed with respect to the ownership of Centuri by Southwest or the Transactions, shall be filed with the SEC or otherwise made public by any Centuri Group member without the prior written consent of Southwest. Notwithstanding anything to the contrary in this Section 8.1(d), Centuri shall, unless otherwise required by applicable Law, (x) consult with Southwest as to the timing the Quarterly Financial Statements will be filed with the SEC and (y) file with the SEC the Quarterly Financial Statements no later than the date on which Southwest files with the SEC its own quarterly financial statements for the same fiscal quarter; provided, that in the case of this clause (y), Southwest shall provide notice to Centuri of (1) the filing date for its own quarterly financial statements no later than thirty (30) Business Days prior to such filing date and (2) any change to the filing date for its own quarterly financial statements no later than three (3) Business Days prior to such new filing date.

(e) Annual Financial Statements. From and after the IPO Effective Date, on an annual basis, in accordance with the Financial Delivery Practices, Centuri shall deliver to Southwest a consolidated income statement, balance sheet, cash flows statement, including supplemental data, and other necessary disclosures (including financial statement footnotes, management’s discussion and analysis and any other SEC reporting requirements) for such fiscal year in such format and detail as Southwest may request. Centuri shall be responsible for reviewing its results and data and for informing Southwest immediately of any post-closing adjustments that come to its attention. From and after the IPO Effective Date, Centuri must provide final sign-off of its results, using Southwest’s materiality standards, no later than twenty-five (25) Business Days after the annual close period ends for the income statement, the balance sheet and the cash flows statement, including supplemental data, in each case unless otherwise directed by Southwest. A certification shall be provided by the Chief Executive Officer and Chief Financial Officer of Centuri pertaining to the internal controls no later than five (5) Business Days prior to Southwest’s filing of its audited annual financial statements with the SEC. From and after the IPO Effective Date, as soon as practicable, and in any event no later than twenty (20) Business Days prior to the date on which Southwest has notified Centuri that Southwest intends to file its annual report on Form 10-K or other document containing annual financial statements with the SEC, Centuri shall deliver to Southwest any financial and other information and data with respect to the Centuri Group and its business, properties, financial position, results of operations and prospects as is reasonably requested by Southwest in connection with the preparation of Southwest’s financial statements and annual report on Form 10-K. From and after the IPO Effective Date, as soon as practicable, and in any event no later than ten (10) Business Days prior to the date on which Centuri is required to file an annual report on Form 10-K or other document containing the Annual Financial Statements (as defined below) with the SEC, Centuri shall deliver to Southwest (i) drafts of the consolidated financial statements of the Centuri Group (and notes thereto) for such year, setting forth in each case in comparative form the consolidated figures (and notes thereto) for the previous fiscal years and all in reasonable detail and prepared in accordance with Regulation S-X and GAAP; and (ii) a discussion and analysis by management of the Centuri Group’s financial condition and results of operations for such year, including an explanation of any material period- to-period change and any off-balance sheet transactions, all in reasonable detail and prepared in accordance with Items 303(a) and 305 of Regulation S-K. The information set forth in clauses (i) and (ii) above is referred to in this Agreement as the “Annual Financial Statements.” Centuri shall deliver to Southwest all revisions to such drafts as soon as any such revisions are prepared or made. From and after the IPO Effective Date, no later than five (5) Business Days prior to the date Centuri publicly files the Annual Financial Statements with the SEC or otherwise makes such Annual Financial Statements publicly available, Centuri shall deliver to Southwest the final form of its annual report on Form 10-K and certifications thereof by the principal executive and financial officers of Centuri in the forms required under SEC rules for periodic reports and in form and substance satisfactory to Southwest; provided, however, that Centuri may continue to revise such Annual Financial Statements prior to the filing thereof in order to make corrections and non-

substantive changes, which corrections and changes shall be delivered by Centuri to Southwest as soon as practicable, and in any event within twenty-four (24) hours of making any such corrections or changes; provided, further, that Southwest’s and Centuri’s legal and financial representatives shall actively consult with each other regarding any changes (whether or not substantive) that Centuri may consider making to its Annual Financial Statements and related disclosures during the five (5) Business Days immediately prior to any anticipated filing with the SEC. Without limiting the foregoing, Centuri shall consult with Southwest regarding Southwest’s comments on the Annual Financial Statements and related disclosures and shall accept all of Southwest’s reasonable and appropriate comments on such Annual Financial Statements and related disclosures except to the extent such comments are inconsistent with applicable Law or GAAP. In addition to the foregoing, no Annual Financial Statement or any other document that refers to, or contains information not previously publicly disclosed with respect to the ownership of Centuri by Southwest or the Transactions shall be filed with the SEC or otherwise made public by any Centuri Group member without the prior written consent of Southwest. Notwithstanding anything to the contrary in this Section 8.1(e), Centuri shall, unless otherwise required by applicable Law, (x) file with the SEC the Annual Financial Statements no later than the date on which Southwest files with the SEC its own annual financial statements for the same fiscal year and (y) consult with Southwest as to the timing the Annual Financial Statements will be filed with the SEC.

(f) Affiliate Financial Statements. From and after the IPO Effective Date, Centuri shall deliver to Southwest all quarterly and annual financial statements of each Affiliate of Centuri that is itself required to file financial statements with the SEC or otherwise make such financial statements publicly available, with such financial statements to be provided in the same manner and detail and on the same time schedule as the Quarterly Financial Statements and Annual Financial Statements required to be delivered to Southwest pursuant to this Section 8.1.

(g) Conformance with Southwest Financial Presentation. All information provided by any member of the Centuri Group to Southwest or filed with the SEC (in connection with any public filings made by Southwest with any Governmental Authority) pursuant to Section 8.1(c) through (f) inclusive shall be consistent in terms of format and detail and otherwise with Southwest’s policies with respect to the application of GAAP and practices in effect on the Separation Date with respect to the provision of such financial information by such member of the Centuri Group to Southwest (and, where appropriate, as presently presented in financial reports to the Southwest Board), with such changes therein as may be requested by Southwest from time to time consistent with changes in such accounting principles and practices, including any changes in the interpretation or application of GAAP as historically applied by Southwest.

(h) Centuri Reports Generally. From and after the IPO Effective Date, Centuri shall, and shall cause each other member of the Centuri Group that files information with the SEC to, deliver to Southwest: (i) substantially final drafts, as soon as the same are prepared, of (A) all releases, reports, notices and proxy and information statements to be sent or made available by any such member of the Centuri Group to its security holders or the public, (B) all regular, periodic and other reports to be filed or furnished under Sections 13, 14, 15 and 16 of the Exchange Act (including reports on Forms 10-K, 10-Q and 8-K and annual reports to shareholders, and Forms 3, 4 and 5 and amendments thereto with respect to the Centuri Common Stock (“Section 16 Reports”)) and (C) all registration statements and prospectuses to be filed by any such member of the Centuri Group with the SEC or any securities exchange pursuant to the listed company manual

(or similar requirements) of such exchange (the documents identified in clauses (A), (B) and (C), the “Centuri Public Documents”) and (ii) as soon as practicable, but in no event later than five (5) Business Days (other than with respect to Form 8-Ks or Section 16 Reports) prior to the earliest of the dates the same are printed, sent or filed, current drafts of all such Centuri Public Documents and, with respect to Form 8-Ks and Section 16 Reports, as soon as practicable, but in no event later than three (3) Business Days prior to the earliest date the same are filed in the case of planned Form 8-Ks, and as soon as practicable, but in no event less than eight (8) hours prior to the filing, in the case of unplanned Form 8-Ks and Section 16 Reports; provided, however, that Centuri may continue to revise such Centuri Public Documents prior to the filing thereof in order to make corrections and non-substantive changes, which corrections and changes shall be delivered by Centuri to Southwest as soon as practicable, and in any event within twenty-four (24) hours of making any such corrections or changes; provided, further, that the legal and financial representatives of Southwest and Centuri shall actively consult with each other regarding any changes (whether or not substantive) that Centuri may consider making to any of its Centuri Public Documents and related disclosures prior to any anticipated filing with the SEC, with particular focus on any changes that would have an effect upon Southwest’s financial statements or related disclosures. Without limiting the foregoing, Centuri shall consult with Southwest regarding Southwest’s comments on the Centuri Public Documents and shall accept all of Southwest’s comments on such Centuri Public Documents except to the extent such comments are inconsistent with applicable Law or GAAP. In addition to the foregoing, no Centuri Public Document or any other document that refers to, or contains information not previously publicly disclosed with respect to the ownership of Centuri by Southwest or the Transactions shall be filed with the SEC or otherwise made public by any Centuri Group member without the prior written consent of Southwest. Notwithstanding anything to the contrary in this Section 8.1(h), Centuri and Southwest will consult with each other as to the timing the Centuri Public Documents will be filed with the SEC.

(i) Budgets and Financial Projections. From and after the IPO Effective Date, Centuri will, as promptly as practicable, deliver to Southwest copies of all annual budgets and financial projections (consistent in terms of format and detail with Southwest’s historical practices, except as mutually agreed upon by the Parties) relating to Centuri on a consolidated basis and shall provide Southwest an opportunity to meet with management to discuss such budgets and projections. At Southwest’s request, Centuri will, as promptly as practicable, deliver to Southwest copies of all updated annual budgets and financial projections and explanations with respect to any material variances between such updated annual budgets and financial projections and those previously delivered to Southwest pursuant to this Section 8.1(i). In addition, from and after the IPO Effective Date, Centuri will deliver to Southwest, on a quarterly basis, projected financial results (in the form of income statements, balance sheets and cash flow statements) for the five (5) years following the year of delivery.

(j) Additional Information. Centuri shall promptly deliver to Southwest any financial and other information and data with respect to the Centuri Group and its business, properties, financial position, results of operations and prospects as is reasonably requested by Southwest from time to time, including, without limitation, information and data:

(i) related to or required to support periodic and ad-hoc reporting by any member of the Southwest Group of current cash, liquidity and credit-to-debt facility balances;

(ii) related to or required to support forward-looking expectations by any member of the Southwest Group relative to cash, liquidity, credit-to-debt facilities and balances, credit metrics and debt covenants;

(iii) related to or required to perform a valuation of any Centuri Capital Stock held by any member of the Southwest Group as of any date reasonably requested by such member;

(iv) related to or required by SEC cybersecurity rulemaking, enhanced human capital disclosures and climate disclosure rule compliance applicable to any member of the Southwest Group, including, with respect to climate disclosure rule compliance, information and data related to Scope 1 and Scope 2 emissions (verified by a qualified attestation firm if required by applicable Law) and Scope 3 emissions (if required by applicable Law);

(v) related to or required by new SEC rules and regulations or FASB Accounting Standards Updates, or existing rules applied to new transaction, applicable to any member of the Southwest Group;

(vi) related to or required by diligence inquiries, comfort letters or filings with the SEC, in each case, in connection with any issuance of debt or equity securities contemplated by any member of the Southwest Group;

(vii) related to or required by diligence inquiries in connection with any ATM issuance or other capital raise process by any member of the Southwest Group;

(viii) related to compensation plan performance for any period, including Southwest dividend attribution for active program grants or previous program grants remaining undistributed, which may result in distributions of Southwest capital stock to Centuri employees;

(ix) related to or required to prepare pro forma information, report discontinued operations or any derivative thereof;

(x) related to or required to complete quarterly reviews or annual audits, special procedures or government forms;

(xi) related to or required to address inquiries by any Governmental Authority received by any member of the Southwest Group or any of their Affiliates;

(xii) regarding Centuri management and executive compensation information to support undertakings by the compensation committee of Southwest;

(xiii) related to or required to prepare any Southwest sustainability reports; metrics;

(xiv) required by all matters relating to rating agency requests or credit

(xv) related to variances from expected results or line items or comparative period results or line items, including schedules of incremental, non-routine or non- recurring charges to expense or other impacts; and

(xvi) related to any changes in internal controls (including changes in personnel, processes or information systems) and any internal control deficiencies (including management’s remediation plans).

Notwithstanding anything to the contrary in this Section 8.1, the obligations provided for in Sections 8.1(j)(x) and (xi) shall survive until Southwest ceases to Beneficially Own at least five percent (5%) of the then outstanding shares of Centuri Common Stock.

(k) Earnings Releases and Financial Guidance. From and after the IPO Effective Date, Centuri and Southwest will consult with each other as to the timing of their annual and quarterly earnings releases and any interim financial guidance for a current or future period and will give each other the opportunity to review the information therein relating to the Centuri Group and to comment thereon. From and after the IPO Effective Date, Southwest and Centuri shall coordinate the timing of (i) their respective earnings release conference calls and (ii) their respective public earnings release issuance and filings with the SEC, in each case, as directed by Southwest. No later than three (3) Business Days prior to the date that Centuri intends to publish its regular annual or quarterly earnings release or any financial guidance for a current or future period, Centuri will deliver to Southwest copies of substantially final drafts of all related press releases, investor presentations and other statements to be made available to Centuri’s employees or to the public. In addition, from and after the IPO Effective Date, prior to the issuance of any such press release or public statement that meets the criteria set forth in the preceding sentence, the issuing Party shall consult with the other Party regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts, and immediately following the issuance thereof, the issuing Party shall deliver to the other Party copies of final drafts of all press releases and other public statements. The Centuri Group shall obtain the written consent of Southwest prior to issuing any press releases or otherwise making public statements with respect to the Transactions or any of the other transactions contemplated hereby and prior to making any filings with any Governmental Authority with respect thereto, other than, in each case, with respect to disclosures made that are substantially consistent with disclosure contained in the IPO Registration Statement.

(l) Cooperation on Southwest Filings. From and after the IPO Effective Date, Centuri will cooperate fully, and cause the Centuri Auditors to cooperate fully, with Southwest to the extent reasonably requested by Southwest in the preparation of (i) all releases, reports, notices and proxy and information statements to be sent or made available by any member of the Southwest Group to its security holders or the public, (ii) all regular, periodic and other reports to be filed or furnished under Sections 13, 14 and 15 of the Exchange Act (including reports on Forms 10-K, 10-Q and 8-K and annual reports to shareholders) and (iii) all registration statements and prospectuses to be filed by any member of the Southwest Group with the SEC or any securities exchange (the documents identified in clauses (i), (ii) and (iii), the “Southwest Public Documents”). Centuri is responsible for the preparation of its financial statements for inclusion in any public filings made by Southwest with any Governmental Authority in accordance with Southwest’s policies with respect to the application of GAAP and shall indemnify Southwest for any Liabilities it shall incur with respect to the inaccuracy of such statements. As long as Southwest is required to consolidate the results of operations and financial position of Centuri in its financial statements, Centuri will continue to prepare the quarterly and annual financial reporting analysis and provide support for financial statement footnotes and other information included in the Southwest Public Documents. Such information and the timing thereof will be consistent with the Southwest financial statement processes in place prior to the Separation Time. Centuri agrees to provide to Southwest all information that Southwest reasonably requests in connection with any Southwest Public Documents or that, in the judgment of Southwest’s counsel, is required to be disclosed or incorporated by reference therein under applicable Law. Centuri will provide such information in a timely manner on the dates reasonably requested by Southwest (which may be earlier than the dates on which Centuri otherwise would be required to have such information available) to enable Southwest to prepare, print and release all Southwest Public Documents on such dates as Southwest may determine, but in no event later than as required by applicable Law. Centuri will use its reasonable best efforts to cause the Centuri Auditors to consent to any reference to them as experts in any Southwest Public Documents required under applicable Law. If and to the extent requested by Southwest, Centuri will diligently and promptly review all drafts of such Southwest Public Documents and prepare in a diligent and timely fashion any portion of such Southwest Public Documents pertaining to Centuri. Centuri management’s responsibility for reviewing such disclosures shall include a determination that such disclosures are complete and accurate and consistent with other public filings or disclosures that have been made by Centuri. Prior to any printing or public release of any Southwest Public Document, an appropriate executive officer of Centuri will, if requested by Southwest, certify that the information relating to any member of the Centuri Group or the Centuri Business in such Southwest Public Document is accurate, true, complete and correct in all material respects. Unless otherwise required by applicable Law, Centuri will not publicly release any financial or other information that conflicts with the information with respect to any member of the Centuri Group or the Centuri Business that is included in any Southwest Public Document without Southwest’s prior written consent. Prior to the release or filing thereof, Southwest will provide Centuri with a draft of any portion of a Southwest Public Document containing Southwest relating to the Centuri Group and will give Centuri an opportunity to review such information and comment thereon; provided that Southwest will determine in its sole and absolute discretion the final form and content of all Southwest Public Documents.

(m) Certifications. In order to enable the principal executive officer(s) and principal financial officer(s) (as such terms are defined in the rules and regulations of the SEC) of Southwest to make any certifications required of them under Section 302 or 906 of the Sarbanes- Oxley Act of 2002, Centuri shall, within a reasonable period of time following a request from Southwest in anticipation of filing such reports, cause its principal executive officer(s) and principal financial officer(s) to provide Southwest with certifications of such officers, in a form reasonably acceptable to Southwest, in support of the certifications of Southwest’s principal executive officer(s) and principal financial officer(s) required under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 with respect to each Quarterly Report on Form 10-Q and Annual Report on Form 10-K of Southwest for which Southwest is required by Law to consolidate the financial results or financial position of Centuri and any other members of the Centuri Group in its financial statements (either on a consolidation or equity method accounting basis, determined in accordance with GAAP as historically applied by Southwest and consistent with SEC reporting requirements) or complete a financial statement audit for any period during which the financial results or financial position of the Centuri Group were consolidated with those of Southwest. Centuri shall cooperate with Southwest to ensure that Centuri’s policies, procedures and practices with respect to Centuri’s compliance under the Sarbanes-Oxley Act of 2002 are consistent with Southwest’s policies, procedures and practices with respect thereto (including with respect to key controls, testing requirements, sample sizes and selection methodology), including the obligations set forth on Schedule 8.1(m). In connection with any request for certifications made pursuant to this Section 8.1(m), Southwest shall provide to Centuri, in writing, its documented policies, procedures and practices on key controls, testing requirements, sample sizes and selection methodology.

(n) For the avoidance of doubt, Centuri’s requirements under this Section 8.1 will continue until the reporting for all financial statement periods during which Southwest was required to consolidate the results of operations and financial position of Centuri and any other members of the Centuri Group or to account for its investment in Centuri or any other member of Centuri Group under the equity method of accounting (determined in accordance with GAAP consistently applied and consistent with SEC reporting requirements applicable to Southwest) has been completed. For example, if Centuri ceases to be a consolidated subsidiary or equity method affiliate of Southwest on September 30, Centuri’s obligations with regard to information required for Southwest’s Form 10-K for the year ended December 31 will remain in effect until such Form 10-K has been filed.

(o) From and after the IPO Effective Date, Southwest shall provide to Centuri data of the type utilized by Southwest prior to the IPO Effective Date to calculate the fair value of debt held by Centuri.

8.2 Auditors and Audits; Annual Statements and Accounting. The Parties agree that, for so long as Southwest is required to consolidate the results of operations and financial position of Centuri and any other members of the Centuri Group or to account for its investment in Centuri or any other member of the Centuri Group under the equity method of accounting (determined in accordance with GAAP consistently applied and consistent with SEC reporting requirements applicable to Southwest) or to complete a financial statement audit for any such period:

(a) Selection of Centuri Auditors. Unless required by Law, Centuri will not select an accounting firm other than PricewaterhouseCoopers LLP (or its affiliate accounting firms) (unless so directed by Southwest in accordance with a change by Southwest in its accounting firm) to serve as its independent certified public accountants (“Centuri Auditors”) without Southwest’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

(b) Audit Timing. Centuri shall use its reasonable best efforts to enable Southwest to meet its timetable for the printing, filing and public dissemination of Southwest’s annual and quarterly financial statements, all in accordance with this Section 8.2 and as required by applicable Law.

(c) Quarterly Review. Beginning in the first fiscal year following the IPO Effective Date, Centuri shall use its best efforts to enable Centuri Auditors to complete their quarterly review procedures on the Quarterly Financial Statements on the same date that Southwest Auditors complete their quarterly review procedures on Southwest’s quarterly financial statements.

(d) Information Needed by Southwest and Auditors. Centuri shall provide to Southwest on a timely basis all information that Southwest reasonably requires to meet its schedule for the preparation, printing, filing and public dissemination of Southwest’s annual and quarterly statements in accordance with this Section 8.2 and as required by applicable Law, including read- only access to Centuri’s SAP system. Without limiting the generality of the foregoing, Centuri shall provide all required financial information with respect to the Centuri Group to the Centuri Auditors in a sufficient and reasonable time and in sufficient detail to permit the Centuri Auditors to take all steps and provide all reviews necessary to provide sufficient assistance to the independent auditors of Southwest (the “Southwest Auditors”) with respect to information to be included or contained in Southwest’s annual and quarterly financial statements.

(e) Access to Centuri Auditors. Centuri will authorize the Centuri Auditors to make available to the Southwest Auditors both the personnel who performed, or are performing, the annual audit and quarterly reviews of Centuri and work papers related to the annual audit and quarterly reviews of Centuri, in all cases within a reasonable time prior to the Centuri Auditors’ opinion date, so that the Southwest Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Centuri Auditors as it relates to the Southwest Auditors’ report on Southwest’s financial statements, all within sufficient time to enable Southwest to meet its timetable for the printing, filing and public dissemination of Southwest’s annual financial statements; provided, that in the event that the Centuri Auditors and the Southwest Auditors are different, the sharing of work papers prepared by the Centuri Auditors shall be subject to approval by the Centuri Auditors (such approval not to be unreasonably withheld, conditioned or delayed).

(f) Access to Records. If Southwest determines in good faith that there may be some inaccuracy in the financial statements of a member of the Centuri Group or a deficiency or inadequacy in the internal accounting controls or operations of a member of the Centuri Group that could materially impact Southwest’s financial statements, at Southwest’s request, Centuri will provide the Southwest Auditors and Southwest’s other representatives with access to the Centuri Group’s books and records so that Southwest may conduct reasonable audits relating to the financial statements provided by Centuri under this Agreement as well as to the internal accounting controls and operations of the Centuri Group.

(g) Operating Review Process. Centuri shall conduct its strategic and operational review process on a schedule that is consistent with that of Southwest’s. As a supplement to the information furnished by any member of the Centuri Group to Southwest pursuant to Section 8.1, the Centuri Group shall allow Southwest to conduct its strategic and operational reviews of the Centuri Group through participation in meetings or other activities of the Centuri Board by the Southwest Designees or otherwise as requested by Southwest outside of such meetings or other activities of the Centuri Board. To facilitate Southwest’s participation in the process in this manner, Centuri shall hold all of its regularly scheduled board meetings at which its strategic and operational reviews are discussed within a time frame consistent with Southwest’s strategic and operational review process. Centuri shall also, and shall cause each other member of the Centuri Group to, allow Southwest to conduct all other reviews of the Centuri Group’s operations, affairs, finances or results (other than those required to comply with applicable financial reporting requirements or its customary financial reporting practices) through participation in meetings or other activities of the Centuri Board by the Southwest Designees or otherwise as requested by Southwest outside of such meetings or other activities of the Centuri Board. In connection with strategic, operational or other reviews, relevant Southwest personnel other than the Southwest Designees may participate at Southwest’s invitation. Southwest shall notify Centuri in advance of any such additional attendees.

(h) Notice of Changes. Centuri will give Southwest as much prior notice as reasonably practicable of any proposed determination of, or any significant changes in, Centuri’s accounting estimates or accounting principles from those in effect on the IPO Effective Date. Centuri will consult with Southwest and, if requested by Southwest, Centuri will consult with the Southwest Auditors with respect thereto. Unless otherwise required by applicable Law, Centuri will not make any such determination or changes without Southwest’s prior written consent (which it may withhold in its sole discretion) if such a determination or a change would be sufficiently material to be required to be disclosed in Centuri’s or Southwest’s financial statements as filed with the SEC or otherwise publicly disclosed therein. Centuri will give Southwest as much prior notice as reasonably practicable of any business combination, the acquisition of any variable interest entities or any other transaction, in each case, which could reasonably be expected to result in the consolidation by Southwest of the results of operations and financial position of an entity that is not a member of the Centuri Group.

(i) Accounting Changes Requested by Southwest. Notwithstanding Section 8.2(h), from and after the IPO Effective Date, Centuri shall make any changes in its accounting practices or accounting principles, including any changes in the interpretation or application of GAAP, that are requested by Southwest in order for Centuri’s accounting practices and principles to be consistent with those of Southwest.

(j) Special Reports of Deficiencies or Violations. Centuri will report in reasonable detail to Southwest the following events or circumstances promptly after any executive officer of Centuri or any member of the Centuri Board becomes aware of such matter: (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Centuri’s ability to record, process, summarize and report financial information; (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Centuri’s internal controls over financial reporting; (iii) any illegal act within the meaning of Section 10A(b) and (f) of the Exchange Act; (iv) any report of a material violation of Law that an attorney representing any member of the Centuri Group has formally made to any officers or directors of Centuri pursuant to the SEC’s attorney conduct rules; and (v) the occurrence of any event following a reporting period that would reasonably be expected to be required by GAAP to be disclosed as a subsequent event in the consolidated financial statements of Southwest or Centuri.

8.3 Centuri Board Representation.

(a) From and after the IPO Effective Date, and:

(i) for so long as the Southwest Group Beneficially Owns shares of Centuri Voting Stock representing, in the aggregate, at least 70% or more of the combined voting power of the then outstanding Centuri Voting Stock, Southwest shall have the right, but not the obligation, to designate for nomination (each person so designated, a “Southwest Designee”) by the Centuri Board (or any nominating committee thereof) for election to the Centuri Board at least 85.7% of the total number of directors constituting the Centuri Board (rounded up); provided, however, that at least three (3) Southwest Designees shall qualify as independent pursuant to NYSE rules and regulations;

(ii) for so long as the Southwest Group Beneficially Owns shares of Centuri Voting Stock representing, in the aggregate, at least 60% or more, but less than 70% of the combined voting power of the then outstanding Centuri Voting Stock, Southwest shall have the right, but not the obligation, to designate for nomination by the Centuri Board (or any nominating committee thereof) for election to the Centuri Board at least 71.4% of the total number of directors constituting the Centuri Board (rounded up); provided, however, that at least two (2) Southwest Designees shall qualify as independent pursuant to NYSE rules and regulations;

(iii) for so long as the Southwest Group Beneficially Owns shares of Centuri Voting Stock representing, in the aggregate, at least 50% or more, but less than 60% of the combined voting power of the then outstanding Centuri Voting Stock, Southwest shall have the right, but not the obligation, to designate for nomination by the Centuri Board (or any nominating committee thereof) for election to the Centuri Board at least 57.1% of the total number of directors constituting the Centuri Board (rounded up); provided, however, that at least one (1) Southwest Designee shall qualify as independent pursuant to NYSE rules and regulations;

(iv) for so long as the Southwest Group Beneficially Owns shares of Centuri Voting Stock representing, in the aggregate, at least 30% or more, but less than 50% of the combined voting power of the then outstanding Centuri Voting Stock, Southwest shall have the right, but not the obligation, to designate for nomination by the Centuri Board (or any nominating committee thereof) for election to the Centuri Board at least 42.9% of the total number of directors constituting the Centuri Board (rounded up); provided, however, that at least two (2) Southwest Designees shall qualify as independent pursuant to NYSE rules and regulations;

(v) for so long as the Southwest Group Beneficially Owns shares of Centuri Voting Stock representing, in the aggregate, at least 20% or more, but less than 30% of the combined voting power of the then outstanding Centuri Voting Stock, Southwest shall have the right, but not the obligation, to designate for nomination by the Centuri Board (or any nominating committee thereof) for election to the Centuri Board at least 28.6% of the total number of directors constituting the Centuri Board (rounded up); provided, however, that at least one (1) Southwest Designee shall qualify as independent pursuant to NYSE rules and regulations; and

(vi) for so long as the Southwest Group Beneficially Owns shares of Centuri Voting Stock representing, in the aggregate, at least 5% or more, but less than 20% of the combined voting power of the then outstanding Centuri Voting Stock, Southwest shall have the right, but not the obligation, to designate for nomination by the Centuri Board (or any nominating committee thereof) for election to the Centuri Board at least 14.3% of the total number of directors constituting the Centuri Board (rounded up); in each case, to the extent such Southwest Designees are permitted to serve on the Centuri Board under the applicable rules of the SEC and the NYSE (giving effect to any “controlled company” exemption applicable thereto).

(b) Prior to the Disposition Date, Centuri shall take advantage of all available “controlled company” exemptions under the rules of the stock exchange on which Centuri’s shares are listed, including exemptions from compliance with certain corporate governance requirements relating to director independence. Commencing with the annual meeting of stockholders of Centuri to be held for the first fiscal year following the IPO Effective Date and prior to each annual meeting of stockholders of Centuri thereafter, Southwest shall be entitled to present to the Centuri Board or any nominating committee thereof for nomination thereby such number of Southwest Designees for election to the Centuri Board at such annual meeting as would result in Southwest having the appropriate number of Southwest Designees on the Centuri Board as determined pursuant to this Section 8.3.

(c) Centuri shall include those Southwest Designees designated in accordance with the terms of this Section 8.3 in Centuri’s proxy materials and form of proxy disseminated to stockholders of Centuri in connection with the election of directors (including at any special meeting of stockholders held for the election of directors) and unless the Centuri Board (or a nominating committee thereof) determines in good faith (after consultation with outside legal counsel) that such action would result in a breach of the fiduciary duties of the Centuri Board (or a nominating committee thereof), Centuri shall include such persons in the slate of nominees recommended by the Centuri Board. Southwest shall include in its written communication of designation to the Centuri Board (or a nominating committee thereof), which shall be delivered no later than fifteen (15) days prior to the Centuri Board or nominating committee meeting to consider a slate of director nominees (which meeting Centuri shall inform Southwest of at least fifteen (15) days prior thereto), (i) director biographies in customary form and (ii) reasonably detailed information regarding the independence of each such nominee intended to qualify as independent. Centuri shall use its best efforts to cause the election of each such Southwest Designee to the Centuri Board, including nominating such Southwest Designees to be elected as directors, and unless the Centuri Board determines in good faith (after consultation with outside legal counsel) that such action would result in a breach of the fiduciary duties of the Centuri Board, by soliciting proxies in favor of the election of such persons.

(d) In the event that at any time the number of directors entitled to be designated by Southwest pursuant to this Section 8.3 decreases, Southwest shall, within fifteen (15) days of such time, identify a number of Southwest Designees to depart from the Centuri Board (the “Relevant Designated Directors”; provided, if Southwest does not so identify such Relevant Designated Directors within such time, the Relevant Designated Directors shall be Southwest Designees, in alphabetical order by last name, up to the number of Southwest Designees required to be identified) such that the number of directors designated by Southwest after such departures(s) equals the number of directors Southwest is then-entitled to designate pursuant to this Section 8.3. Such Relevant Designated Directors shall cease to be qualified, and their terms of office shall end, on the fifteenth (15th) day after their identification as such (a “Disqualification Date”) unless, prior to such date, Centuri’s nominating and corporate governance committees determine that any one or more of such Relevant Designated Directors shall remain on the Centuri Board, in which case, such one or more Relevant Designated Directors shall cease to be a Relevant Designated Director and shall also no longer be considered a Southwest Designee. In addition, if Southwest notifies Centuri that any Southwest Designee then serving on the Centuri Board shall no longer be identified as a Southwest Designee, then such Southwest Designee shall be deemed a Relevant Designated Director, and the Disqualification Date with respect to such Southwest Designee shall be the date on which such notice is given, provided, for the avoidance of doubt, that such notification by Southwest and disqualification of such Southwest Designee shall not reduce or otherwise affect the number of directors entitled to be designated by Southwest pursuant to this Section 8.3.

(e) Unless the Centuri Board (or a nominating committee thereof) determines in good faith (after consultation with outside legal counsel) that such action would result in a breach of the fiduciary duties of the Centuri Board (or a nominating committee thereof): (i) in the event that any Southwest Designee (other than a Relevant Designated Director who ceases to serve as a Southwest Designee pursuant to the first and second sentences of Section 8.3(d)) elected or appointed to the Centuri Board shall cease to serve as a director for any reason, the vacancy resulting therefrom shall be filled by the Centuri Board with a substitute Southwest Designee as designated by Southwest pursuant to this Section 8.3 and (ii) in the event that as a result of any increase in the size of the Centuri Board or the failure of a Southwest Designee to be elected to the Board, Southwest is entitled to designate one or more additional Southwest Designees to the Centuri Board pursuant to this Section 8.3, the Centuri Board shall appoint the appropriate number of such additional Southwest Designees (which, in the case of the failure of a Southwest Designee to be elected to the Board, may be such Southwest Designee).

(f) In the event that Southwest has designated less than the total number of Southwest Designees that Southwest shall be entitled to designate under this Section 8.3, Southwest shall have the right, at any time, to designate such additional Southwest Designees to which it is entitled, in which case, unless the Centuri Board (or a nominating committee thereof) determines in good faith (after consultation with outside legal counsel) that such action would result in a breach of the fiduciary duties of the Centuri Board (or a nominating committee thereof), Centuri and the Centuri Board shall take all necessary corporate action, (i) to enable Southwest to designate such additional individuals, whether by increasing the size of the Centuri Board, or otherwise and (ii) to effect the election or appointment of such additional individuals designated by Southwest to fill such newly created directorships or to fill any other existing vacancies.

(g) Until the Disposition Date, the chair of the Centuri Board shall not be an officer of Centuri.

(h) From and after the IPO Effective Date and for so long as the Southwest Group Beneficially Owns shares of Centuri Voting Stock representing, in the aggregate, at least 30% or more of the combined voting power of the then outstanding Centuri Voting Stock, Southwest shall have the right, but not the obligation, to designate three (3) individuals from among members of the management or Southwest Board, to attend all meetings of the Centuri Board and any committee of the Centuri Board, as observers.

(i) If the Centuri Board (or a nominating committee thereof) determines in good faith (after consultation with outside legal counsel) that taking any action required by this Section 8.3 with respect to any Southwest Designee would result in a breach of the fiduciary duties of the Centuri Board (or a nominating committee thereof), it shall promptly notify Southwest in a writing that explains with reasonable detail the basis for such determination and Southwest shall be entitled to designate a substitute person as a Southwest Designee, who shall be nominated (in the case of a director election by stockholders) or appointed (in the case of a vacancy) as a director of Centuri by the Centuri Board in accordance with, and subject to, this Section 8.3; provided, for the avoidance of doubt, (i) such determination shall not otherwise impair or otherwise limit Southwest’s right to designate Southwest Designees to the Centuri Board pursuant to this Agreement or the Centuri Certificate of Incorporation , and shall not affect the obligation of the Centuri Board (or nominating committee thereof) to take such action in response to a subsequent request by Southwest (unless the Centuri Board (or nominating committee thereof) shall make a similar determination as required hereby following such subsequent request) and (ii) if such determination of the Centuri Board (or a nominating committee thereof) relates to the recommendation by the Centuri Board of a Southwest Designee, Southwest may at its election require that such Southwest Designee be included in Centuri’s proxy materials and form of proxy disseminated to stockholders of Centuri in connection with the election of directors and, if such Southwest Designee is not elected to the Centuri Board, Southwest shall continue to have any rights (including pursuant to Section 8.3(e)) it otherwise has pursuant to this Agreement.

8.4 Committees. From and after the IPO Effective Date until the Disposition Date, any committee of the Centuri Board, and any subcommittee thereof, shall, unless Southwest consents otherwise, be composed of a number of Southwest Designees such that the number of Southwest Designees serving thereon as compared to the total directors serving thereon is equal in proportion to the number of Southwest Designees on the Centuri Board as compared to the total number of directors on the Centuri Board; provided that the Southwest Designees on any committee of the Centuri Board or subcommittee thereof shall comply with the applicable director independence requirements under applicable Law, after taking into account all available “controlled company” exemptions under the rules of the stock exchange on which the Centuri Capital Stock is listed.

8.5 Other Covenants.

(a) In addition to the other covenants contained in this Agreement and the Ancillary Agreements, Centuri hereby covenants and agrees that from and after the IPO Effective Date until the later of (i) the Disposition Date or (ii) the time at which Centuri ceases to be a consolidated subsidiary of Southwest for financial reporting and accounting purposes, except if and to the extent that such action requires the consent of stockholders of Centuri under the General Corporation Law of the State of Delaware, Centuri shall not and shall not permit any other member of the Centuri Group to, without the prior written consent of Southwest:

(i) amend, modify, adopt or repeal (whether directly or indirectly by amendment, merger, consolidation, domestication, transfer, continuance, recapitalization, reclassification, waiver, statutory conversion or otherwise) any provision of the Centuri Certificate of Incorporation, the Centuri Bylaws or equivalent organizational documents of any member of the Centuri Group;

(ii) create, incur, assume, suffer to exist or permit any other member of the Centuri Group to create, incur, assume or suffer to exist, directly or indirectly, any Indebtedness in an amount greater than (A) $10,000,000 individually, or (B) $50,000,000 in the aggregate over any one (1)-year period; provided, that Centuri shall notify Southwest in writing as promptly as practicable following the time it or any other member of the Centuri Group determines to create, incur, assume or suffer to exist any Indebtedness;

(iii) merge or consolidate with or into any other entity (other than a wholly owned Subsidiary of Centuri), or transfer (by lease, assignment, sale or otherwise) all or substantially all of Centuri Group’s assets, taken as a whole, to another entity (other than a wholly owned Subsidiary of Centuri) or agree to undertake any transaction that would constitute a change of control;

(iv) enter into any acquisition or disposition of (A) any properties or assets of any Person outside of the ordinary course of business or any equity interests of any Person, or (B) any properties or assets of any Person in the ordinary course of business consistent with past practices in one transaction or a series of related transactions where, with respect to this clause (B), the aggregate amount of consideration for all such acquisitions or dispositions in any twelve (12)-month period is equal to or more than $50,000,000 in the aggregate;

(v) (A) select an accounting firm other than the Centuri Auditors (or its affiliate accounting firms) to serve as its independent certified public accountants or (B) make any material changes in its accounting practices or accounting principles, including any changes in the interpretation or application of GAAP;

(vi) take, or cause to be taken, directly or indirectly, any action, including making or failing to make any election under the Law of any state, which would reasonably be expected to have the effect, directly or indirectly, of restricting or limiting the ability of Southwest to freely sell, transfer, assign, pledge or otherwise dispose of Centuri Capital Stock, or would restrict or limit the rights of any transferee of Southwest as a holder of Centuri Capital Stock, other than any such restrictions or limitations expressly set forth in the governing documents of Centuri in effect as of the Separation Date;

(vii) take or fail to take any actions that could reasonably result in Southwest being in breach or default of any agreement (including agreements executed after the date hereof) that (A) Southwest has provided to Centuri and (B) provides that certain actions or inactions of Southwest Affiliates (which for purposes of such agreement includes any member of the Centuri Group) may result in Southwest being in breach of or in default under such agreement; provided, however, that Centuri shall not be deemed in breach of this Section 8.5(a)(vii) to the extent that, prior to being notified by Southwest of an additional agreement or amendment to any existing agreement pursuant to this Section 8.5(a)(vii), a Centuri Group member has already taken or failed to take one or more actions that would constitute a breach of this Section 8.5(a)(vii) had such action(s) or inaction(s) occurred after such notification;

(viii) take any action, or take any action to recommend to its stockholders any action, which would among other things, limit the legal rights of, or deny any benefit to, Southwest as a Centuri stockholder either (A) solely as a result of the amount of Centuri Capital Stock owned by Southwest, or (B) in a manner not applicable to Centuri stockholders generally;

(ix) enter into any agreement that purports to bind or impose any obligations or Liabilities (including any non-competition, exclusivity, non-solicitation or similar obligations) on any member of the Southwest Group (or any director, officer or employee of any member of the Southwest Group);

(x) make or commit to make gross capital expenditures (A) in 2024 (on an annualized basis), exceeding $130 million in the aggregate, (B) in 2025, exceeding $130 million in the aggregate, (C) in 2026, exceeding $150 million in the aggregate, and (D) in 2027 and for each year thereafter, exceeding in the aggregate, an amount equal to (x) the gross capital expenditures for the immediately preceding year, multiplied by (y) a percentage obtained by adding (1) one hundred percent (100%), plus (2) the Consumer Price Index;

(xi) hire or terminate any executive officer of Centuri or designate any new executive officer of Centuri; or

(xii) effect any material change in the nature of the business of the Centuri Group, taken as a whole.

(b) In addition to the other covenants contained in this Agreement and the Ancillary Agreements, Centuri hereby covenants and agrees that from and after the IPO Effective Date until Southwest ceases to Beneficially Own at least twenty-five percent (25%) of the total voting power of the then-outstanding shares of Centuri Voting Stock, Centuri shall not and shall not permit any other member of the Centuri Group to, without the prior written consent of Southwest:

(i) issue any Centuri Securities, except with respect to those Centuri Securities approved for issuance by the Centuri Board (or a committee thereof) and its stockholders pursuant to any benefit plans or arrangements approved by the Centuri Board; provided, that, Centuri shall notify Southwest at least five (5) Business Days prior to submitting any proposed issuance of Centuri Securities pursuant to any benefit plan or other similar arrangement to the Centuri Board for approval, and shall not issue any such Centuri Securities unless Southwest determines, in its sole discretion, such issuance will not cause Southwest to own, whether Beneficially Owning or in any other respect, directly or indirectly less than 80.1% of the total combined voting power of all Centuri Voting Stock and 80.1% of the total number of shares of all other Centuri Capital Stock;

(ii) take, or cause to be taken, directly or indirectly, any action, including making or failing to make any election under the Law of any state, which would reasonably be expected to have the effect, directly or indirectly, of restricting or limiting the ability of Southwest to freely sell, transfer, assign, pledge or otherwise dispose of Centuri Capital Stock, or would restrict or limit the rights of any transferee of Southwest as a holder of Centuri Capital Stock, other than any such restrictions or limitations expressly set forth in the governing documents of Centuri in effect as of the Separation Date;

(iii) adopt any equity incentive plan or expand any equity incentive plan existing as of the IPO Effective Date;

(iv) make any payment or declaration of any dividend or other distribution on any Centuri Securities or enter into any recapitalization transaction, the primary purpose of which is to pay a dividend, other than as expressly authorized in the governing documents of Centuri in effect as of the Separation Date;

(v) take any action, or take any action to recommend to its stockholders any action, which would among other things, limit the legal rights of, or deny any benefit to, Southwest as a Centuri stockholder either (A) solely as a result of the amount of Centuri Capital Stock owned by Southwest, or (B) in a manner not applicable to Centuri stockholders generally; or

(vi) change the size of the Centuri Board.

(c) Anti-Dilution Option.

(i) In addition to the other covenants contained in this Agreement and the Ancillary Agreements, if Southwest consents to the issuance by Centuri of any Centuri Capital Stock (including upon the exercise, conversion or exchange or any Centuri Securities), Centuri hereby covenants and agrees that, from and after the IPO Effective Date until the earliest of (i) the Distribution, (ii) the time at which Southwest ceases to Beneficially Own at least (A) 80.1% of the total combined voting power of all Centuri Voting Stock or (B) 80.1% of the total number of shares of all other classes of Centuri Capital Stock, as a result of affirmative action taken by or on behalf of Southwest or (iii) if the Anti-Dilution Option has been transferred to a Southwest Subsidiary, then the time at which such transferee ceases to be a Subsidiary of Southwest, whenever Centuri proposes to issue shares of Centuri Capital Stock (a “Proposed Issuance”), Centuri shall, prior to such Proposed Issuance, permit Southwest to subscribe for the number of shares of Centuri Capital Stock that is necessary for Southwest to Beneficially Own at least 80.1% of the total combined voting power of all Centuri Voting Stock and 80.1% of the total number of shares of all other classes of Centuri Capital Stock, in each case, immediately following such Proposed Issuance (the “Anti-Dilution Option”); provided, however, that issuances by Centuri of Centuri Capital Stock in connection with the IPO shall not be deemed a Proposed Issuance.

(ii) If, subject to Southwest’s consent rights pursuant to Section 8.5(b)(i), (A) Centuri proposes to issue shares of Centuri Capital Stock in exchange for cash consideration and (B) Southwest exercises its Anti-Dilution Option in connection with such Proposed Issuance pursuant to Section 8.5(c)(i), then as promptly as practicable following such exercise, Southwest shall make a payment in cash to Centuri in an amount equal to (1) the number of shares of Centuri Capital Stock to be issued to Southwest in connection with such exercise, multiplied by (2) the price per share to be received by Centuri in connection with the Proposed Issuance; provided, that the foregoing shall not apply to any issuances by Centuri of Centuri Capital Stock pursuant to any executive compensation plan.

(iii) If, subject to Southwest’s consent rights pursuant to Section 8.5(b)(i), (A) Centuri proposes to issue shares of Centuri Capital Stock in exchange for non-cash consideration or pursuant to any executive compensation plan and (B) Southwest exercises its Anti-Dilution Option in connection with such Proposed Issuance pursuant to Section 8.5(c)(i), then as promptly as practicable following such exercise, Southwest shall make a payment in cash to Centuri in an amount equal to (1) the number of shares of Centuri Capital Stock to be issued to Southwest in connection with such exercise, multiplied by (2) the closing trading price of a share of Centuri Common Stock on the trading day immediately prior to the date of exercise of the Anti-Dilution Option.

(d) Stockholder Rights Plans. In addition to the other covenants contained in this Agreement and the Ancillary Agreements, Centuri hereby covenants and agrees that from and after the IPO Effective Date, Centuri shall not and shall not permit any other member of the Centuri Group to, adopt or thereafter amend, supplement, restate, modify or alter any stockholder rights plan unless (i) for so long as Southwest Beneficially Owns at least fifty percent (50%) of the then-outstanding shares of Centuri Capital Stock, Southwest is specifically exempted from such plan by its terms and (ii) for so long as Southwest Beneficially Owns less than fifty percent (50%) but at least five percent (5%) of the then-outstanding shares of Centuri Capital Stock, such plan will “grandfather” Southwest (if Southwest’s Beneficial Ownership of the then outstanding shares of Centuri Capital Stock at the time of adoption of such plan is less than 1% lesser than, equal to, or greater than, the applicable trigger in such plan) at its then Beneficial Ownership amount, plus a buffer of at least one percent (1%).

(e) Notwithstanding anything in this Section 8.5 to the contrary, prior to the Sunset Date (as defined in the Tax Matters Agreement), Centuri shall not, and shall not permit any other member of the Centuri Group to, without the prior written consent of Southwest, take any action or refrain from taking any action that would violate Article IV of the Tax Matters Agreement.

8.6 Southwest Policies and Procedures. Prior to the Disposition Date and except as (a) otherwise agreed between the Parties from time to time, or (b) set forth in any Ancillary Agreement, Centuri consistently shall, or shall cause the Centuri Group to, implement and maintain Southwest’s business practices and standards in accordance with the Southwest policies and procedures in effect as of the Separation Time, as they may be amended or supplemented by Southwest from time to time (and, in any such event, Southwest shall provide notice to Centuri of any such amendment or supplement in accordance with Section 11.5). Notwithstanding the foregoing, Centuri may apply materiality thresholds that are lower than those contained in any such Southwest policy and procedure. Notwithstanding anything contained in this Section 8.6 to the contrary, in circumstances where a provision of the Centuri Certificate of Incorporation, Centuri Bylaws, any Ancillary Agreement, or the other governing documents of Centuri in effect as of the Separation Time, on the one hand, and a Southwest policy applicable to Subsidiaries of Southwest, on the other hand, would each apply, the provision in the Centuri Certificate of Incorporation, Centuri Bylaws, Ancillary Agreement or other governing document of Centuri shall control with respect to the Centuri Group. For the avoidance of doubt, it is understood and agreed that neither Southwest nor any member of the Southwest Group shall be subject to any policies or procedures implemented by Centuri, including any policies, procedures or limitations (other than any applicable Laws) with respect to trading in Centuri Securities.

8.7 Applicability of Rights in the Event of an Acquisition of Centuri. Subject to Section 8.5, in the event Centuri merges into, consolidates, sells substantially all of its assets to or otherwise becomes an Affiliate of a Person (other than Southwest), pursuant to a transaction or series of related transactions in which Southwest or any member of the Southwest Group receives equity securities of such Person (or of any Affiliate of such Person) in exchange for Centuri Securities held by Southwest or any member of the Southwest Group (a “Significant Centuri Transaction”), all of the rights of Southwest set forth in this Article VIII shall continue in full force and effect and shall apply to (a) the Person the equity securities of which are received by Southwest pursuant to such transaction or series of related transactions and (b) any direct or indirect parent entity of such Person (it being understood that all other provisions of this Agreement will apply to Centuri, notwithstanding this Section 8.7). Centuri agrees that, without the consent of Southwest, it will not enter into any Significant Centuri Transaction, unless such Person (or the parent entity of such Person, as applicable) agrees to be bound by the foregoing provision.

8.8 Compliance with Organizational Documents. Centuri shall, and shall cause each of its Subsidiaries to, take any and all actions reasonably necessary to ensure continued compliance by Centuri and its Subsidiaries with the provisions of their respective certificate or articles of incorporation and bylaws (collectively, “Organizational Documents”). Centuri shall notify Southwest in writing promptly after becoming aware of any act or activity taken or proposed to be taken by Centuri or any of its Subsidiaries that resulted or would result in non-compliance with any such Organizational Documents, and so long as Southwest or any Affiliate of Southwest owns any shares of Centuri Capital Stock, Centuri shall take or refrain from taking all such actions as Southwest shall in its sole discretion determine necessary or desirable to prevent or remedy any such non-compliance.

ARTICLE IX

FURTHER ASSURANCES

9.1 Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts, prior to, on and after the Separation Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, prior to, on and after the Separation Time, each Party hereto shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the Centuri Assets and the Southwest Assets and the assignment and assumption of the Centuri Liabilities and the Southwest Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of the requesting Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c) On or prior to the Separation Time, Southwest and Centuri in their respective capacities as direct and indirect stockholders of the members of their Groups, shall each ratify any actions that are reasonably necessary or desirable to be taken by Southwest, Centuri or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

(d) Without limiting the obligations set forth in this Section 9.1 and the second sentence of Section 11.6, if a judicial decision or law of the kind referenced in Section 6.9 of the Centuri Certificate of Incorporation requires action of the Board of Directors or stockholders to have a Trigger Time Effect (as defined in the Centuri Certificate of Incorporation), then Centuri and the Centuri Board shall, and the Centuri Board shall cause Centuri to, provide or take all necessary action to obtain such approval unless the Centuri Board determines in good faith (after consultation with outside legal counsel) that doing so would result in a breach of the fiduciary duties of the Centuri Board, provided that Centuri shall promptly notify Southwest of such determination in a writing that explains with reasonable detail the basis for such determination.

(e) Southwest and Centuri, and each of the members of their respective Groups, waive (and agree not to assert against any of the others) any claim or demand that any of them may have against any of the others for any Liabilities or other claims relating to or arising out of: (i) the failure of Centuri or any other member of the Centuri Group, on the one hand, or of Southwest or any other member of the Southwest Group, on the other hand, to provide any notification or disclosure required under any state Environmental Law in connection with the Separation or the other transactions contemplated by this Agreement, including the transfer by any member of any Group to any member of the other Group of ownership or operational control of any Assets not previously owned or operated by such transferee; or (ii) any inadequate, incorrect or incomplete notification or disclosure under any such state Environmental Law by the applicable transferor. To the extent any Liability to any Governmental Authority or any Third Party arises out of any action or inaction described in clause (i) or (ii) above, the transferee of the applicable Asset hereby assumes and agrees to pay any such Liability.

ARTICLE X

TERMINATION

10.1 Termination. This Agreement and all Ancillary Agreements may be terminated by Southwest at any time, in its sole and absolute discretion, without the approval or consent of any other Person (including Centuri), prior to the IPO Effective Date. Following the IPO Effective Date, this Agreement and all Ancillary Agreements may only be terminated by the mutual consent of Southwest and Centuri.

10.2 Effect of Termination. In the event of any termination of this Agreement prior to the IPO Effective Date, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement.

ARTICLE XI

MISCELLANEOUS

11.1 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement and each Ancillary Agreement may be executed in one (1) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one (1) or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b) This Agreement, the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. This Agreement and the Ancillary Agreements together govern the arrangements in connection with the Separation, the IPO and the Distribution and would not have been entered into independently.

(c) Southwest represents on behalf of itself and each other member of the Southwest Group, and Centuri represents on behalf of itself and each other member of the Centuri Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d) Each Party acknowledges that it and each other Party is executing certain of the Ancillary Agreements by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by e-mail in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement or any Ancillary Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by e-mail in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

11.2 Governing Law. Subject to Section 11.17(c), this Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of New York irrespective of the choice of laws principles of the State of New York including all matters of validity, construction, effect, enforceability, performance and remedies.

11.3 Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties and the parties thereto, respectively, and their respective successors and permitted assigns; provided, however, that neither Party nor any such party thereto may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other Party hereto or other parties thereto, as applicable; provided, further, that a Party may assign this Agreement or any or all of the rights, interests and obligations hereunder in connection with a merger, divisive merger, reorganization or consolidation transaction in which such Party is a constituent party but not the surviving entity or the sale by such Party of all or substantially all of its Assets, so long as the surviving entity of such merger, reorganization or consolidation transaction or the transferee of such Assets shall assume all the obligations of the relevant Party by operation of law or pursuant to an agreement in writing, reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto.

11.4 Third-Party Beneficiaries. Except for the indemnification rights under this Agreement and each Ancillary Agreement of any Southwest Indemnitee or Centuri Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

11.5 Notices. All notices, requests, claims, demands or other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements, shall be in writing and shall be given or made (and except as provided herein, shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by certified mail, return receipt requested, by electronic mail (“e-mail”), so long as confirmation of receipt of such e-mail is requested and received, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.5):

If to Southwest, to:

Southwest Gas Holdings, Inc.

8360 S. Durango Dr.

Post Office Box 98510

Las Vegas, Nevada 89113

Attention: General Counsel

E-mail:

with a copy to:

Morrison & Foerster LLP

425 Market Street

San Francisco, California 94105

Attention: Brandon Parris; David Slotkin

E-mail: bparris@mofo.com; dslotkin@mofo.com

If to Centuri, to:

Centuri Group, Inc.

19820 N. 7th Ave., Ste. 120

Phoenix, Arizona 85027

Attention: Chief Legal & Administrative Officer

E-mail:

A Party may, by notice to the other Party, change the address to which such notices are to be given or made.

11.6 Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

11.7 Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

11.8 No Set-Off. Except as expressly set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of such Party’s group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement; or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement or any Ancillary Agreement.

11.9 Expenses. Except as otherwise expressly set forth in this Agreement, any Ancillary Agreement or Schedule 11.9, or as otherwise agreed to in writing by the Parties, (a) if the IPO is consummated, then all out-of-pocket fees, costs and expenses incurred after December 15, 2022 by any member of the Southwest Group or the Centuri Group that Southwest determines, in its sole discretion, have been incurred in connection with the Separation and the IPO, including, but not limited to, the items set forth on Schedule 11.9, shall be borne by the Centuri Group and paid from the proceeds from the IPO; (b) if a Distribution is consummated following the IPO Effective Date, then all out-of-pocket fees, costs and expenses incurred after December 15, 2022 by any member of the Southwest Group or the Centuri Group that Southwest determines, in its sole discretion, have been incurred in connection with the Distribution, shall be allocated amongst the Southwest Group and the Centuri Group in Southwest’s sole discretion; and (c) if the IPO is not consummated, then all out-of-pocket fees, costs and expenses incurred after December 15, 2022 by any member of the Southwest Group or the Centuri Group that Southwest determines, in its sole discretion, have been incurred in connection with the Separation, Distribution or Other Disposition, in each case, if effected, shall be borne and paid by the Southwest Group. Notwithstanding the foregoing, the Parties agree that certain specified costs and expenses shall be allocated between the Parties and borne and be the responsibility of the applicable Party, as set forth on Schedule 11.9. If any Party (or a member of its Group) pays or has paid any out-of-pocket fees, costs and expenses incurred in connection with the Transactions (such Party, the “Actual Payor”) that were required to have been borne and paid by the other Party pursuant to this Section 11.9 (such other Party, the “Required Payor”), the Actual Payor may invoice the Required Payor for the amount of such fees, costs and expenses on a quarterly basis (which such invoice shall include reasonable documentation of the amount of such fees, costs and expenses), and the Required Payor shall be required to pay such amount to the Actual Payor within forty-five (45) days after receipt of such invoice.

11.10 Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

11.11 Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation, the IPO and the Distribution and shall remain in full force and effect.

11.12 Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

11.13 Specific Performance. Subject to Section 7.1, Section 7.2 and Section 7.3, except as provided below, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any applicable Ancillary Agreement, the affected Party shall have the right to specific performance, declaratory relief and injunctive or other equitable relief (on a permanent, emergency, temporary, preliminary or interim basis) of its rights under this Agreement or any applicable Ancillary Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The other Party shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. The Parties agree that the remedies at Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is hereby waived. Any requirements for the securing or posting of any bond or similar security with such remedy are hereby waived. For the avoidance of doubt, the rights pursuant to this Section 11.13 shall be pursued in arbitration under Section 7.3.

11.14 Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification; provided, that, prior to a Trigger Event (as defined in the Centuri Certificate of Incorporation), any amendments hereto or to the Tax Matters Agreement may only be effected in conformity with Section 11.17(c) hereof.

11.15 Interpretation. In this Agreement and any Ancillary Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement); (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including this Agreement and each Ancillary Agreement) shall be deemed to include the exhibits, schedules and annexes (including all Schedules, Exhibits and Appendices) to such agreement; (e) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (h) unless otherwise specified in a particular case, the word “days” refers to calendar days; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; provided, for the avoidance of doubt, prior to a Trigger Event (as defined in the Centuri Certificate of Incorporation), any amendments hereto or to the Tax Matters Agreement may only be effected if a conforming amendment is made to Exhibit A or Exhibit B, as applicable, of the Centuri Certificate of Incorporation; (j) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,”

“the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to the date first listed in the Preamble to this Agreement and (k) any reference in this Agreement to “sole discretion” shall mean that the action, determination, or other item referenced may be taken, determined or otherwise made for any reason or no reason.

11.16 Performance. Southwest will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Southwest Group. Centuri will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Centuri Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any applicable Ancillary Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

11.17 Mutual Drafting; Precedence.

(a) This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

(b) In the event of any conflict or inconsistency between, on the one hand, the terms of this Agreement and, on the other hand, the terms of the Ancillary Agreements (other than the Transfer Documents) (each, a “Specified Ancillary Agreement”), the terms of the applicable Specified Ancillary Agreement shall control with respect to the subject matter addressed by such Specified Ancillary Agreement to the extent of such conflict or inconsistency. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Transfer Documents, the terms of this Agreement shall control to the extent of such conflict or inconsistency. Without limiting the generality of the foregoing, except as otherwise expressly provided herein, this Agreement shall not govern Tax matters (including any administrative, procedural and related matters thereto), which shall be exclusively governed by the Tax Matters Agreement. For the avoidance of doubt, to the extent of any inconsistency or conflict between this Agreement and the Tax Matters Agreement, the terms of the Tax Matters Agreement shall govern.

(c) Until the occurrence of a Trigger Event (as defined in the Centuri Certificate of Incorporation), notwithstanding anything herein to the contrary, (i) references herein to the Tax Matters Agreement shall be deemed references to the Tax Matters Agreement attached as Exhibit B to the Centuri Certificate of Incorporation and (ii) any amendments hereto or to the Tax Matters Agreement may only be effected if a conforming amendment is made to Exhibit A or Exhibit B, as applicable, of the Centuri Certificate of Incorporation. Notwithstanding anything herein to the contrary, with respect to any Internal Corporate Claim, this Agreement shall be deemed governed by Delaware law and such Internal Corporate Claim shall be brought exclusively in the Court of Chancery of the State of Delaware.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Separation Agreement to be executed by their duly authorized representatives as of the date first written above.

SOUTHWEST GAS HOLDINGS, INC.

By:
Name:
Title:

CENTURI HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Separation Agreement]

EXHIBIT B

FORM OF TAX MATTERS AGREEMENT

FORM OF

TAX MATTERS AGREEMENT

BY AND BETWEEN

SOUTHWEST GAS HOLDINGS, INC.

AND

CENTURI HOLDINGS, INC.

DATED AS OF APRIL 11, 2024

-i-

Article 7 Tax Records		21

7.1	Retention of Tax Records	21
7.2	Access to Tax Records	21

Article 8 Tax Contests		22

8.1	Notice	22
8.2	Control of Tax Contests	22

Article 9 Dispute Resolution		23

9.1	Dispute Resolution	23

Article 10 Late Payments		23

Article 11 Expenses		24

Article 12 General Provisions		24

12.1	Notices	24
12.2	Assignability	24
12.3	Waiver	25
12.4	Severability	25
12.5	Authority	25
12.6	Further Action	25
12.7	Integration	25
12.8	Construction	25
12.9	Counterparts	25
12.10	Governing Law	26
12.11	Amendment	26
12.12	Trigger Event	26
12.13	Subsidiaries	26
12.14	Successors	26
12.15	Injunctions	26
12.16	Effective Date	27

-ii-

FORM OF TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is made as of April 11, 2024 by and between Southwest Gas Holdings, Inc., a Delaware corporation (“Parent”) and Centuri Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Centuri” and, together with Parent, the “Parties”). Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Separation Agreement, dated as of the date hereof, by and between the Parties and, prior to a Trigger Event, in the form attached to the Centuri Certificate of Incorporation as Exhibit A (the “Separation Agreement”).

RECITALS

WHEREAS, the board of directors of Parent (the “Parent Board”) has determined that it is in the best interests of Parent and its shareholders to create a new publicly traded company that shall operate the Centuri Business;

WHEREAS, the Parent Board has determined that it is appropriate and desirable to separate the Centuri Business from the Parent Business (the “Separation”);

WHEREAS, pursuant to the Separation, (i) Parent will cause Carson Water Company, a Nevada corporation (“Carson Water”) and the owner of one hundred percent (100%) of the stock of Centuri Group, Inc. (“CGI” and the CGI stock, the “CGI Capital Stock”), to adopt a plan of liquidation and distribute all of the CGI Capital Stock to Parent, and (ii) Parent will contribute all of the CGI Capital Stock received from Carson Water and any other Centuri Assets to Centuri in exchange for the assumption of the Centuri Liabilities and the actual or deemed issuance of additional shares of Centuri Common Stock;

WHEREAS, the Parties intend the Separation to qualify as a tax-free transaction under Section 368(a) and/or 351 of the Code;

WHEREAS, the Parent Board has further determined that it is appropriate and desirable, on the terms and conditions contemplated hereby, for Centuri to make an offer and sale to the public of a limited number of shares of Centuri Common Stock, pursuant to a registration statement on Form S-1, as more fully described in the Separation Agreement (the “IPO”), immediately following which offering and sale Parent will own 80.1% or more of the outstanding shares of Centuri Common Stock (the “Retained Shares”);

WHEREAS, after the IPO, if effected, Parent may (i) transfer the Retained Shares by means of a distribution by Parent to holders of Parent Common Stock (a “Distribution”); (ii) effect a disposition of Retained Shares pursuant to one or more public offering(s) or private transaction(s); or (iii) continue to hold its interest in the Retained Shares;

WHEREAS, Parent currently intends the Distribution, if effected, to qualify as tax-free for U.S. federal income tax purposes under Section 355 of the Code;

WHEREAS, members of the Parent Group, on the one hand, and certain members of the Centuri Group, on the other hand, file certain Tax Returns on a consolidated, combined, or unitary basis for certain U.S. federal, state and local Tax purposes; and

WHEREAS, the Parties desire to set forth (i) the rights and responsibilities of each Party for the payment of Taxes, the receipt of Tax Benefits, the filing of Tax Returns and other matters relating to Taxes, and (ii) certain representations, covenants and indemnities that are intended to help preserve Parent’s ability to effectuate a Distribution in a manner that is expected to be tax-free to Parent and the holders of Parent Capital Stock.

NOW THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITION OF TERMS

For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

“25% Transaction” shall have the meaning set forth in Section 4.2(b).

“Accounting Firm” shall have the meaning set forth in Section 9.1.

“Active Trade or Business” shall mean, with respect to Centuri or any Centuri Group member, the Centuri Business, the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) of which such entity was engaged in immediately prior to the Separation Date.

“Adjustment” shall mean an adjustment of any item of income, gain, loss, deduction, credit, or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.

“Affiliate” shall mean any entity that is directly or indirectly “controlled” by either the person in question or an Affiliate of such person. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise. The term Affiliate shall refer to Affiliates of a person as determined immediately after the Separation Date.

“Affiliated Group” means an affiliated group of corporations within the meaning of Section 1504(a) of the Code, or any other group filing consolidated, combined, or unitary Tax Returns under state, local or non-U.S. law.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Ancillary Agreements” shall have the meaning set forth in the Separation Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in the United States or Las Vegas, Nevada.

“Centuri” shall have the meaning set forth in the preamble hereto.

“Centuri Assets” shall have the meaning set forth in the Separation Agreement.

“Centuri Business” shall have the meaning set forth in the Separation Agreement.

“Centuri Capital Stock” shall have the meaning set forth in the Separation Agreement.

“Centuri Common Stock” shall have the meaning set forth in the Separation Agreement.

“Centuri Disqualifying Action” shall mean (a) any action (or failure to take any action) by any Centuri Group member after the Separation Date (including entering into any agreement, understanding, arrangement, or negotiations with respect to any transaction or series of transactions), (b) any event (or series of events) after the Separation Date directly or indirectly involving Centuri Capital Stock or any stock or assets of any Centuri Group member, or (c) any breach by any Centuri Group member after the Separation Date of any representation, warranty, or covenant made by them in this Agreement, that, in each case, could adversely impact (x) the ability of Parent to effect the Distribution on a basis that qualifies for the Tax-Free Status or (y) the Tax-Free Status of the Distribution, if effected; provided, however, that the term “Centuri Disqualifying Action” shall not include any action entered into pursuant to any Ancillary Agreement (other than this Agreement) or that is undertaken pursuant to the Separation, the IPO or the Distribution.

“Centuri Group” shall have the meaning set forth in the Separation Agreement.

“Centuri Liabilities” shall have the meaning set forth in the Separation Agreement.

“Centuri Separate Tax Asset” shall mean, with respect to any Joint Return, any Tax Attribute of the Centuri Group or with respect to the Centuri Business calculated as if the Centuri Group were a separate Affiliated Group filing a Combined Tax Return that did not include any member of the Parent Group and using the conventions set forth in Section 2.2; provided, however, that a Centuri Separate Tax Asset shall not include any Tax Attribute taken into consideration in the calculation of the Centuri Separate Tax Liability.

“Centuri Separate Tax Liability” shall mean, with respect to any Joint Return, (a) the liability for Taxes of the Centuri Group or with respect to the Centuri Business calculated as if the Centuri Group were a separate Affiliated Group filing a Combined Tax Return that did not include any member of the Parent Group and using the conventions set forth in Section 2.2 and (b) any deferred Tax liability that is attributable to the Centuri Business and that is accelerated or otherwise required to be reported on any Joint Return as a result of Deconsolidation.

“Centuri Stand-Alone Tax Return” shall mean any Tax Return of or including any Centuri Group member (including any consolidated, combined, or unitary return) that does not include any member of the Parent Group.

“CGI” shall have the meaning set forth in the preamble hereto.

“CGI Capital Stock” shall have the meaning set forth in the preamble hereto.

“Closing of the Books Method” means the apportionment of items between taxable periods (or portions of a taxable period) based on a closing of the books and records on the close of a Deconsolidation Date (in the event that a Deconsolidation Date is not the last day of the taxable period, as if the Deconsolidation Date were the last day of the taxable period), subject to adjustment for items accrued on the Deconsolidation Date that are properly allocable to the taxable period following the Deconsolidation Date, as determined by Parent in accordance with applicable Tax Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combined Tax Return” means a Tax Return filed in respect of federal, state, local or non-U.S. income Taxes for an Affiliated Group, or any other affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code).

“Deconsolidation” shall mean, with respect to a given Tax and jurisdiction, any transfer or other disposition of Centuri Capital Stock, change or shift in voting power, or other event or change in law or circumstance that causes Centuri to fail to qualify, for purposes of such Tax and jurisdiction, as a member of an Affiliated Group that includes one or more members of the Parent Group. For the avoidance of doubt, the determination of a “Deconsolidation” for purposes of this Agreement shall be distinct from any determination whether Centuri or any member of the Centuri Group shall remain consolidated for financial accounting purposes with Parent or any member of the Parent Group.

“Deconsolidation Date” shall mean the date of any Deconsolidation, which, for the avoidance of doubt, for U.S. federal income tax purposes, is expected to include the Distribution Date, if the Distribution is effected.

“Distribution” shall have the meaning set forth in the recitals.

“Distribution Date” shall mean the date the Distribution is consummated.

“Distribution-Related Tax Contest” shall mean any Tax Contest in which the IRS, another Taxing Authority or any other party asserts a position that could reasonably be expected to adversely affect the Tax-Free Status of the Distribution.

“Final Determination” shall mean the final resolution of liability for any Tax for any taxable period, by or as a result of (a) a final decision, judgment, decree, or other order by any court of competent jurisdiction that can no longer be appealed, (b) a final settlement with the IRS or other Taxing Authority, a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or a comparable agreement under the Tax Laws of a state, local, or non-U.S. jurisdiction, which resolves the entire Tax liability for any taxable period, (c) any allowance of a Refund, but only after the expiration of all periods during which such Refund may be recovered (including by way of withholding or offset) by the jurisdiction imposing the Tax, or (d) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

“Group” shall mean the Parent Group or the Centuri Group, or both, as the context requires.

“Income Tax Return” shall mean any Tax Return filed or required to be filed with respect to Income Taxes.

“Income Taxes” shall mean all Taxes imposed on or measured in whole or in part by income, capital or net worth or a taxable base in the nature of income, capital or net worth, including franchise Taxes based on such factors, and shall include any addition to Tax, additional amount, interest and penalty imposed with respect to such Taxes.

“Indemnifying Party” shall have the meaning set forth in Section 5.2(a).

“Indemnitee” shall have the meaning set forth in Section 5.2(a).

“Invoice” shall have the meaning set forth in Section 6.2(c).

“IPO” shall have the meaning set forth in the preamble hereto.

“IRS” shall mean the U.S. Internal Revenue Service, including its agents, representatives, and attorneys.

“IRS Ruling” shall mean any U.S. federal income tax ruling issued to Parent by the IRS relating to the Distribution.

“IRS Ruling Request” shall mean the letter filed by Parent with the IRS on March 31, 2023, requesting a ruling regarding certain U.S. federal income tax consequences of the Separation and Distribution and any amendment or supplement to such ruling request letter.

“Joint Return” shall mean any Combined Tax Return or other Tax Return that includes, by election or otherwise, one or more members of the Parent Group together with one or more members of the Centuri Group.

“Law” shall have the meaning set forth in the Separation Agreement.

“Notified Action” shall have the meaning set forth in Section 4.2(c).

“Parent” shall have the meaning set forth in the preamble hereto.

“Parent Business” shall mean all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the effective time of the Separation by any member of the Parent Group.

“Parent Capital Stock” shall mean all classes or series of capital stock of Parent, including (i) Parent Shares, (ii) all options, warrants, and other rights to acquire such capital stock, and (iii) all other instruments properly treated as stock of Parent for U.S. federal income tax purposes.

“Parent Federal Consolidated Income Tax Return” shall mean any U.S. federal income Tax Return for the Affiliated Group of which Parent is the common parent.

“Parent Group” shall mean Parent and each Subsidiary of Parent other than Centuri and the members of the Centuri Group.

“Parent Shares” shall mean the shares of common stock, par value $1.00 per share, of Parent.

“Parent Stand-Alone Tax Return” shall mean any Tax Return of or including any member of the Parent Group (including any consolidated, combined, or unitary return) that does not include any Centuri Group member.

“Parties” shall have the meaning set forth in the preamble hereto.

“Past Practices” shall have the meaning set forth in Section 3.5.

“Person” shall mean any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal income tax purposes.

“Post-Deconsolidation Period” shall mean any taxable period beginning after a Deconsolidation Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after such Deconsolidation Date.

“Post-Distribution Ruling” shall have the meaning set forth in Section 4.2(c).

“Pre-Deconsolidation Period” shall mean any taxable period ending on or before a Deconsolidation Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending at the end of the day on such Deconsolidation Date.

“Privilege” shall have the meaning set forth in Section 6.1(b).

“Proposed Acquisition Transaction” shall mean a transaction or series of transactions (or any agreement, understanding, or arrangement to enter into a transaction or series of transactions, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other Treasury Regulations promulgated under Section 355(e) of the Code), whether such transaction or series of transactions is supported by Centuri management or shareholders, is a hostile acquisition, is a transaction whereby a shareholder is allowed to appoint board members or otherwise, pursuant to which (a) Centuri (or any successor thereto) would merge or consolidate with any other Person or (b) one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from Centuri (or any successor thereto) and/or one or more holders of Centuri Capital Stock, respectively, any amount of Centuri Capital Stock (including the voting rights thereof) that would, when combined with any other direct or indirect changes in ownership of Centuri Capital Stock pertinent for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, comprise forty percent (40%) or more of (i) the value of all outstanding shares of stock of Centuri immediately after such transaction, or in the case of a series of transactions, immediately after the last transaction of such series, or (ii) the total combined voting power of all outstanding shares of voting stock of Centuri immediately after such transaction, or in the case of a series of transactions, immediately after the last transaction of such series. Notwithstanding the foregoing, following the Distribution, if effected, a Proposed Acquisition Transaction shall not include (a) the adoption by Centuri of a customary shareholder rights plan or (b) issuances by Centuri that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, but without limiting the generality of the foregoing, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof are intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly. Any clarification of, or change in, the statute or Treasury Regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

“Reasonable Basis” shall mean a reasonable basis within the meaning of Section 6662(d)(2)(B)(ii)(II) of the Code and the Treasury Regulations promulgated thereunder (or such other level of confidence required by the Code at that time to avoid the imposition of penalties).

“Refund” shall mean any refund, reimbursement, offset, credit, or other similar benefit in respect of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied against other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that the amount of any refund of Taxes shall be net of (i) any Taxes imposed by any Taxing Authority on, related to, or attributable to, the receipt of or accrual of such Refund, including any Taxes imposed by way of withholding or offset and (ii) any out-of-pocket expenses incurred by the Party in obtaining such Refund.

“Responsible Party” shall have the meaning set forth in Section 3.3.

“Restricted Period” shall mean the period which begins with the Distribution Date and ends two (2) years thereafter.

“Retained Shares” shall have the meaning set forth in the preamble hereto.

“Reviewing Party” shall have the meaning set forth in Section 3.3.

“Section 336(e) Election” shall have the meaning set forth in Section 3.7.

“Section 336(e) Tax Basis” shall have the meaning set forth in Section 3.7(b).

“Separation Date” shall have the meaning set forth in the Separation Agreement.

“Stand-Alone Tax Return” shall mean a Parent Stand-Alone Tax Return or a Centuri Stand-Alone Tax Return.

“Straddle Period” shall mean any Tax Period that begins on or before, and ends after, a Deconsolidation Date.

“Sunset Date” shall mean the earliest of the close of business (i) on the expiration date of the Restricted Period, (ii) on the date on which the Parent Board determines to no longer pursue the Distribution or (iii) on the date in which Parent determines in its sole discretion that it is no longer able to effect a Distribution that qualifies for Tax-Free Status.

“Tax” or “Taxes” shall mean (i) all taxes, charges, fees, duties, levies, imposts, rates, or other assessments or governmental charges of any kind imposed by any U.S. federal, state, local, or non-U.S. Taxing Authority, including, without limitation, income, gross receipts, employment, estimated, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security, unemployment, disability, value added, alternative or add-on minimum, or other taxes, whether disputed or not, and including any interest, penalties, charges, or additions attributable thereto, (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any consolidated, combined, unitary, or similar group or being (or having been) included or required to be included in any Tax Return related thereto, and (iii) liability for the payment of any amount of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person, whether by contract, by operation of Law, or otherwise.

“Tax Advisor” shall mean a U.S. tax counsel or accountant of recognized national standing, as determined by Parent in its sole discretion.

“Tax Allocation Agreement” shall mean the Southwest Gas Holdings, Inc. Tax Allocation Agreement, dated January 1, 2017.

“Tax Attribute” shall mean any net operating loss, net capital loss, overall domestic source loss, overall foreign source loss, unused investment tax credit, alternative minimum tax credit, unused foreign tax credit, excess charitable contribution, general business credit or any other Tax Item that could reduce a Tax liability.

“Tax Benefit” shall mean, with respect to a taxable period, the amount by which the cash Tax liability of an entity (or of the consolidated or combined group of which it is a member) is reduced solely as a result of a Tax Item, or the amount of an actual Refund that is generated solely as a result of such Tax Item (plus any related interest received from any Taxing Authority), in either case, by comparing the cash Tax liability or actual Refund on the applicable Tax Return that would arise with and without the Tax Item potentially giving rise to the Tax Benefit.

“Tax Certificates” shall mean any officer’s certificates, representation letters, or similar documents provided by Parent and Centuri to Morrison & Foerster LLP, PricewaterhouseCoopers LLP or any other Tax Advisor in connection with any Tax Opinion delivered or deliverable to Parent in connection with the Distribution.

“Tax Contest” shall have the meaning set forth in Section 8.1.

“Tax-Free Status” shall mean the qualification of the Distribution as a distribution described in Section 355 of the Code in which neither Parent nor the holders of Parent Capital Stock recognize income or gain for U.S. federal income tax purposes pursuant to Section 355 of the Code, other than intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.

“Tax Item” shall mean any item of income, gain, loss, deduction, or credit, or any other item which increases or decreases Taxes paid or payable in any taxable period.

“Tax Law” shall mean the Law of any governmental entity or political subdivision thereof relating to any Tax.

“Tax Materials” shall have the meaning set forth in Section 4.2(a).

“Tax Opinion” shall mean any written opinion delivered or deliverable to Parent by Morrison & Foerster LLP, PricewaterhouseCoopers LLP or any other Tax Advisor regarding the tax consequences of the Distribution.

“Tax Records” shall have the meaning set forth in Section 7.1.

“Tax-Related Losses” shall mean (i) all U.S. federal, state, local and non-U.S. Taxes (including interest and penalties thereon) imposed pursuant to any settlement, Final Determination, judgment or otherwise; (ii) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes or any defense against liability for such Taxes; and (iii) all costs and expenses and any damages associated with stockholder litigation or controversies and any amount paid by Parent (or any Parent Affiliate) or Centuri (or any Centuri Affiliate) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Taxing Authority, in each case, resulting from (x) any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the Centuri Group pursuant to this Agreement, (y) the failure of the Distribution to qualify for Tax-Free Status or (z) the defense against any challenge by the IRS or any other Taxing Authority to the Tax-Free Status of the Distribution, even if the Distribution ultimately is determined to so qualify.

“Tax Return” or “Return” shall mean any return, report, certificate, form, or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended tax return, claim for Refund or declaration of estimated tax) supplied to or filed with, or required to be supplied to or filed with, a Taxing Authority, or any bill for or notice related to ad valorem or other similar Taxes received from a Taxing Authority, in each case, in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax.

“Taxing Authority” shall mean, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Transfer Tax” shall mean (i) all transfer, sales, use, excise, stock, stamp, stamp duty, stamp duty reserve, stamp duty land, documentary, filing, recording, registration, value-added and other similar Taxes (excluding, for the avoidance of doubt, any income, gains, profits, or similar Taxes, however assessed), and (ii) any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor on which Parent may rely to the effect that a transaction will not affect the Tax-Free Status of the Distribution; provided, that any tax opinion obtained in connection with a Proposed Acquisition Transaction shall not qualify as an Unqualified Tax Opinion unless such tax opinion concludes that such Proposed Acquisition Transaction will not be treated as “part of a plan (or series of related transactions),” within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, that includes the Distribution. Any such opinion must assume that the Distribution would have qualified for Tax-Free Status if the transaction in question did not occur.

ARTICLE 2

ALLOCATION OF TAX LIABILITIES

2.1 Allocation of Tax Liabilities After the Separation Date. Except as otherwise provided in this Article 2 and Article 5, following the Separation Date, Taxes shall be allocated as follows:

(a) Allocation of Taxes Relating to Joint Returns.

(i) Parent shall be liable for, and shall indemnify and hold harmless the Centuri Group from and against, all Taxes reported, or required to be reported, on any Joint Return, other than any Centuri Separate Tax Liabilities.

(ii) Centuri shall be liable for, and shall indemnify and hold harmless the Parent Group from and against, all Centuri Separate Tax Liabilities.

(b) Allocation of Taxes Relating to Stand-Alone Tax Returns.

(i) Parent shall be responsible for any and all Taxes reported, or required to be reported, on any Parent Stand-Alone Tax Return for all taxable periods.

(ii) Centuri shall be responsible for any and all Taxes reported, or required to be reported, on any Centuri Stand-Alone Tax Return for all taxable periods.

2.2 Allocation Conventions.

(a) For purposes of determining the amount of any Centuri Separate Tax Liability following the Separation Date:

(i) except as provided in Section 2.2(a)(iii), all elections, accounting methods and conventions used on the Parent Federal Consolidated Income Tax Return (or applicable state law Combined Return in which a member of the Parent Group is the taxpayer of record) shall be used;

(ii) the highest statutory marginal corporate income Tax rate in effect for such taxable period shall be applied (unless Parent determines in its sole discretion that a lower rate is applicable); and

(iii) it shall be assumed that the Centuri Group elects not to carry back any Tax Attributes.

(b) In the case of any Straddle Period in which there is a Deconsolidation, the following conventions shall apply (in addition to those conventions in clause (a)):

(i) all Taxes shall be allocated in accordance with the Closing of the Books Method; provided, however, that if any Centuri Group member does not close its taxable year on the Deconsolidation Date, the Taxes attributable to the Post-Deconsolidation Period shall be computed using a hypothetical closing of the books consistent with the Closing of the Books Method;

(ii) any Tax Item of any Centuri Group member arising from a transaction engaged in outside of the ordinary course of business on the Deconsolidation Date shall be allocable to Centuri and any such transaction by or with respect to any Centuri Group member occurring on the Deconsolidation Date shall be treated for all Tax purposes (to the extent permitted by applicable Tax Law) as occurring at the beginning of the day following the Deconsolidation Date in accordance with the principles of Treasury Regulations Section 1.1502-76(b) (assuming no election is made under Treasury Regulations Section 1.1502-76(b)(2)(ii) (relating to a ratable allocation of a year’s Tax Items)) or any similar state or local Tax Law; and

(iii) any deferred Tax liability that is attributable to the Centuri Business and that is accelerated or otherwise required to be reported on any Joint Return as a result of the Deconsolidation shall be treated as arising in the Post-Deconsolidation Period.

(c) The amount of any Centuri Separate Tax Liability shall not be less than zero.

(d) Centuri shall reimburse Parent for all reasonable costs and expenses paid or incurred by the Parent Group in connection with determining the amount of any Centuri Separate Tax Liability.

(e) In the event of any redetermination of a Tax liability in respect of any Joint Return, the Centuri Separate Tax Asset or Centuri Separate Tax Liability applicable to such Joint Return shall be recomputed. If, as a result of such recalculation, Centuri would be allocated additional Taxes pursuant to Section 2.1, Centuri shall promptly pay over to Parent such amounts in accordance with Section 3.8. If, as a result of such recalculation, Centuri would be allocated less Taxes pursuant to Section 2.1 than it previously paid, Parent shall promptly pay over to Centuri such amounts in accordance with Section 3.8.

2.3 Transfer Taxes. All Transfer Taxes, as reasonably determined by Parent, shall be borne equally by the Parent Group and the Centuri Group. The Party legally responsible for doing so will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes (and the Parent Group and each Centuri Group shall cooperate with respect thereto as necessary).

2.4 Centuri Separate Tax Assets; Tax Refunds.

(a) Parent shall pay to Centuri no later than thirty (30) Business Days after the filing of any Joint Return the amount of any Centuri Separate Tax Asset that was utilized to reduce the Tax liability shown on such Joint Return. Centuri shall repay Parent any amounts paid over pursuant to this Section 2.4(a) in the event that the use of such Centuri Separate Tax Asset is disallowed by any Taxing Authority.

(b) Parent shall be entitled to all Refunds of any Taxes for which Parent is responsible for payment pursuant to this Article 2. Centuri shall be entitled to all Refunds of any Taxes for which Centuri is responsible for payment pursuant to this Article 2.

(c) Parent shall pay to Centuri any Refund received by Parent or any member of the Parent Group that is allocable to Centuri pursuant to this Section 2.4 no later than thirty (30) Business Days after the receipt of such Refund. Centuri shall pay to Parent any Refund received by Centuri or any Centuri Group member that is allocable to Parent pursuant to this Section 2.4 no later than thirty (30) Business Days after the receipt of such Refund.

(d) Each Party, upon the request of the other Party, shall repay to the requesting Party the amount paid over pursuant to Section 2.4(c) (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) in the event that such Party is required to repay such Refund to such Taxing Authority.

2.5 Tax Benefits. If Parent determines, in its sole discretion, that one Party realizes any Tax Benefit as a result of any liability, obligation, loss or payment for which the other Party is required to indemnify the first Party pursuant to this Agreement or under applicable Tax Law, then the Party that realizes such Tax Benefit shall pay to the other Party the amount of such Tax Benefit, as determined by Parent in its sole discretion, no later than thirty (30) Business Days after the realization of such Tax Benefit. For purposes of this Section 2.5, any Tax Benefit shall be deemed to be realized on the earlier of (i) the date on which a Tax Return is filed claiming such Tax Benefit, and (ii) the date on which payment of the Tax which would have otherwise been paid absent such Tax Benefit is due (determined without taking into account any applicable extensions). If the Tax Benefit is subsequently disallowed by any Taxing Authority, the Party that received the amount of such Tax Benefit shall repay such amount to the other Party.

2.6 Prior Agreements. Any and all existing Tax sharing agreements or arrangements, written or unwritten, between any member of the Parent Group, on the one hand, and any Centuri Group member, on the other hand, if not previously terminated, shall be terminated with respect to any member of the Centuri Group as of the Separation Date without any further action by the parties thereto. Following the Separation Date, no member of the Centuri Group shall have any further rights or liabilities thereunder, and this Agreement and any Transaction Agreement (to the extent such Transaction Agreement reflects any agreement between the Parties as to Tax sharing) shall be the sole Tax sharing agreement between the members of the Parent Group on the one hand, and the members of the Centuri Group, on the other hand. For the avoidance of doubt, this Section 2.6 shall not impact the current Tax Allocation Agreement for any parties thereto other than the Centuri Group.

ARTICLE 3

PREPARATION AND FILING OF TAX RETURNS

3.1 Parent Responsibility. Parent shall prepare and file when due (taking into account any applicable extensions), or shall cause to be prepared and filed, all Joint Returns and all Parent Stand-Alone Tax Returns, including any amendments to such Tax Returns.

3.2 Centuri Responsibility. Centuri shall prepare and file when due (taking into account any applicable extensions), or shall cause to be prepared and filed, all Tax Returns, including any amended Tax Returns filed pursuant to Section 3.4 or Section 3.9(a), required to be filed by or with respect to members of the Centuri Group other than those Tax Returns which Parent is required to prepare and file under Section 3.1. The Tax Returns required to be prepared and filed by Centuri under this Section 3.2 shall include any Centuri Stand-Alone Tax Returns and any amended Centuri Stand-Alone Tax Returns filed pursuant to Section 3.4 or Section 3.9(a).

3.3 Right to Review Tax Returns.

(a) For so long as Parent is required to consolidate the results of operations and financial position of Centuri in its financial statements or, if the Distribution is effected, during the Restricted Period, Centuri shall provide a draft of any Centuri Stand-Alone Tax Return that is an Income Tax Return and, if requested by Parent, a draft of any other Centuri Stand-Alone Tax Return, to Parent at least thirty (30) days prior to the due date for such Tax Return (taking into account extensions) or as otherwise agreed in writing by Parent, and Centuri shall modify the relevant Tax Return to reflect any reasonable comments of Parent received at least fourteen (14) days prior to the due date for such Tax Return (taking into account extensions) that relate to items that would reasonably be expected to adversely affect the Tax or GAAP position of Parent or any member of the Parent Group.

(b) To the extent that the positions taken on any Tax Return would reasonably be expected to materially affect the Tax-Free Status of the Distribution, if effected, or any Tax position of the non-filing Party pursuant to Section 3.1 or 3.2 (the “Reviewing Party”), the Party required to prepare and file such Tax Return (the “Responsible Party”) shall prepare the portion of such Tax Return that relates to the business of the Reviewing Party (either the Parent Business or the Centuri Business, as the case may be) and use reasonable efforts to provide a draft of the relevant portions of such Tax Return to the Reviewing Party at least thirty (30) days prior to the due date for such Tax Return (taking into account extensions); provided, however, that Parent shall not be required to provide any portion of a Joint Return other than information relating solely to Centuri or a Centuri Group member. In such cases where Centuri is the Responsible Party, Centuri shall modify the relevant Tax Return to reflect any reasonable comments received at least fourteen (14) days prior to the due date for such Tax Return (taking into account extensions) that relate to items that would reasonably be expected to adversely affect the Tax position of any member of the Parent Group. In such cases where Parent is the Responsible Party, Parent shall consider in its sole discretion any comments received at least fourteen (14) days prior to the due date for such Tax Return (taking into account extensions) that relate to items that would reasonably be expected to adversely affect the Tax position of any member of the Centuri Group.

3.4 Cooperation. The Parties shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Article 6 with respect to the preparation and filing of Tax Returns or with respect to any Tax Contests or other Tax matters, including providing information required to be provided in Article 7. Notwithstanding anything to the contrary in this Agreement, Parent shall not be required to disclose to Centuri any Joint Return of which a member of the Parent Group is the common parent or any information related to such Joint Return other than information relating solely to Centuri or any Centuri Group member. If an amended Centuri Stand-Alone Tax Return is required to be filed as a result of an amendment made to a Joint Return pursuant to an Adjustment, then the Parties shall cooperate to ensure that such amended Centuri Stand-Alone Tax Return can be prepared and filed in a manner that preserves confidential information including through the use of third-party preparers.

3.5 Centuri Tax Reporting Requirements. Except as provided in Section 3.6, with respect to any Tax Return for any taxable period that begins on or before the latest of (x) the end of the Restricted Period, (y) the date that is two years after the Deconsolidation Date or (z) the date upon which Parent is no longer required to consolidate the results of operations and financial position of Centuri in its financial statements, Centuri shall prepare all Centuri Stand-Alone Tax Returns in a manner consistent with past practices, accounting methods, elections or conventions (“Past Practices”) used with respect to the Tax Returns in question (unless there is no Reasonable Basis for the use of such Past Practices), and to the extent any items, methods or positions are not covered by Past Practices (or in the event that there is no Reasonable Basis for the use of such Past Practices), as directed by Parent in its reasonable discretion to the extent permitted by applicable Tax Law.

3.6 Reporting of the Transactions. Unless and until there has been a Final Determination to the contrary, each Party agrees not to take any position on any Tax Return, in connection with any Tax Contest, or otherwise that is inconsistent with (a) the treatment of payments between the Parent Group and the Centuri Group as set forth in Section 5.4, (b) the Tax Materials, (c) the Tax-Free Status of the Distribution, if effected, or (d) the treatment of the Separation as a transaction entitled to nonrecognition of gain pursuant to Section 368 and/or 351 of the Code.

3.7 Section 336(e) Election. After the date hereof, Parent shall determine, in its sole discretion, whether to make an election (which may be a protective election, if available) under Section 336(e) of the Code and the Treasury Regulations promulgated thereunder (and any corresponding or analogous provisions of state and local Tax Law) in connection with any “qualified stock disposition” within the meaning of Treasury Regulations Section 1.336-1(b)(6) (which may include the Distribution, if taxable in whole or in part), with respect to Centuri and each other Centuri Group member that is a domestic corporation for U.S. federal income tax purposes (a “Section 336(e) Election”). If Parent determines that a Section 336(e) Election shall be made:

(a) Parent, Centuri, and their respective Affiliates shall cooperate in making the Section 336(e) Election, including by filing any statements, amending any Tax Returns, or taking such other actions as are reasonably necessary to carry out the Section 336(e) Election;

(b) if Centuri or any Centuri Group member realizes an increase in Tax basis as a result of the Section 336(e) Election (the “Section 336(e) Tax Basis”), including if the Distribution is completed but fails to qualify (in whole or in part) for the Tax-Free Status, then the Tax Benefits realized by Centuri and each Centuri Group member as a result of the Section 336(e) Tax Basis shall be shared between Parent and Centuri in the same proportion as the Taxes that gave rise to the Section 336(e) Tax Basis were borne by Parent and Centuri (after giving effect to the indemnification obligations in this Agreement); and

(c) if the Section 336(e) Election becomes effective, each Party agrees not to take any position (and to cause each of its Affiliates not to take any position) that is inconsistent with the Section 336(e) Election on any Tax Return, in connection with any Tax Contest, or otherwise, except as may be required by a Final Determination.

3.8 Payment of Taxes.

(a) With respect to any Tax Return required to be filed pursuant to this Agreement, the Responsible Party shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any Taxes due in respect of any such Tax Return.

(b) In the case of any Tax Return for which the Reviewing Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes reported as due on such Tax Return, the Responsible Party shall notify the other Party, in writing, of its obligation to pay such Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party, and the Reviewing Party shall pay such amount to the Responsible Party no later than (5) Business after the receipt of such notice.

(c) With respect to any estimated Taxes, the Party that is or will be the Responsible Party with respect to any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any estimated Taxes due. In the case of any estimated Taxes for which the Party that is not the Responsible Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes that will be reported as due on any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes, the Responsible Party shall notify the other Party, in writing, of its obligation to pay such estimated Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party and the Party receiving such notice shall pay such amount to the Responsible Party no later than five (5) Business Days after the receipt of such notice.

(d) If any Party pays estimated Taxes to such other Party and the aggregate amount of such estimated Taxes exceeds the amount of Taxes actually payable pursuant to the Tax Return filed with respect to such Taxes, such first Party shall reimburse such other Party within five (5) Business Days after the applicable Tax Return has been filed.

3.9 Amended Returns and Carrybacks.

(a) For so long as Parent is required to consolidate the results of operations and financial position of Centuri in its financial statements or, if the Distribution is effected, until the end of the Restricted Period, Centuri shall not, and shall not permit any Centuri Group member to, file or allow to be filed any amended Tax Return or any other request for an Adjustment without the prior written consent of Parent, such consent to be exercised in Parent’s sole discretion.

(b) Centuri shall, and shall cause each Centuri Group member to, make any available elections to waive the right to carry back any Tax Attribute from a Post-Deconsolidation Period to a Pre- Deconsolidation Period.

(c) Centuri shall not, and shall cause each Centuri Group member not to, without the prior written consent of Parent, make any affirmative election to carry back any Tax Attribute from a Post- Deconsolidation Period to a Pre-Deconsolidation Period, such consent to be exercised in Parent’s sole discretion.

(d) Receipt of consent by Centuri or a Centuri Group member from Parent pursuant to the provisions of this Section 3.9 shall not limit or modify Centuri’s continuing indemnification obligation pursuant to Article 5.

3.10 Tax Attributes. In connection with a Deconsolidation, Parent shall advise Centuri in writing of the amount (if any) of any Tax Attributes which Parent determines, in its sole discretion, shall be allocated or apportioned to the Centuri Group for Tax purposes in accordance with Past Practice and applicable Tax Law, including the regulations under Section 1502 of the Code. Centuri and all members of the Centuri Group shall prepare all Tax Returns in accordance with such notice. Centuri agrees that it shall not dispute Parent’s determination of Tax Attributes. For the avoidance of doubt, Parent shall not be required in order to comply with this Section 3.10 to create or cause to be created any books and records or reports or other documents based thereon (including, without limitation, any “E&P studies,” “basis studies” or similar determinations) that it does not maintain or prepare in the ordinary course of business. The allocations made under this Section 3.10 shall be revised by Parent, in its sole discretion, to reflect each subsequent Final Determination or change in Law that affects such allocations or the amounts of Tax Attributes available for allocation. Notwithstanding any provision of this Agreement to the contrary, for the avoidance of doubt, the Parties agree that Parent is not warranting or guaranteeing the amount of any such Tax Attributes and Parent shall not be liable to any Centuri Group member for any failure of any determination under this Section 3.10 to be accurate under applicable Tax Law.

ARTICLE 4

TAX-FREE STATUS OF THE DISTRIBUTION

4.1 Certain Covenants Related to the Tax-Free Status of the Distribution. If Parent determines to effectuate the Distribution, Parent, on behalf of itself and all other members of the Parent Group, and Centuri, on behalf of itself and all other members of the Centuri Group, hereby agree to make certain representations and warranties and to provide any Tax Certificates requested by any Tax Advisor in connection with the rendering of any Tax Opinion related to the Tax-Free Status of the Distribution.

4.2 Certain Restrictions Relating to the Tax-Free Status of the Distribution.

(a) Centuri, on behalf of itself and all other members of the Centuri Group, hereby covenants and agrees that no Centuri Group member will take, fail to take, or cause or permit to be taken any action where such action or failure to act (a) would be inconsistent with or cause to be untrue any statement, information, covenant, or representation in the IRS Ruling Request, any Tax Certificate provided in accordance with Section 4.1, and any Tax Opinion (collectively, the “Tax Materials”), or (b) constitutes a Centuri Disqualifying Action.

(b) From the Separation Date through the end of the Restricted Period, Centuri shall, and shall cause each Centuri Group member whose Active Trade or Business is relied upon in the Tax Materials for purposes of qualifying for the Tax-Free Status, to:

(i) (a) maintain its status as a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (b) not engage in any transaction that would cause Centuri to cease to be a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, and (c) not dispose of any interest in a Centuri Group member whose Active Trade or Business is relied upon in the Tax Materials for purposes of qualifying for the Tax-Free Status;

(ii) not voluntarily dissolve or liquidate itself (including any action that is a liquidation for U.S. federal income tax purposes); provided, however, that any Centuri Group member may liquidate into another Centuri Group member;

(iii) not (i) enter into any Proposed Acquisition Transaction or, to the extent Centuri has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur, (ii) redeem or otherwise repurchase (directly or through an Affiliate) any Centuri Capital Stock, or rights to acquire Centuri Capital Stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (iii) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of Centuri Capital Stock (including through the conversion of any class of Centuri Capital Stock into another class of Centuri Capital Stock), including any agreement with a shareholder to provide for the right to appoint board members, (iv) merge or consolidate with any other Person (other than another Centuri Group member), or (v) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any of the statements and representations made or set forth in the Tax Materials) which in the aggregate, when combined with any other direct or indirect changes in ownership of Centuri Capital Stock pertinent for purposes of Section 355(e) of the Code, would be reasonably likely to have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a forty percent (40%) or greater interest in Centuri (measured by voting power or value) or otherwise jeopardize the Tax- Free Status of the Distribution;

(iv) not sell, transfer, or otherwise dispose of or agree to, sell, transfer or otherwise dispose of (including in any transaction treated for U.S. federal income tax purposes as a sale, transfer, or disposition) assets (including any shares of capital stock of a subsidiary) that, in the aggregate, constitute more than twenty percent (20%) of the consolidated gross assets of Centuri or the Centuri Group. The foregoing sentence shall not apply to (i) sales, transfers, or dispositions of assets in the ordinary course of business, (ii) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (iii) any assets transferred to a Person that is disregarded as an entity separate from the transferor for U.S. federal income tax purposes, or (iv) any mandatory or optional repayment (or prepayment) of any indebtedness of Centuri or any Centuri Group member. The percentages of gross assets or consolidated gross assets of Centuri or the Centuri Group, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of Centuri and the members of the Centuri Group as of the Separation Date, for all periods prior to the Distribution, if effected, and as of the Distribution Date, for all periods following the Distribution through the end of the Restricted Period. For purposes of this Section 4.2(b)(iv), a merger of Centuri or any Centuri Group member with and into any Person that is not a wholly-owned subsidiary of Centuri shall constitute a disposition of all of the assets of Centuri or such Centuri Group member; and

(v) not enter into any transaction or series of transactions that would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were twenty-five percent (25%) instead of forty percent (40%) (a “25% Transaction”) or, to the extent Centuri has the right or ability to prevent or prohibit any 25% Transaction, propose to permit any 25% Transaction to occur, in each case, without providing Parent, no later than ten (10) Business Days prior to the signing of any written agreement with respect to the 25% Transaction, a written description of such transaction (including the type and amount of Centuri Capital Stock to be issued in such transaction) and a certificate of the board of directors of Centuri to the effect that the 25% Transaction is not a Proposed Acquisition Transaction.

(c) Notwithstanding the restrictions imposed by Section 4.2(b), if Centuri or a Centuri Group member notifies Parent that it desires to take one of the actions described therein (a “Notified Action”) following the Separation Date through the end of the Restricted Period, Centuri or a Centuri Group member may take such Notified Action if, prior to taking such Notified Action, either (i) Parent agrees in its sole discretion, upon the request of Centuri, to request a private letter ruling (including a supplemental ruling, if applicable) from the IRS (a “Post-Distribution Ruling”) in accordance with Section 4.3(b) to the effect that such transaction will not affect the Tax-Free Status of the Distribution and Parent receives such Post-Distribution Ruling in a form and substance satisfactory to Parent in its sole discretion, or (ii) Centuri obtains an Unqualified Tax Opinion regarding such Notified Action in form and substance satisfactory to Parent in its sole discretion and Parent notifies Centuri that such Unqualified Tax Opinion is in form and substance satisfactory to Parent in its sole discretion. Parent’s evaluation of an Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such opinion (and, for the avoidance of doubt, Parent may determine that no opinion would be acceptable to Parent). Centuri shall bear all costs and expenses of securing any such Post-Distribution Ruling or Unqualified Tax Opinion and shall reimburse Parent for all reasonable out-of-pocket expenses that Parent or any of its Affiliates may incur in good faith in seeking to obtain or evaluate any such Post-Distribution Ruling or Unqualified Tax Opinion. None of the obtaining of a Post- Distribution Ruling, the delivery of an Unqualified Tax Opinion or Parent’s waiver of Centuri’s obligation to obtain a Post-Distribution Ruling or deliver an Unqualified Tax Opinion shall limit or modify Centuri’s continuing indemnification obligation pursuant to Article 5.

4.3 Procedures Regarding Post-Distribution Rulings and Unqualified Tax Opinions.

(a) If Centuri determines that it desires to take a Notified Action, Centuri shall notify Parent of this fact in writing.

(b) Unless Parent has waived the requirement to obtain a Post-Distribution Ruling or Unqualified Tax Opinion, if Parent agrees in its sole discretion, upon the written request of Centuri, to request a Post-Distribution Ruling or Unqualified Tax Opinion with respect to a Notified Action, Parent shall use commercially reasonable efforts to cooperate with Centuri and to seek to obtain, as expeditiously as possible, a Post-Distribution Ruling from the IRS (and/or any other applicable Taxing Authority) or an Unqualified Tax Opinion for the purpose of permitting Centuri to take the Notified Action, subject in all respects to the provisions of Section 4.2(c). Notwithstanding the foregoing, Parent shall not be required to file or cooperate in the filing of any request for a Post-Distribution Ruling under this Section 4.3(b) unless Centuri represents that (i) it has reviewed such request for a Post-Distribution Ruling, and (ii) all statements, information and representations relating to any Centuri Group member contained in such request for a Post- Distribution Ruling are (subject to any qualifications therein) true, correct and complete. Centuri shall reimburse Parent for all reasonable costs and expenses, including out-of-pocket expenses and expenses relating to the utilization of Parent personnel, incurred by the Parent Group in obtaining a Post-Distribution Ruling or Unqualified Tax Opinion requested by Centuri within thirty (30) Business Days after receiving an invoice from Parent therefor.

(c) Parent shall have the right to obtain a Post-Distribution Ruling or an Unqualified Tax Opinion at any time in its sole discretion. If Parent determines in its sole discretion to obtain a Post- Distribution Ruling or an Unqualified Tax Opinion, Centuri shall (and shall cause each Affiliate of Centuri to) cooperate with Parent and take any and all actions reasonably requested by Parent in connection with obtaining the Post-Distribution Ruling or Unqualified Tax Opinion as expeditiously as possible (including by making any representation or covenant or providing any materials or information requested by the IRS, any other applicable Taxing Authority or a Tax Advisor; provided, that, Centuri shall not be required to make (or cause any Affiliate of Centuri to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events or that relates to matters or events over which it has no control). Parent shall reimburse Centuri for all reasonable costs and expenses, including out-of-pocket expenses and expenses relating to the utilization of Centuri personnel, incurred by the Centuri Group in connection with such cooperation within thirty (30) Business Days after receiving an invoice from Centuri therefor.

(d) Parent shall have sole and exclusive control over the process of obtaining any Post- Distribution Ruling, and only Parent shall be permitted to apply for a Post-Distribution Ruling. In connection with obtaining a Post-Distribution Ruling, Parent shall (i) keep Centuri informed in a timely manner of all material actions taken or proposed to be taken by Parent in connection therewith; (ii) (A) reasonably in advance of the submission of any request for any Post-Distribution Ruling, provide Centuri with a draft copy thereof, (B) reasonably consider Centuri comments on such draft copy, and (C) provide Centuri with a final copy of such Post-Distribution Ruling; and (iii) provide Centuri with notice reasonably in advance of, and Centuri shall have the right to attend, any formally scheduled meetings with the IRS or other applicable Taxing Authority (subject to the approval of the IRS or such Taxing Authority) that relate to such Post-Distribution Ruling. Neither Centuri nor any Affiliate of Centuri directly or indirectly controlled by Centuri shall seek any guidance from the IRS or any other Taxing Authority (whether written, oral or otherwise) at any time concerning the Separation or the Distribution (including the impact of any transaction on the Separation or the Distribution).

(e) Any Post-Distribution Ruling or Unqualified Tax Opinion obtained in accordance with Section 4.2(c) and Section 4.3, and any tax representation letters or other materials delivered or deliverable in connection with the issuance of such a Post-Distribution Ruling or Unqualified Tax Opinion, shall be deemed included in the definition of Tax Materials from and after the obtaining thereof for all purposes of this Agreement.

4.4 Termination Upon a Sunset Date. The provisions set forth in this Article 4 shall terminate and cease to be effective on the day immediately following the Sunset Date.

ARTICLE 5

INDEMNIFICATION PAYMENTS

5.1 Indemnification Obligations. Notwithstanding anything to the contrary in this Agreement:

(a) Parent shall indemnify and hold harmless Centuri from and against, and will reimburse Centuri for, (i) all liability for Taxes allocated to Parent pursuant to Article 2, (ii) all Taxes and Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the Parent Group pursuant to this Agreement, (iii) the amount of any Centuri Separate Tax Asset determined pursuant to Section 2.4, (iv) the amount of any Refund or Tax Benefit received by any member of the Parent Group that is allocated to Centuri pursuant to Section 2.4 or 2.5 and (v) any amount received by any member of the Parent Group from any member of the Centuri Group that is described in Section 3.8(d).

(b) Without regard to whether a Post-Distribution Ruling or Unqualified Tax Opinion may have been provided, if applicable, or whether any action is permitted or consented to hereunder and notwithstanding anything else to the contrary contained herein, Centuri shall indemnify and hold harmless Parent from and against, and will reimburse Parent for, (i) all liability for Taxes allocated to Centuri pursuant to Article 2, (ii) all Taxes and Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any Centuri Group member pursuant to this Agreement, (iii) the amount of any Centuri Separate Tax Asset that is subsequently disallowed, (iv) the amount of any Refund or Tax Benefit received by any Centuri Group member that is allocated to Parent pursuant to Section 2.4, 2.5 or 3.7(b), (v) any Taxes and Tax-Related Losses attributable to a Centuri Disqualifying Action (regardless of whether the conditions set forth in Section 4.2(c) are satisfied), (vi) any amount received by any member of the Centuri Group from any member of the Parent Group that is described in Section 3.8(d) and (vii) any amounts owned by Centuri to Parent pursuant to Section 6.2. The amount of any liability for Taxes that are indemnifiable pursuant to this Section 5.1(b) shall be determined, in Parent’s sole and absolute discretion, without regard to any Tax Attributes of the Parent Group or the Parent Business.

(c) To the extent that any Tax or Tax-Related Loss is subject to indemnity pursuant to both Sections 5.1(a) and 5.1(b), responsibility for such Tax or Tax-Related Loss shall be shared by Parent and Centuri according to relative fault as determined by Parent in its sole discretion.

5.2 Indemnification Payments.

(a) Except as otherwise provided in this Agreement, if either Party (the “Indemnitee”) is required to pay to a Taxing Authority a Tax or to another Person a payment in respect of a Tax for which the other Party (the “Indemnifying Party”) is liable for under this Agreement, including as a result of a Final Determination, the Indemnitee shall notify the Indemnifying Party, in writing, of its obligation to pay such Tax and, in reasonably sufficient detail, its calculation of the amount due by such Indemnifying Party to the Indemnitee, including any Tax-Related Losses attributable thereto. The Indemnifying Party shall pay such amount, including any Tax-Related Losses attributable thereto, to the Indemnitee no later than ten (10) Business Days after the receipt of notice from the other Party.

(b) If, as a result of any change or redetermination, any amount previously allocated to and borne by one Party pursuant to the provisions of Article 2 is thereafter allocated to the other Party, then, no later than ten (10) Business Days after such change or redetermination, such other Party shall pay to the first Party the amount previously borne by such Party which is allocated to such other Party as a result of such change or redetermination.

5.3 Payment Mechanics.

(a) All payments under this Agreement shall be made by Parent directly to Centuri and by Centuri directly to Parent; provided, however, that if the Parties mutually agree with respect to any such indemnification payment, any member of the Parent Group, on the one hand, may make such indemnification payment to any Centuri Group member, on the other hand, and vice versa. All indemnification payments shall be treated in the manner described in Section 5.4.

(b) In the case of any payment of Taxes made by a Responsible Party or Indemnitee pursuant to this Agreement for which such Responsible Party or Indemnitee, as the case may be, has received a payment from the other Party, such Responsible Party or Indemnitee shall provide to the other Party a copy of any official government receipt received with respect to the payment of such Taxes to the applicable Taxing Authority (or, if no such official governmental receipts are available, executed bank payment forms or other reasonable evidence of payment).

5.4 Treatment of Payments. The Parties agree that any payment made between the Parties pursuant to this Agreement shall be treated for all U.S. federal income tax purposes, to the extent permitted by Law, as either (a) a non-taxable contribution by Parent to Centuri, or (b) a distribution by Centuri to Parent, and, in the case of any payment made between the Parties pursuant to this Agreement after a Deconsolidation Date, such payment shall be treated as having been made immediately prior to the Deconsolidation Date. Notwithstanding the foregoing, Parent shall notify Centuri if it determines that any payment made pursuant to this Agreement is to be treated, for any Tax purposes, as a payment made by one Party acting as an agent of one of such Party’s subsidiaries to the other Party acting as an agent of one of such other Party’s subsidiaries, and the Parties agree to treat any such payment accordingly. Any Tax indemnity payment made by a Party under this Agreement shall be increased as necessary so that after making all payments in respect of Taxes imposed on or attributable to such indemnity payment, the recipient Party receives an amount equal to the sum it would have received had no such Taxes been imposed.

ARTICLE 6

ASSISTANCE AND COOPERATION

6.1 Assistance and Cooperation.

(a) Each Party shall fully cooperate, and shall cause all members of such Party’s Group to fully cooperate, with all reasonable information and documentation requests in writing from the other Party, or from an agent, representative, or advisor of such Party, in connection with the preparation and filing of any Tax Return, claims for Refunds, the conduct of any Tax Contest, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of either Party or any member of either Party’s Group covered by this Agreement and the establishment of any reserve required in connection with any financial reporting. Such cooperation shall include making available, upon reasonable notice, all information and documents in their possession relating to the other Party and its respective Affiliates as provided in this Article 6 6.1 and Article 7. Each Party shall make its employees, advisors and facilities available, on a reasonable and mutually convenient basis in connection with the foregoing matters in a manner that does not interfere with the ordinary business operations of such Party. The Parties shall use commercially reasonable efforts to provide any information or documentation requested by the other Party in a manner that permits the other Party (or its Affiliates) to comply with Tax Return filing deadlines or other applicable timing requirements.

(b) Any information or documents provided under this Section 6.1 shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any Tax Contest. Notwithstanding any other provision of this Agreement or any other agreement, (i) no Party or any of its Affiliates shall be required to provide another Party or any Affiliate thereof or any other Person access to or copies of any information or procedures (including the proceedings of any Tax Contest) other than information or procedures that reasonably relate to the Taxes (including any Taxes for which the first Party is liable under this Agreement), business or assets of the first Party or any of its Affiliates or are necessary to prepare Tax Returns for which the first Party is responsible for preparing the applicable Tax Return in accordance with the terms of this Agreement, and (ii) in no event shall any Party or its Affiliates be required to provide another Party, any of its Affiliates or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any privilege that may be asserted under applicable Law, including any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes (each, a “Privilege”). In the event that a Party determines that the provision of any information to another Party or any of its Affiliates could be commercially detrimental, violate any Law or agreement or waive any Privilege, the first Party shall use reasonable best efforts to permit compliance with its obligations under this Section 6.1 in a manner that avoids any such harm or consequence.

6.2 Transition Services.

(a) For the period of two years following the Separation, as reasonably requested by Centuri, Parent shall use its commercially reasonable efforts in a manner consistent with past efforts and practices to provide, or cause to be provided, to Centuri and any member of the Centuri Group assistance in filing any Centuri Stand-Alone Tax Return or other tax services requested by Centuri and agreed to by Parent (the “Tax Services”).

(b) Except as expressly agreed herein, in connection with the performance of its obligations under Section (a)6.2(a), in no event shall Parent be obligated to (i) make modifications to its existing systems, (ii) acquire additional assets, equipment, rights or properties (including computer equipment, software, furniture, furnishings, fixtures, machinery, vehicles, tools and other tangible personal property), (iii) hire additional employees, (iv) maintain the employment of any specific employee, (v) perform any service that it, in good faith, believes requires consent, approval, authorization, filing or notice with any Taxing Authority, (vi) pay any fees, costs or expenses with respect the provision of the Tax Services (other than ordinary course compensation to employees providing the Tax Services) or (vii) perform any actions with respect to the Tax Services that Parent considers, in its sole discretion, to be overly burdensome to Parent or disruptive to Parent’s conduct of the Parent Business. Parent may delegate performance of all or any part of the Tax Services to any Affiliate or one or more reputable third parties; provided, (A) no such delegation by Parent to any such Affiliate or third party shall in any way affect the rights of Centuri to receive the Tax Services or relieve Parent of any of its obligations under Section (a)6.2(a) and (B) Parent will remain responsible for all actions and omissions of any such Affiliate or third party.

(c) Parent shall be entitled to, and Centuri shall pay, or cause to be paid to Parent, a fee for the Tax Services, which shall include the following:

1.

Reimbursement for the cost, without further mark-up, of Parent or its Affiliate performing the Tax Services; provided, however, if Parent or its Affiliate is required pursuant to any applicable Law or rule of a regulatory body having jurisdiction to charge a price for any given Tax Service other than cost, it will do so in compliance with such Law or rule after notice to Centuri.

2.	Reimbursement for all third party costs and out of pocket costs and expenses actually and reasonably incurred in connection with the provision of the Tax Services.

(d) Parent shall submit an invoice (each, an “Invoice”) to Centuri on a monthly basis consistent with the current practice setting forth the charges for the Tax Services provided for the preceding month. Centuri shall be obligated to pay each Invoice within thirty (30) days of receipt of such Invoice. The amounts invoiced shall be paid by wire transfer of immediately available funds to the bank account designated in writing by Parent. Interest will accrue on any unpaid invoiced amounts (so long as such amounts are not subject to a good faith dispute by Centuri in accordance with Section 6.2(e)) at a rate of eight percent (8%) per annum from the date due, compounded quarterly, until such amounts, together with all accrued and unpaid interest thereon, are paid in full. Any preexisting obligation to make payment for any Tax Service provided hereunder shall survive the expiration or earlier termination of such Tax Service or this Agreement.

(e) Centuri may object to the amount of any Invoice at any time before payment is made, provided that any such objection is made in writing to Parent no later than twenty (20) Business Days after receipt of such Invoice; and further provided that any such objection shall not relieve Centuri of its obligations pursuant to Section 6.2(c). Payment or acceptance of payment of any amount set forth in an Invoice shall not constitute approval thereof. The Parties shall meet as expeditiously as possible to resolve any payment dispute. Any payment dispute that is not resolved between the Parties within twenty (20) Business Days shall be resolved in accordance with Article 9. If a payment dispute is resolved in favor of Centuri, Centuri will no longer be obligated to pay the disputed amount under the disputed Invoice, Parent will return any such disputed amount paid by Centuri, and Parent will issue a new Invoice with the new, mutually agreed amount (if any).

ARTICLE 7

TAX RECORDS

7.1 Retention of Tax Records. For seven (7) years after a Deconsolidation Date, the Parties shall retain records, documents, accounting data, and other information (including computer data) necessary for the preparation and filing of all Tax Returns (collectively, “Tax Records”) in respect of Taxes of any member of either the Parent Group or the Centuri Group for any Pre-Deconsolidation Period or Post- Deconsolidation Period or for any Tax Contests relating to such Tax Returns. Prior to the seven (7) year anniversary of a Deconsolidation Date (at which point the Parent Group shall be permitted to destroy any Tax Records in its possession), Centuri may request in writing, and the Centuri Group shall be entitled to receive, such requested Tax Records that pertain solely to Centuri as determined in Parent’s sole discretion. Prior to the seven (7) year anniversary of a Deconsolidation Date (at which point the Centuri Group shall be permitted to destroy any Tax Records in its possession), Parent may request in writing, and the Parent Group shall be entitled to receive, such requested Tax Records.

7.2 Access to Tax Records. The Parties and their respective Affiliates shall make available to each other for inspection and copying, during normal business hours upon reasonable notice, all Tax Records (including, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession, limited, in the case of the Parent Group, to those Tax Records that pertain to the Centuri Group or the Centuri Business. Each of the Parties shall permit the other Party and its Affiliates, authorized agents, and representatives and any representative of a Taxing Authority or other Tax auditor direct access, during normal business hours upon reasonable notice, to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items pursuant to this Agreement. The Party seeking access to the records of the other Party shall bear all out-of-pocket costs and expenses associated with such access, including any professional fees. Notwithstanding anything herein to the contrary, (a) this Section 7.2 shall not apply to the Parent Federal Consolidated Income Tax Return (except to the extent required pursuant to Section 3.3) and (b) no Party shall have the right to review any information, documentation or other materials that are subject to Privilege without the written consent of the other Party, which may be conditioned upon the Parties entering into a joint defense agreement to preserve Privilege.

ARTICLE 8

TAX CONTESTS

8.1 Notice. Each Party shall notify the other Party in writing no later than thirty (30) days, or as soon as reasonably practicable to permit a timely response to the Taxing Authority, after receipt by such Party or any member of its Group of a written communication from any Taxing Authority with respect to any pending or threatened audit, examination, claim, dispute, suit, action, proposed assessment, or other proceeding (a “Tax Contest”) concerning any Taxes for which the other Party may be liable pursuant to this Agreement, and thereafter shall promptly forward or make available to such Party copies of material notices and communications relating to such Tax Contest. A failure by an Indemnitee to give notice as provided in this Section 8.1 (or to promptly forward any such notices or communications) shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

8.2 Control of Tax Contests.

(a) Stand-Alone Tax Returns. Subject to Section 8.2(b), in the case of any Tax Contest with respect to any Stand-Alone Tax Return, the Party having the liability for the Tax pursuant to Article 2 shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest; provided, that for so long as Parent is required to consolidate the results of operations and financial position of Centuri in its financial statements, (i) Parent shall have the right to participate in the conduct of any Tax Contest involving a Centuri Stand-Alone Return at its own expense and (ii) Centuri shall not, and shall cause any member of the Centuri Group not to, settle, compromise or consent to the entry of any judgment with respect to such Tax Contest involving a Centuri Stand-Alone Return without the prior written consent of Parent.

(b) Joint Returns. In the case of any Tax Contest with respect to any Joint Return, Parent shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest.

(c) Distribution-Related Tax Contests. In the event of any Distribution-Related Tax Contest, Parent shall have the right to administer and control such Tax Contest (or, if such Distribution-Related Tax Contest relates to a Centuri Stand-Alone Return, Parent shall have the right to administer and control the portion of the Tax Contest that relates to the Tax-Free Status of the Distribution). If such a Tax Contest could reasonably be expected to result in a material payment by any member of the Centuri Group under applicable law or this Agreement, Parent shall (a) keep Centuri reasonably informed as to the status of such Tax Contest, (b) timely provide Centuri with copies of any material written correspondence or filings submitted to any Taxing Authority or judicial authority in connection with such Tax Contest, and (c) offer Centuri a reasonable opportunity to comment before submitting any significant written materials to be furnished in connection with such Tax Contest; provided, however that the final determination of the positions taken, including with respect to settlement or other disposition, in any Distribution-Related Tax Contest shall be made in the sole discretion of Parent and shall be final and not subject to the dispute resolution provisions of Article 9 or similar provision in any Transaction Agreement. The failure of Parent to take any action specified in the preceding sentence shall not relieve Centuri of any liability or obligation which it may have to Parent under this Agreement.

(d) Costs and Expenses. Except to the extent provided otherwise in this Agreement, the Party to which the Tax liability related to a Tax Contest is (or would be) allocated, as determined by Parent in its sole discretion, shall be responsible for all Tax-Related Losses incurred in connection with such Tax Contest, regardless of which Party is responsible for the conduct of such Tax Contest; provided that in the event such Tax liability is allocated to both Parties, such Tax-Related Losses shall be allocated to the Parties in such manner as the Parent determines in its sole discretion.

ARTICLE 9

DISPUTE RESOLUTION

9.1 Dispute Resolution. SUBJECT TO SECTION 12.12, IN THE EVENT OF ANY DISPUTE BETWEEN THE PARTIES AS TO ANY MATTER COVERED BY THIS AGREEMENT, THE PARTIES SHALL APPOINT A NATIONALLY RECOGNIZED INDEPENDENT PUBLIC ACCOUNTING FIRM (THE “ACCOUNTING FIRM”) TO RESOLVE SUCH DISPUTE. IN THIS REGARD, THE ACCOUNTING FIRM SHALL MAKE DETERMINATIONS WITH RESPECT TO THE DISPUTED ITEMS BASED SOLELY ON REPRESENTATIONS MADE BY PARENT, CENTURI, AND THEIR RESPECTIVE REPRESENTATIVES, AND NOT BY INDEPENDENT REVIEW, AND SHALL FUNCTION ONLY AS AN EXPERT AND NOT AS AN ARBITRATOR AND SHALL BE REQUIRED TO MAKE A DETERMINATION IN FAVOR OF ONE PARTY ONLY. THE PARTIES SHALL REQUIRE THE ACCOUNTING FIRM TO RESOLVE ALL DISPUTES NO LATER THAN THIRTY (30) DAYS AFTER THE SUBMISSION OF SUCH DISPUTE TO THE ACCOUNTING FIRM, BUT IN NO EVENT LATER THAN THE DUE DATE FOR THE PAYMENT OF TAXES OR THE FILING OF THE APPLICABLE TAX RETURN, IF APPLICABLE, AND AGREE THAT ALL DECISIONS BY THE ACCOUNTING FIRM WITH RESPECT THERETO SHALL BE FINAL AND CONCLUSIVE AND BINDING ON THE PARTIES. THE ACCOUNTING FIRM SHALL RESOLVE ALL DISPUTES IN A MANNER CONSISTENT WITH THIS AGREEMENT AND, TO THE EXTENT NOT INCONSISTENT WITH THIS AGREEMENT, IN A MANNER CONSISTENT WITH THE PAST PRACTICES OF PARENT, EXCEPT AS OTHERWISE REQUIRED BY APPLICABLE TAX LAW. THE PARTIES SHALL REQUIRE THE ACCOUNTING FIRM TO RENDER ALL DETERMINATIONS IN WRITING AND TO SET FORTH, IN REASONABLE DETAIL, THE BASIS FOR SUCH DETERMINATION. THE FEES AND EXPENSES OF THE ACCOUNTING FIRM SHALL BE BORNE EQUALLY BY THE PARTIES. IN ADDITION, AND NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 9.1, TO THE EXTENT ANY PROVISION OF THIS SECTION 9.1 WOULD CONFLICT WITH SECTION 12.12, THE PROVISIONS OF SECTION 12.12 SHALL CONTROL. LATE PAYMENTS

Except as set forth in Section 6.2, with respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the payment date.

ARTICLE 11

EXPENSES

Except as otherwise provided in this Agreement, each Party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

ARTICLE 12

GENERAL PROVISIONS

12.1 Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing, together with a copy by electronic mail (which shall not constitute notice), and shall be given or made (and shall be deemed to have been duly given or made upon acknowledgment of receipt) by delivery in person, by overnight courier service, or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 12.1:

if to Parent, to:

Southwest Gas Holdings, Inc.

8360 S. Durango Dr.

Post Office Box 98510

Las Vegas, Nevada 89113

Attention: General Counsel

E-mail:

with a copy to:

Morrison & Foerster LLP

425 Market Street

San Francisco, California 94105

Attention: Brandon Parris; David Slotkin

E-mail: bparris@mofo.com; dslotkin@mofo.com

if to Centuri, to:

Centuri Holdings, Inc.

19820 N. 7th Ave., Ste. 120

Phoenix, Arizona 85027

Attention: Chief Legal and Administrative Officer

E-mail:

A Party may, by notice to the other Party, change the address to which such notices are to be given.

12.2 Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns; provided, that neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party hereto. Notwithstanding the foregoing, no such consent shall be required for the assignment of a Party’s rights and obligations under this Agreement and the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a Party’s rights and obligations under this Agreement and all Ancillary Agreements all at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.

12.3 Waiver. Waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

12.4 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

12.5 Authority. Parent represents on behalf of itself and each other member of the Parent Group, and Centuri represents on behalf of itself and each other Centuri Group member, as follows: (i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and (ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

12.6 Further Action. The Parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other Parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other Parties in accordance with Article 8.

12.7 Integration. This Agreement supersedes all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to the matters set forth or referred to herein; provided; however, that the Tax Allocation Agreement shall continue to be effective for all taxable periods prior to a Deconsolidation Date with respect to matters not addressed herein. In the event of any inconsistency between this Agreement, the Separation Agreement, the Ancillary Agreements, any other agreements relating to the Transactions, on the one hand, and the Tax Allocation Agreement, on the other hand, with respect to matters addressed herein, the provisions of this Agreement shall control.

12.8 Construction. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any party. The captions, titles and headings included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation. Unless otherwise indicated, all “Section” and “Article” references in this Agreement are to sections of this Agreement.

12.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. Each Party acknowledges that it and each other Party is executing certain of the Ancillary Agreements by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause this Agreement to be manually executed (such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

12.10 Governing Law. Subject to Section 12.12, this Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of New York irrespective of the choice of laws principles of the State of New York including all matters of validity, construction, effect, enforceability, performance and remedies.

12.11 Amendment. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification; provided, that, prior to a Trigger Event (as defined in the Centuri Certificate of Incorporation), any amendments hereto or to the Separation Agreement may only be effected in conformity with Section 12.12.

12.12 Trigger Event. Until the occurrence of a Trigger Event (as defined in the Centuri Certificate of Incorporation), notwithstanding anything herein to the contrary, (i) references herein to the Separation Agreement shall be deemed references to the Separation Agreement attached as Exhibit A to the Centuri Certificate of Incorporation and (ii) any amendments hereto or to the Separation Agreement may only be effected if a conforming amendment is made to Exhibit B or Exhibit A, as applicable, of the Centuri Certificate of Incorporation. Notwithstanding anything herein to the contrary, with respect to any Internal Corporate Claim, this Agreement shall be deemed governed by Delaware law and such Internal Corporate Claim shall be brought exclusively in the Court of Chancery of the State of Delaware.

12.13 Subsidiaries. If, at any time, Parent or Centuri acquires or creates one or more subsidiaries that are includable in the Parent Group or Centuri Group, as applicable, they shall be subject to this Agreement and all references to the Parent Group or Centuri Group, as applicable, herein shall thereafter include a reference to such subsidiaries.

12.14 Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the Parties hereto (including but not limited to any successor of Parent or Centuri succeeding to the Tax attributes of either under Section 381 of the Code), to the same extent as if such successor had been an original party to this Agreement.

12.15 Injunctions. The Parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

12.16 Effective Date. This Agreement shall become effective on the Separation Date.

* * *

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties hereto, on behalf of themselves and their respective subsidiaries, by their respective officers thereunto duly authorized as of the date first written above.

SOUTHWEST GAS HOLDINGS, INC.

By:
Name:
Title:

CENTURI HOLDINGS, INC.

By:
Name:
Title:

Signature Page to Tax Matters Agreement